     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 19, 2000


                                                      REGISTRATION NO. 333-12030

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                           ORIENT-EXPRESS HOTELS LTD.

             (Exact name of registrant as specified in its charter)

           BERMUDA                         7011                    98-0223493
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial            Identification No.)
incorporation or organization)  Classification Code Number)

                                                                  JOHN T. LANDRY, JR.
               41 CEDAR AVENUE                                 ORIENT-EXPRESS HOTELS INC.
               P.O. BOX HM 1179                               1155 AVENUE OF THE AMERICAS
           HAMILTON HM EX, BERMUDA                              NEW YORK, NEW YORK 10036
                (441) 295-2244                                       (212) 302-5066
 (Address, including zip code, and telephone            (Name, address, including zip code, and
 number, including area code, of registrant's          telephone number, including area code, of
         principal executive offices)                              agent for service)

                            ------------------------

                                   COPIES TO:

              STEPHEN V. BURGER                                   ROHAN S. WEERASINGHE
          CARTER, LEDYARD & MILBURN                               SHEARMAN & STERLING
                2 WALL STREET                                     599 LEXINGTON AVENUE
           NEW YORK, NEW YORK 10005                             NEW YORK, NEW YORK 10022
                (212) 732-3200                                       (212) 848-4000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    As soon as possible after this registration statement becomes effective.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             EXPLANATORY NOTE NO. 1



    Paper copies of this Registration Statement were filed with the Securities and Exchange Commission on May 26, 2000. Pursuant to Rule 100(a) of
Regulation S-T, the Registrant, a foreign private issuer, is not required to file documents with the Commission electronically on the EDGAR System. However, in the interest of improving public access to information regarding the Registrant, this Amendment No. 1 to the Registration Statement is being filed solely for the purpose of making this Registration Statement voluntarily available on the EDGAR System. Part I of this Amendment No. 1 (the prospectus) is identical to Part I of the Registration Statement as filed on May 26, 2000, and Part II of this Amendment No. 1 is substantially the same as Part II of the Registration Statement as filed on May 26, 2000. The Registrant will file all future amendments to this Registration Statement, and all future filings under the Securities Act of 1933 and the Securities Exchange Act of 1934, on the EDGAR System.

                             EXPLANATORY NOTE NO. 2


    This registration statement contains two forms of prospectus: one to be used in connection with a United States and Canadian offering of the registrant's class A common shares and one to be used in connection with a concurrent international offering of class A common shares. The U.S. prospectus and the international prospectus will be identical in all respects except that they will have different front cover pages. The form of the U.S. prospectus is included herein and is followed by the alternate front cover page to be used in the international prospectus. The form of the front cover page of the international prospectus is labeled "Alternate Cover Page for International Prospectus." Final forms of each prospectus will be filed with the Securities and Exchange Commission under Rule 424(b) of the General Rules and Regulations under the Securities Act of 1933.

                             SUBJECT TO COMPLETION

                   PRELIMINARY PROSPECTUS DATED MAY 26, 2000
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

P_R_O_S_P_E_C_T_U_S

                                   CLASS A COMMON SHARES

                           ORIENT-EXPRESS HOTELS LTD.
                                    --------

    This is Orient-Express Hotels Ltd.'s initial public offering. Orient-Express
Hotels is selling       of the shares and Sea Containers Ltd. is selling
of the shares. The U.S. underwriters are offering               shares in the
U.S. and Canada, and the international managers are offering     shares outside
the U.S. and Canada.

    We expect the public offering price to be between $      and $      per
share. Currently, no public market exists for the shares. After pricing of this offering, we expect that the class A common shares will be listed on the New York Stock Exchange under the symbol OEH.A.

    After completion of this offering, the outstanding capital stock of
Orient-Express Hotels will consist of       class A common shares and
class B common shares, All of the class B common shares are held directly or indirectly by Sea Containers Ltd. In general, holders of class A common shares and class B common shares vote together as a single class on all matters submitted to a vote of Orient-Express Hotels' shareholders, with holders of class B common shares having one vote per share and holders of class A common shares having one-tenth of one vote per share. In all other material respects, the class A common shares and class B common shares are identical and are treated as a single class of common shares. See "Description of Common Shares."

    INVESTING IN THE CLASS A COMMON SHARES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 10 OF THIS PROSPECTUS.
                                ----------------

                                                              PER SHARE               TOTAL
                                                              ---------               -----
Public offering price.......................................      $                     $
Underwriting discount.......................................      $                     $
Proceeds, before expenses, to Orient-Express Hotels.........      $                     $
Proceeds, before expenses, to Sea Containers................      $                     $

    The U.S. underwriters may also purchase up to an additional       shares
from Orient-Express Hotels and Sea Containers at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The international managers may similarly purchase up to
an additional       shares from Orient-Express Hotels and Sea Containers.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the class A common shares being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares will be ready for delivery on or about            , 2000.

                               ------------------

                                CO-LEAD MANAGERS

MERRILL LYNCH & CO.                                                       LAZARD
                                  -----------

SALOMON SMITH BARNEY                            BANC OF AMERICA SECURITIES LLC
                                  -----------

               The date of this prospectus is            , 2000.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................      3

Risk Factors................................................     10

Forward-Looking Statements..................................     19

Use of Proceeds.............................................     20

Dividend Policy.............................................     20

Capitalization..............................................     20

Dilution....................................................     21

Selected Consolidated Financial Data........................     22

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     24

Our Business................................................     34

Management..................................................     56

Our Separation from Sea Containers..........................     61

Security Ownership of Sea Containers' Principal Shareholders
  and Management............................................     65

Description of Common Shares................................     67

Shares Eligible for Future Sale.............................     71

Material Tax Considerations.................................     72

Underwriting................................................     73

Legal Matters...............................................     76

Experts.....................................................     77

Where You Can Find More Information.........................     77

Index to Consolidated Financial Statements..................    F-1

                            ------------------------

    You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                            ------------------------

    In this prospectus, "Orient-Express Hotels," "we," "us" and "our" each refers to Orient-Express Hotels Ltd., a Bermuda company, and, unless otherwise required by the context, its subsidiaries, and not to the underwriters or Sea Containers. "Sea Containers" refers to Sea Containers Ltd., a Bermuda company, and, unless otherwise required by the context, its subsidiaries.

    Orient-Express Hotels, our logo and other brand names of Orient-Express Hotels mentioned in this prospectus are the property of Orient-Express Hotels. All other brand and trade names referred to in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ CAREFULLY THIS ENTIRE PROSPECTUS, ESPECIALLY THE RISK FACTORS SECTION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES TO THOSE STATEMENTS, BEFORE YOU DECIDE WHETHER TO INVEST IN THE CLASS A COMMON SHARES.

    WHEN WE LOOK AT RESULTS ON A COMPARABLE BASIS, WE LOOK ONLY AT THOSE HOTELS WE OWNED THROUGHOUT THE RELEVANT PERIOD.

                           ORIENT-EXPRESS HOTELS LTD.

    Orient-Express Hotels Ltd. is a hotel and leisure company focused on the luxury end of the leisure market. We currently own and operate 26 highly individual deluxe hotels worldwide reported as 22 business units, six tourist trains, a river cruiseship and two restaurants. We acquire only very distinctive properties in areas of outstanding cultural, historic or recreational interest in order to provide luxury lifestyle experiences for the elite traveler.

    Our operations began in the late 1970s when our corporate predecessor acquired the Hotel Cipriani in Venice and the legendary Venice Simplon-Orient-Express tourist trains. Since then, we have grown into an international leisure company with $249 million of revenues in 1999. We were recently voted one of the top two hotel groups in Europe by Conde Nast Traveler magazine, and over the last 18 months, our 31 properties won 67 national and international awards, 13 of which were "Number One" or "Best" in the category. Some of our most prominent properties are the Hotel Cipriani in Venice, the Windsor Court in New Orleans, the Copacabana Palace Hotel in Rio de Janeiro, the Mount Nelson Hotel in Cape Town, South Africa, Reid's Palace Hotel in Madeira, Portugal, the Venice Simplon-Orient-Express trains and the '21' Club in New York City.

    Hotels and restaurants represent the largest segment of our business, contributing 84% of revenue in 1999. Tourist trains and cruises accounted for the remaining 16%. Our worldwide portfolio of hotels consists of 2,563 individual guest rooms and multiple-room suites, each known as a key, which achieved an average daily room rate, or ADR, of $289 in 1999. A majority of our customers are leisure travelers, with approximately 54% of our guests in 1999 originating from the United States, 20% from Europe and the remaining 26% from elsewhere in the world.

                             INVESTMENT HIGHLIGHTS

    UNIQUE PORTFOLIO OF PROPERTIES IN AREAS WHERE THERE ARE HIGH BARRIERS TO ENTRY. Our collection of properties are all in distinctive locations throughout the world. Many of our properties are an essential part of the local history and could not be replaced or would be prohibitively expensive to replicate. Also, strict zoning regulations in a number of countries where we operate, particularly Italy, prohibit or significantly restrict new hotel development in our areas.

    DISTINGUISHED BRAND NAMES. Our brand name "Orient-Express Hotels" originated with the legendary luxury train traveling between Paris and Istanbul in the late 19th and early 20th centuries. This brand name is recognized worldwide and is synonymous with sophisticated travel and refined elegance. Also, many of our individual properties, such as the Hotel Cipriani or the '21' Club, have distinctive, local brand identities.

    LUXURY MARKET FOCUS. We focus exclusively on the luxury end of the leisure market. We serve those guests who are less price sensitive and are willing to pay a premium for services and accommodations which have a special image, style and character. Our philosophy is that "quality is luxury with personality."

    PRICING POWER. Given their strong reputation and distinctive character, our properties tend to command a considerable rate premium over those of our competitors. For example, we have been able to increase the rooms revenue of our owned hotels on a comparable basis at a compound annual growth rate, or CAGR, of 8% since 1995 measured in U.S. dollars, or 12% measured in local currencies. Since a large proportion of hotel operating costs are fixed, we thereby can achieve an enhanced return on our investment.

    SUPERIOR OPERATING RESULTS. Our distinctive strategy has allowed us steadily to improve profitability and sustain consistent growth. Since 1995, our revenue has grown at a CAGR of 19% while earnings before interest, income taxes, depreciation and amortization, or EBITDA, have grown at a CAGR of 32%, earnings before interest and income taxes, or EBIT, have grown at a CAGR of 40%, and net earnings have grown at a CAGR of 46%. These CAGRs exclude the benefit of onetime gains on sales of assets.

    SUCCESSFUL ACQUISITION STRATEGY. In 1999 and the first quarter of 2000, we spent $85 million on acquisitions which will positively impact profits in 2000 and beyond. Acquisitions in 1999 consisted of Keswick Hall near Monticello in Charlottesville, Virginia, the Inn at Perry Cabin at St. Michael's on the eastern shore of Chesapeake Bay in Maryland, and our 50% joint venture interests which operate two hotels in Peru and the tourist railway up to the famous Machu Picchu ruins. In the first quarter of 2000, we acquired two Australian hotels--the Observatory in Sydney, which we had previously managed for over seven years, and Lilianfels in the Blue Mountains.

    SALES, MARKETING AND DISTRIBUTION ADVANTAGES. We attract guests who we believe have often made a specific decision to stay at one or more of our properties and therefore are more likely to book directly with our hotels and tours. This reduces our marketing costs and third-party sales commissions. We extensively utilize public relations as a communications tool by working with journalists and travel writers, and we enjoy exceptional media exposure because of the distinctive nature of our properties. During 1999, we hosted over 1,000 journalists at our properties, who generated over 3,000 articles in newspapers and magazines around the world having a combined circulation of around
620 million readers. Lastly, we cross-sell our luxury travel to customers through the local sales staff at each of our properties, through our international marketing staffs in both New York and London and through in-room publications.

    GLOBAL PRESENCE. We operate hotels and restaurants in eleven countries across six continents. Also, our trains and cruiseship operate in the U.K., continental Europe, Southeast Asia, South America and Australia. We derive substantial revenue in each of our three geographic segments--Europe, North America and the rest of the world--so that our results of operations are less susceptible to an economic downturn in a particular region.

    POSITIVE LEISURE SPENDING AND DEMOGRAPHIC TRENDS. We believe that positive travel and tourism spending trends as well as demographic shifts in both the U.S. and European populations will increase the long-term demand for our hotels and trains. Worldwide travel and tourism spending grew to more than $518 billion in 1999, and demand for leisure activities should continue to grow.

    STRONG MANAGEMENT TEAM. Our executive management team consists of nine individuals who are responsible for our global strategic direction and who together have 90 years of experience with Orient-Express Hotels and 158 years of experience in the hotel and leisure industry.

                                GROWTH STRATEGY

    STRONG INTERNAL GROWTH. We intend to pursue increases in pricing and earnings both at our established properties and at our newer acquisitions. The increase in rooms revenue on a comparable basis between 1995 and 1999--a CAGR of 8% in U.S. dollars and 12% in local currencies--has generated over the same period EBITDA growth at a CAGR of 12% in U.S. dollars and 21% in local currencies. We believe that Orient-Express Hotels will be able to further increase ADRs, and consequently rooms revenue, at these properties, given the prestige of our brand names and significant barriers to entry, including zoning regulations and space constraints.

    Our newer acquisitions also provide us with significant profit growth opportunities. We have acquired a number of properties from individuals or small companies with limited hotel experience. As we have applied our management experience, public relations and marketing skills and our strong Orient-Express Hotels brand name, we have been able to increase revenue per available room, or REVPAR, substantially at these properties and have successfully improved operating margins by implementing strict cost controls.

    GROWTH FROM EXPANSIONS. We have significant expansion opportunities at our existing properties. Typically, expansions generate attractive returns with limited incremental operating costs. In our hotels and restaurants segment, we have plans over the next few years to add between 300 and 600 keys, expand existing banquet and dining facilities and develop new amenities at various properties, including spas and conference facilities. Our short-term expansion plans include

    - adding keys to Hotel Cipriani, La Samanna, the Lapa Palace, the Copacabana Palace, our Peruvian properties, Keswick Hall and the Inn at Perry Cabin,

    - redeveloping the Hotel Caruso,

    - relaunching La Cabana restaurant in Buenos Aires, and

    - continuing to develop an additional tourist train in the United Kingdom--the Northern Belle--which should commence operations later in the year.

Also, we have the ability to increase the utilization of our tourist trains and cruiseship by adding more trips to our largely fixed cost base of operations.

    GROWTH FROM ACQUISITIONS. We intend to continue to acquire additional distinctive, luxury properties throughout the world. We have sustained a consistent program of acquisitions, having acquired more than $150 million of properties since the beginning of 1998. We target unique properties in markets with high barriers to entry and opportunities to increase cash flow through either expansions or REVPAR increases. Through our global contacts and our reputation for successful management of luxury properties, we are routinely shown attractive properties for possible acquisition.

    INTERNET INITIATIVES. We believe that there is significant potential for the internet to enhance our distribution and reduce our sales and marketing expenses. The combination of our strong local brand identities and our strong umbrella brand name is an effective way to attract those internet users who are looking for a travel experience with distinctive character but who still need the assurance of quality. Internet technology also permits lower transaction costs. Typically, travel agents receive a 10% commission, and tour operators receive up to a 35% discount, on reservations. Through our own website reservations, we can reduce these costs to $3 per booking. Our plans for further distribution through the internet include our Orient-Express Hotels Club site which will allow us to sell excess capacity and to establish a growing on-line community for promotional activity.

    Orient-Express Hotels maintains its registered office at 41 Cedar Avenue, P.O. Box HM 1179, Hamilton HM EX, Bermuda, telephone 441-295-2244. Its main service subsidiary in the United Kingdom is located at Sea Containers House, 20 Upper Ground, London SE1 9PF, England, telephone 011-44-20-7805-5000, and its main United States service subsidiary--Orient-Express Hotels Inc.--has offices at 1155 Avenue of the Americas, New York, New York 10036, telephone 212-302-5055.

    Our website is WWW.ORIENT-EXPRESSHOTELS.COM. The information on this website is not a part of this prospectus.

                      OUR RELATIONSHIP WITH SEA CONTAINERS

    Orient-Express Hotels is a wholly-owned subsidiary of Sea Containers Ltd.
After the completion of this offering, Sea Containers will own approximately   %
of the outstanding class A common shares of Orient-Express Hotels, or
approximately   % if the underwriters fully exercise their overallotment option.
Sea Containers also owns all of the       outstanding class B common shares of
Orient-Express Hotels. The shares to be owned by Sea Containers will represent
about    % of the combined voting power for most matters submitted to a vote of
our shareholders, or   % if the underwriters fully exercise their overallotment
option.

    Sea Containers currently intends to distribute to its shareholders all of our class A and class B common shares that it owns approximately six months after this offering, subject to the receipt by Sea Containers of all necessary consents and approvals from its board of directors, shareholders, lenders and others, and the delivery to Sea Containers of a favorable tax opinion. Sea Containers is not obligated to make this distribution, and the distribution may not occur in six months or at all.

    Orient-Express Hotels will enter into agreements with Sea Containers providing for the separation of its business operations from those of Sea Containers and for various ongoing relationships between the two companies. For more information on the proposed distribution and these agreements, see the section entitled "Our Separation from Sea Containers" in this prospectus.

                                  THE OFFERING


Class A common shares offered by
  Orient-Express Hotels:
  U.S. offering................................  shares
  International offering.......................  shares
Class A common shares offered by
  Sea Containers:
  U.S. offering................................  shares
  International offering.......................  shares
    Total......................................  shares
Class A common shares to be held by
  Sea Containers immediately after this
  offering.....................................  shares
Class A common shares to be outstanding
  immediately after this offering..............  shares
Use of proceeds................................  We estimate that the net proceeds from this offering, without giving effect to the exercise
                                                 of the underwriters' overallotment options,
                                                 will be approximately $      . We intend to use
                                                 these net proceeds
                                                 -  to repay $   million of existing
                                                 indebtedness of Orient-Express Hotels, and
                                                 -  for general corporate purposes, which may
                                                 include the acquisition of new properties and
                                                 the expansion of our existing properties.
                                                 Orient-Express Hotels will not receive any of
                                                 the proceeds from the sale of shares in this
                                                 offering by Sea Containers. Our use of proceeds
                                                 is more fully described under "Use of
                                                 Proceeds."
Proposed New York Stock Exchange symbol........  OEH.A
Risk factors...................................  See "Risk Factors" and other information included in this prospectus for a discussion of
                                                 factors you should carefully consider before
                                                 deciding to invest in the class A common
                                                 shares.
Preferred share purchase rights................  This prospectus also relates to rights to purchase Orient-Express Hotels' series A junior
                                                 participating preferred shares. These rights
                                                 will be attached to and transferable only with
                                                 the class A common shares sold in this
                                                 offering. See "Description of Common
                                                 Shares--Rights Agreement."

    The number of shares outstanding after the offering excludes

    - class A common shares issuable upon exercise of outstanding options granted under the stock option plans of Sea Containers, which options will be converted into options to purchase Orient-Express Hotels' class A common shares,

    - 500,000 class A common shares which will be reserved for issuance under a stock option plan we intend to adopt in connection with the offering, as described under "Management," and

    - up to       additional class A common shares the U.S. underwriters and the international managers may purchase from Orient-Express Hotels and Sea Containers in the offering pursuant to their over-allotment options. Orient-Express Hotels and Sea Containers have granted options to the
      underwriters to purchase up to       additional shares at the public
      offering price less the underwriting discount. If the underwriters' over-allotment options are exercised in full, Orient-Express Hotels will
      issue and sell an additional       shares and Sea Containers will sell an
      additional      shares. Orient-Express Hotels will not receive any of the
      proceeds from the sale of these shares by Sea Containers.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The data presented in the following table as of December 31, 1999, 1998, 1997, 1996 and 1995 and for the years then ended are derived from our audited financial statements. The corresponding data for the years ended December 31, 1999, 1998 and 1997 and the consolidated balance sheet data as of December 31, 1999 and 1998 are derived from our audited consolidated financial statements included in this prospectus which have been audited by Deloitte & Touche LLP, independent auditors, whose report is included elsewhere in this prospectus. The consolidated statements of operations data for the three months ended March 31, 2000 and 1999, and the consolidated balance sheet data as of March 31, 2000, have been derived from the unaudited consolidated financial statements of Orient-Express Hotels which, in the opinion of management, have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of our financial position and results of operations for these periods. These unaudited financial statements are also included in this prospectus. Results for the three-month period ended March 31, 2000 are not necessarily indicative of results that may be expected for the entire year. You should read our selected consolidated financial data set forth below together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and notes to those statements appearing elsewhere in this prospectus.

    The historical financial information may not be indicative of our future performance and does not reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented.

                  ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

                                                          THREE MONTHS
                                                              ENDED
                                                            MARCH 31,                      YEAR ENDED DECEMBER 31,
                                                       -------------------   ----------------------------------------------------
                                                         2000       1999       1999       1998       1997       1996       1995
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                                 (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
Revenues:
  Revenue............................................    $51.3      $46.5     $242.1     $225.8     $194.7     $166.3     $121.4
  Earnings from unconsolidated companies.............      2.7        2.4        7.0        5.1        4.0        3.2        0.8
  Gains on sale of assets............................       --        1.3        3.8         --        5.0         --         --
Expenses:
  Depreciation and amortization......................      3.5        3.1       13.2       14.2       13.1       10.8        8.2
  Operating..........................................     22.8       21.9      111.4      105.3       92.2       81.9       59.6
  Selling, general and administrative................     18.0       16.0       66.1       64.5       54.8       49.4       39.2
                                                        ------     ------     ------     ------     ------     ------     ------
Earnings from operations before net finance costs....      9.7        9.2       62.2       46.9       43.6       27.4       15.2
Net finance costs....................................      5.3        4.7       19.0       16.5       12.4        9.2        8.0
                                                        ------     ------     ------     ------     ------     ------     ------
Earnings before income taxes and cumulative effect of
  change in accounting principle.....................      4.4        4.5       43.2       30.4       31.2       18.2        7.2
Provision for income taxes...........................      0.5        0.4        5.2        3.7        3.2        1.7        0.3
                                                        ------     ------     ------     ------     ------     ------     ------
Earnings before cumulative effect of change in
  accounting principle...............................      3.9        4.1       38.0       26.7       28.0       16.5        6.9
Cumulative effect of change in accounting
  principle(1).......................................       --       (3.0)      (3.0)        --         --         --         --
                                                        ------     ------     ------     ------     ------     ------     ------
Net earnings.........................................   $  3.9     $  1.1     $ 35.0     $ 26.7     $ 28.0     $ 16.5     $  6.9
                                                        ======     ======     ======     ======     ======     ======     ======
BALANCE SHEET DATA (AT END OF PERIOD):
Cash.................................................   $ 10.1     $  9.9     $ 11.1     $ 12.4     $ 11.3     $  9.6     $ 12.1
Total assets.........................................    705.4      616.3      661.9      602.5      496.0      472.2      369.2
Long-term debt (including current portion)...........    351.6      276.5      310.0      279.1      206.1      187.4      132.9
Amounts owed to Sea Containers(2)....................    159.7      195.6      172.0      177.2      187.5      206.1      165.5
Total debt...........................................    511.3      472.1      482.0      456.3      393.6      393.5      298.4
Total shareholders' equity...........................    122.2       85.8      120.3       88.8       61.7       37.3       23.4
OTHER FINANCIAL DATA:
Cash flows provided by (used in):
  Operating activities...............................      8.7       (7.2)      42.3       39.4       40.8       16.2       27.6
  Investing activities...............................    (53.6)     (26.7)     (89.9)     (94.4)     (41.8)     (84.8)     (74.0)
  Financing activities...............................     44.0       33.2       48.5       56.5        3.1       66.2       52.2
Capital expenditures (excluding acquisitions)........    (10.7)     (11.9)     (44.3)     (43.5)     (49.7)     (47.4)     (35.9)
EBITDA(3)............................................     13.2       12.3       75.4       61.1       56.7       38.2       23.4
EBITDA margin (% of total revenues)..................      24%        25%        30%        26%        28%        23%        19%

--------------------------

(1) Reflects the write-off of deferred start-up costs related to our cruiseship operations.

(2) Amounts owed to Sea Containers bear no interest and have no repayment terms. At the completion of this offering, the amounts owed to Sea Containers at that time will be contributed to our capital by Sea Containers.

(3) Earnings before interest, income taxes, depreciation and amortization. Management believes that EBITDA is a useful measure of operating performance because it is industry practice to evaluate hotel properties based on operating income before interest, depreciation and amortization, which is generally equivalent to EBITDA, and EBITDA is unaffected by the debt and equity structure of the property owner. EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income under generally accepted accounting principles for purposes of evaluating our results of operations.

                                  RISK FACTORS

    You should carefully consider the risks described below and the other information contained in this prospectus before making a decision to purchase class A common shares. We have separated the risks into three general groups,

    - risks that relate to our business,

    - risks that relate to our relationship with and separation from Sea Containers,

    - other risks that relate to ownership of our class A common shares.

    We have only described the risks we consider to be material. There may be additional risks that we currently deem are not material or are not presently known to us.

    If any event arising from these risks occurs, our business, prospects, financial condition, results of operations or cash flows could be materially adversely affected. When we say below that the occurrence of a risk factor could have a material adverse effect on us, we mean that it may have one or more of these effects. In such case, the market price of the class A common shares could decline.

    This prospectus also contains forward-looking statements that involve risks and uncertainties. We refer you to "Forward-Looking Statements" in this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

                     RISK FACTORS RELATING TO OUR BUSINESS

OUR BUSINESS IS SUBJECT TO OPERATING RISKS INHERENT IN THE HOSPITALITY INDUSTRY.

    Our hotels, restaurants, tourist trains and cruiseship are subject to operating risks inherent in the hospitality industry. Besides the specific risks discussed below, these risks include

    - the cyclical nature of the industry and its dependence on the level of tourism and business/ commercial travel and entertainment,

    - changes in general and local economic conditions which may affect, among other things, the disposable income of consumers and the traveling public,

    - changes in travel patterns,

    - periodic local oversupply of guest accommodation, which may adversely affect occupancy rates and actual room rates achieved,

    - increases in operating costs due to inflation and other factors which may not be offset by increased revenues,

    - regional and local economic and political conditions affecting market demand, including recessions, civil disorder and terrorism,

    - foreign exchange rate movements,

    - adverse weather conditions, and

    - seasonality, in that many of our hotels and tourist trains are located in the northern hemisphere where they operate at low revenue or close during the winter months.

The effect of these factors varies among our hotels and other leisure industry activities because of their geographic diversity. Any of these factors could have a material adverse effect on us.

THE HOSPITALITY INDUSTRY IS HIGHLY COMPETITIVE, BOTH FOR ACQUISITIONS AND FOR CUSTOMERS.

    We compete for hotel and restaurant acquisition opportunities with others who have substantially greater financial resources than we do. This competition may have the effect of reducing the number of suitable investment opportunities offered to us and increasing our acquisition costs by enhancing the bargaining power of property owners seeking to sell or to enter into management agreements.

    Some of our properties are located in areas where there are numerous competitors, many of which have substantially greater resources than Orient-Express Hotels. Competition in the hospitality industry is based on factors such as convenience of location, the quality of the property, pricing, range and quality of food services and amenities offered, and name recognition. Demographic, geographic or other changes in one or more of our markets could impact the convenience or desirability of our hotels and restaurants, and so could adversely affect their operations. Also, new or existing competitors could significantly lower rates or offer greater conveniences, services or amenities or significantly expand, improve or introduce new facilities in markets in which our hotels and restaurants compete. Any of these actions could have a material adverse effect on us.

THE HOSPITALITY INDUSTRY IS SUBJECT TO MUCH GOVERNMENT REGULATION.

    Orient-Express Hotels and its various properties are subject to numerous foreign and U.S. federal, state and local government laws, including those relating to the preparation and sale of food and beverages, such as health and liquor license laws. Our properties are also subject to laws governing our relationship with our employees in such areas as minimum wage and maximum working hours, overtime, working conditions, hiring and firing employees and work permits. Also, the success of our strategy to expand our existing properties may be dependent upon our obtaining necessary building permits or zoning variances from local authorities.

    Orient-Express Hotels also is subject to various foreign and U.S. federal, state and local laws and regulations relating to the environment and the handling of hazardous substances which may impose or create significant potential environmental liabilities, even in situations where the environmental problem or violation occurred on a property before we acquired it.

    Compliance with these laws could reduce revenues and profits of properties owned or managed by Orient-Express Hotels, or otherwise could have a material adverse effect on us.

RISKS ASSOCIATED WITH OUR EXPANSION INCLUDE ACQUISITION AND DEVELOPMENT RISKS.

    Our revenues and net income have grown substantially during the past several years through acquisitions of new properties and expansion of our existing properties. We intend to continue to pursue this growth-oriented strategy in the future. Our ability to pursue new growth opportunities successfully will depend on our ability to identify suitable acquisition and expansion opportunities, to negotiate purchases or construction on satisfactory terms, to obtain the necessary financing and permits and to integrate new properties into our operations. Also, our acquisition of properties in new locations may present operating and marketing challenges that are different from those we currently encounter in our existing locations. We cannot assure you that we will succeed in our growth strategy.

    We may develop new properties in the future. New project development is subject to a number of risks, including market or site deterioration after acquisition and the possibility of construction delays or cost overruns due to regulatory approvals, inclement weather, labor or material shortages, work stoppages and the continued availability of construction and permanent financing.

WE WILL NEED ADDITIONAL CAPITAL TO FINANCE THE GROWTH OF OUR BUSINESS.

    The acquisition and expansion of properties is capital intensive. The availability of future borrowings and access to the capital markets for equity financing to fund these acquisitions and expansions depends on prevailing market conditions and the acceptability of financing terms offered to us. We cannot assure you that future borrowings or equity financing will be available to us, or available on acceptable terms, in an amount sufficient to fund our needs. Future equity financings would be dilutive to the existing holders of our common shares. Future debt financings could involve restrictive covenants which would limit our flexibility in operating our business.

OUR HOTELS AND RESTAURANTS ARE SUBJECT TO CONDITIONS COMMONLY EXPERIENCED BY OWNERS OF COMMERCIAL REAL ESTATE AND OFTEN BEYOND THEIR CONTROL.

    Such conditions include

    - changes in national, regional and local economic and political conditions,

    - local real estate market fluctuations, supply of rooms and market demand,

    - changes in interest rates and in the availability, cost and terms of financing,

    - the impact of present or future governmental legislation and regulations, including laws relating to wages, construction and environmental matters,

    - the need for ongoing renovations, refurbishment and improvements to maintain or upgrade properties,

    - changes in property taxes and operating expenses,

    - the potential for uninsured or underinsured losses, and

    - our relationship with unions.

Any of these conditions could have a material adverse effect on us.

CURRENCY FLUCTUATIONS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL STATEMENTS AND/OR OUR OPERATING MARGINS.

    Substantial portions of our revenues and expenses, as well as our assets and liabilities, are denominated in foreign currencies, principally British pounds sterling, European euros, Italian lire, Portuguese escudos, South African rands and Brazilian reis. Foreign exchange rate fluctuations may have a material adverse effect on our financial statements and/or our operating margins.

    Our financial statements, which are presented in U.S. dollars, are impacted by foreign exchange fluctuations through both

    - translation risk, which is the risk that our financial statements for a particular period or as of a certain date depend on the prevailing exchange rates of the various currencies against the U.S. dollar, and

    - transaction risk, which is the risk that the currency of our costs and liabilities fluctuates in relation to the currency of our revenue and assets.

    With respect to translation risk, even though the fluctuations of currencies against the U.S. dollar can be substantial and therefore significantly impact comparisons with prior periods, the translation impact is a reporting consideration and does not affect the underlying results of operations, as transaction risk does. We believe that there is no reasonable way to hedge against translation risk.

    Transaction risk may adversely and materially affect operating margins. Although we may mitigate our exposure to transaction risk by entering into forward foreign exchange contracts from time to time, we have no such contract currently outstanding.

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH.

    We have a significant amount of debt and may incur additional debt from time to time. As of March 31, 2000, our consolidated long-term indebtedness was $351.6 million, not including amounts owed to Sea Containers. Our substantial indebtedness could have important consequences to you. For example, it could

    - require us to dedicate much of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of cash flow to fund our working capital, capital expenditures, product and service development and other general corporate purposes,

    - limit our ability to obtain additional financing to fund future working capital, capital expenditures, product and service development and other general corporate purposes,

    - increase our vulnerability to adverse economic and industry conditions, including the seasonality of some of our businesses, or

    - limit our flexibility in planning for, or reacting to, changes in our business and industry as well as the economy generally.

    Also, since about 99% of our consolidated long-term debt at March 31, 2000 accrued interest at rates that fluctuate with prevailing interest rates, any increases in prevailing interest rates may increase our interest payment obligations. From time to time we enter into hedging transactions in order to manage our floating interest-rate exposure although no hedging contract is currently outstanding.

    Our financing agreements also contain various provisions which restrict our ability to operate our business. Future financing agreements may contain similar, or even more restrictive, provisions and covenants. If Orient-Express Hotels fails to comply with the restrictions in its present or future financing agreements, a default may occur. A default may allow the creditors, if the agreements so provide, to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies.

   RISKS RELATING TO OUR RELATIONSHIP WITH AND SEPARATION FROM SEA CONTAINERS

WE CURRENTLY USE SEA CONTAINERS' OPERATIONAL AND ADMINISTRATIVE INFRASTRUCTURE, AND OUR ABILITY TO OPERATE OUR BUSINESS MAY SUFFER IF WE DO NOT DEVELOP OUR OWN INFRASTRUCTURE QUICKLY AND COST-EFFECTIVELY.

    Sea Containers has agreed to provide services to Orient-Express Hotels, such as financial, legal, accounting, corporative executive, public company, customer service, human resources administration, insurance, pension benefits, office facilities and information technology.

    Although Sea Containers is contractually obligated to provide us with these services, these services may not be provided at the same level as when we were 100% owned by Sea Containers, and we may not be able to obtain the same benefits. In addition, these services will be provided under an agreement with an initial term of one year from the date of this offering and will thereafter be automatically renewed annually unless it is terminated by Sea Containers or Orient-Express Hotels. After the expiration of these arrangements, if we are not able to replace the services in a timely manner or on terms and conditions, including cost, that are the same as Sea Containers' terms, our business may be harmed.

    Also, we currently have office space in Sea Containers' New York and London offices. We have entered into arrangements with Sea Containers to provide these facilities for a one-year period which will be automatically renewed annually unless it is terminated by Sea Containers or Orient-Express Hotels. We may eventually need to find alternative facilities. If we fail to find replacement facilities in a timely fashion, or on terms, including cost, that are the same as Sea Containers' terms, our business may be harmed.

    These agreements were made in the context of a parent-subsidiary relationship and were negotiated in the overall context of our separation from Sea Containers. The prices charged to us under these agreements may benefit from certain economies of scale which may result in lower costs than we may be required to pay third parties for similar services or the costs of similar services if we undertake them ourselves.

    We currently use Sea Containers' systems to support our operations, including systems for reservations, human resources, accounting, payroll and internal computing operations. Many of these systems are proprietary to Sea Containers and are very complex. These systems have been modified, and are in the process of being further modified, to enable us separately to track items related to our business. These modifications, however, may result in unexpected system failures or the loss or corruption of data. Also, we will be dependent on the operation of these systems by Sea Containers, and any failure by Sea Containers to operate such systems satisfactorily could have a material adverse effect on us.

OUR SHARE PRICE MAY BE AFFECTED IF SEA CONTAINERS DOES NOT COMPLETE ITS DISTRIBUTION OF OUR CLASS A AND CLASS B COMMON SHARES WHICH IT HOLDS.

    Sea Containers currently intends to distribute to its shareholders all of our class A and class B common shares that it owns after this offering approximately six months after this offering, subject to the receipt by Sea Containers of all necessary consents and approvals from its board of directors, shareholders, lenders and others, and the delivery to Sea Containers of a favorable tax opinion. Sea Containers is not obligated to make this distribution, and the distribution may not occur in six months or at all. If the distribution is delayed or not completed at all, the liquidity of our shares in the market will continue to be limited unless and until Sea Containers elects to sell some or all of its significant ownership. There are no limits on these sales after the date 180 days after the closing of this offering except those imposed by securities laws. Any sales of substantial amounts of our class A common shares in the public market by Sea Containers, or the perception that such sales might occur, could adversely affect the market price of our class A common shares.

SUBSTANTIAL SALES OF CLASS A COMMON SHARES MAY OCCUR IN CONNECTION WITH THE DISTRIBUTION, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

    If Sea Containers does distribute all of our class A common shares that it owns after this offering to its shareholders, those shareholders who are not affiliates of Orient-Express Hotels will be able to sell those class A common shares without restriction. We are unable to predict whether significant amounts of our class A common shares will be sold in the open market following this distribution. Any sales of substantial amounts of common shares in the public market following the distribution, or the perception that such sales might occur, could adversely affect the market price of our class A common shares.

WE WILL BE CONTROLLED BY SEA CONTAINERS AS LONG AS IT OWNS A SUBSTANTIAL NUMBER OF OUR CLASS B COMMON SHARES, AND OUR OTHER SHAREHOLDERS WILL BE UNABLE TO AFFECT THE OUTCOME OF STOCKHOLDER VOTING.

    After the completion of this offering, Sea Containers will own directly, or
indirectly through subsidiaries, approximately       % of our outstanding
class A common shares and all       of our outstanding class B common shares,
together representing about   % of the combined voting power for most matters
that may be submitted to a vote of our shareholders, or   % if the underwriters
exercise their over-allotment options in full. As a result, until Sea Containers distributes these shares to its shareholders, it will continue to be able to elect our entire board of directors and to remove any director, with or without cause, without calling a special meeting, and Sea Containers will control all matters affecting Orient-Express Hotels, including

    - the composition of our board of directors and, through it, any determination with respect to our business direction and policies, including the appointment and removal of officers; at present, for example, the six-member board of directors of Orient-Express Hotels includes James B. Sherwood, the President of Sea Containers, and Daniel J. O'Sullivan, the Senior Vice President and Chief Financial Officer of Sea Containers,

    - any determinations with respect to mergers or other business combinations,

    - our acquisition or disposition of assets,

    - our financings,

    - changes to the agreements providing for our separation from Sea
      Containers,

    - the payment of dividends on our class A and class B common shares, and

    - determinations with respect to our tax returns.

AFTER OUR SEPARATION FROM SEA CONTAINERS, OUR DIRECTORS AND OFFICERS MAY CONTROL THE OUTCOME OF MOST MATTERS SUBMITTED TO A VOTE OF OUR SHAREHOLDERS.

    If Sea Containers distributes to its shareholders our class A and class B common shares which it owns, subsidiaries of Orient-Express Hotels, together with the directors and executive officers of Orient-Express Hotels, will hold
      class B common shares, representing about   % of the combined voting power
for most matters submitted to a vote of our shareholders. Under Bermuda law, common shares of Orient-Express Hotels owned by its subsidiaries, representing
approximately   % of such combined voting power, will be deemed to be
outstanding and may be voted by those subsidiaries. The manner in which the subsidiaries vote their common shares will be determined by the respective directors of those subsidiaries, many of whom are also directors or officers of Orient-Express Hotels, consistently with the exercise by those directors of their fiduciary duties to the subsidiaries. Those directors, should they choose to act together, will be able to elect all the members of the board of directors of Orient-Express Hotels, to control the outcome of most matters submitted to a vote of the shareholders of Orient-Express Hotels and to block a number of matters relating to any potential change of control of Orient-Express Hotels. See "Description of Common Shares--Voting Rights."

SEA CONTAINERS WILL BE TRANSFERRING ITS LEISURE ASSETS TO US WITHOUT ANY REPRESENTATIONS, WARRANTIES OR INDEMNITY.

    Under the terms of a restructuring agreement among Sea Containers, Orient-Express Hotels and various subsidiaries of each, Sea Containers will be transferring to us all of the assets and liabilities relating to its hotel and leisure business which Orient-Express Hotels does not currently own. Such assets and liabilities are being transferred without any representations or warranties being made by Sea Containers, including as to value, the existence of any liens or encumbrances or the legal sufficiency of any conveyance of title. Sea Containers will also not be providing any indemnity relating to the assets transferred or any related liability. As a consequence, we will not have any recourse to Sea Containers in the event of any deficiency or other liability, which could have a material adverse effect on us.

COVENANTS IN SEA CONTAINERS' FINANCING AGREEMENTS COULD LIMIT ITS DISCRETION IN MATTERS AFFECTING ORIENT-EXPRESS HOTELS.

    Sea Containers is the borrower under financing agreements which contain covenants limiting the actions which Sea Containers may take, or permit a material subsidiary such as Orient-Express Hotels to take. Orient-Express Hotels will continue to be a material subsidiary for purposes of these covenants after this offering so long as it remains majority-owned by Sea Containers. These covenants include limitations on dividends, limitations on incurring indebtedness, limitations on transactions with affiliates, limitations on the ability of subsidiaries, such as Orient-Express Hotels, to impose restrictions on their payment of dividends or distributions or loans to Sea Containers, limitations on merger and asset sales and limitations on liens. Sea Containers' financing agreements also impose financial covenants on Sea Containers measured on a consolidated basis with its subsidiaries, including Orient-Express Hotels.

    Sea Containers' decisions with respect to Orient-Express Hotels may be affected by its having to remain in compliance with these covenants and other requirements. This may adversely affect Orient-Express Hotels' financial and operational flexibility.

IF SEA CONTAINERS DOES NOT COMPLY WITH THE FINANCIAL COVENANTS IN ITS LOAN AGREEMENTS, ORIENT-EXPRESS HOTELS COULD BE IN DEFAULT UNDER SEVERAL OF ITS LOAN AGREEMENTS WHICH SEA CONTAINERS GUARANTEES.

    The financial covenants of some of Sea Containers' credit facilities are also covenants in Sea Containers' guarantees of loans relating to various hotel and restaurant properties of Orient-Express Hotels. Sea Containers' failure to comply with these covenants could cause a default in these financings, which would have a material adverse effect on us.

A SUBSIDIARY OF ORIENT-EXPRESS HOTELS WHICH OWNS THE WINDSOR COURT HOTEL IS CURRENTLY A GUARANTOR UNDER A SEA CONTAINERS LOAN AGREEMENT; THE WINDSOR COURT IS PLEDGED AS COLLATERAL FOR LOANS UNDER THIS AGREEMENT.

    Currently, the Windsor Court Hotel is financed under a revolving credit facility which also finances containers and inventory at a Sea Containers container factory. At March 31, 2000, an aggregate of $222.0 million was drawn down under this facility, including $57.5 million drawn to finance the Windsor Court Hotel, and $8.1 million was available for additional borrowings. The Windsor Court Hotel is pledged as collateral for these loans, as are Sea Containers' container and container factory assets. Each of the borrowers has guaranteed the borrowing of any other borrower. If any of the borrowers default, Windsor Court Hotel could be held liable for the entire facility and the lenders could foreclose on the hotel if payment is not made.

OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS A SEPARATE COMPANY.

    The consolidated financial statements of Orient-Express Hotels have been carved out from the consolidated financial statements of Sea Containers using the historical results of operations and historical bases of the assets and liabilities of the Sea Containers leisure operations that we comprise. Accordingly, the historical financial information we have included in this prospectus does not necessarily reflect what our financial position, results of operations and cash flows would have been had Orient-Express Hotels been a separate, stand-alone entity during the periods presented. Sea Containers did not account for us, and we were not operated, as a separate, stand-alone entity for the periods presented. Our costs and expenses include allocations from Sea Containers for centralized corporate services and infrastructure costs, such as

    - legal,

    - accounting,

    - treasury,

    - real estate,

    - information technology,

    - human resources,

    - finance, and

    - insurance.

    These allocations have been determined on bases that Sea Containers and Orient-Express Hotels considered to be reasonable reflections of the utilization of services provided to or the benefit received by Orient-Express Hotels. The historical financial information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future. We have not made adjustments to our historical financial information to reflect many significant changes that will occur in our cost structure, funding and operations as a result of our separation from Sea Containers, including increased costs associated with reduced economies of scale and increased costs associated with being a publicly traded, stand-alone company.

WE WILL NOT BE ABLE TO RELY ON SEA CONTAINERS TO FUND OUR FUTURE CAPITAL REQUIREMENTS, AND FINANCING FROM OTHER SOURCES MAY NOT BE AVAILABLE ON AS FAVORABLE TERMS OR AT ALL.

    In the past, a significant portion of our capital needs have been satisfied by Sea Containers. However, following our separation, Sea Containers will no longer provide funds to finance our working capital or other cash requirements although it will continue to guarantee some of our existing bank debt. We cannot assure you that financing from other sources, if needed, will be available at all or on terms as favorable as those we obtained as part of Sea Containers.

WE MAY HAVE POTENTIAL BUSINESS CONFLICTS OF INTEREST WITH SEA CONTAINERS WITH RESPECT TO OUR PAST AND ONGOING RELATIONSHIPS AND BECAUSE OF SEA CONTAINERS' CONTROLLING OWNERSHIP, WE MAY NOT RESOLVE THESE CONFLICTS ON THE MOST FAVORABLE TERMS TO US.

    Conflicts of interest may arise between Sea Containers and Orient-Express Hotels in a number of areas relating to our past and ongoing relationships, including

    - labor, tax, employee benefit, indemnification and other matters arising from our separation from Sea Containers,

    - the allocation of employment costs between Sea Containers and Orient-Express Hotels for those persons, such as James B. Sherwood, who will be employed by both companies,

    - intellectual property matters,

    - employee retention and recruiting,

    - sales or distributions by Sea Containers of all or any portion of its ownership interest in us,

    - the nature, quality and pricing of transitional services Sea Containers has agreed to provide us, and

    - business opportunities that may be attractive to both Sea Containers and us.

Although Sea Containers' management currently has no plans to enter into the leisure business, nothing restricts Sea Containers from competing with us.

    We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party.

OUR DIRECTORS AND EXECUTIVE OFFICERS MAY HAVE CONFLICTS OF INTEREST BECAUSE OF THEIR OWNERSHIP OF SEA CONTAINERS CLASS A AND CLASS B COMMON SHARES.

    Some of our directors and executive officers hold Sea Containers class A and class B common shares and options to purchase Sea Containers class A and class B common shares. Ownership of Sea Containers class A and class B common shares by our directors and officers after our separation from Sea Containers could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for Sea Containers and us. See "Security Ownership of Sea Containers' Principal Shareholders and Management" elsewhere in this prospectus.

    James B. Sherwood, the President of Sea Containers, has an option to purchase the Hotel Cipriani in Venice from us at its fair market value if a change of control of Sea Containers occurs. See "Management--Interests of Management in Certain Transactions."

         OTHER RISKS RELATING TO OWNERSHIP OF OUR CLASS A COMMON SHARES

OUR SHARES HAVE NO PRIOR MARKET, AND WE CANNOT ASSURE YOU THAT OUR SHARE PRICE WILL NOT DECLINE AFTER THIS OFFERING.

    Before this offering, there has been no public market for our class A common shares. An active public market for our class A common shares may not develop or be sustained after this offering. The market price of our class A common shares could be subject to significant fluctuations after this offering. Among the factors that could affect our share price are

    - quarterly variations in our operating results,

    - changes in revenue or earnings estimates or publication of research reports by analysts,

    - speculation in the press or investment community,

    - the failure of our operating results to meet the expectations of securities analysts or investors,

    - strategic actions by us or our competitors, such as acquisitions or restructurings,

    - actions by institutional shareholders or by Sea Containers prior to its distribution of our stock,

    - general market conditions, and

    - domestic and international economic factors unrelated to our performance.

    The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our class A common shares. In particular, we cannot assure you that you will be able to resell your shares at or above the initial public offering price, which will be determined by negotiations between the representatives of the underwriters and us.

PROVISIONS IN OUR CHARTER DOCUMENTS MAY DELAY OR PREVENT ANY ACQUISITION OF ORIENT-EXPRESS HOTELS, WHICH COULD DECREASE THE VALUE OF YOUR SHARES.

    Our memorandum of association and bye-laws contain provisions that could make it harder for a third party to acquire us without the consent of our board of directors. These provisions include

    - supermajority shareholder voting provisions for the removal of directors from office with or without cause, and for "business combination" transactions with beneficial owners of shares carrying 15% or more of the votes which may be cast at any annual general meeting of Orient-Express Hotels, and

    - limitations on the voting rights of such 15% beneficial owners.

    Also, our board of directors has the right under Bermuda law to issue preferred shares without shareholder approval, which could be done to dilute the stock ownership of a potential hostile acquirer. Although we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some shareholders.

    These provisions are in addition to the ability of our subsidiaries and directors and officers to vote shares representing a significant majority of the total voting power of our common shares following the proposed distribution by Sea Containers of our shares which it currently holds. See "Description of Common Shares--Voting Rights." Also, the rights to purchase series A junior preferred shares, one of which is attached to each class A and class B common share, may have antitakeover effects. See "Description of Common Shares--Rights Agreement."

YOU MAY NOT RECEIVE CASH DIVIDENDS ON YOUR INVESTMENT IN OUR SHARES.

    We intend to retain our earnings to finance the development and expansion of our business and have not yet decided on a dividend policy. Also, our ability to declare and pay cash dividends on our shares is restricted by covenants in our credit facilities. As a result, capital appreciation, if any, of our shares may be your sole source of gain for the foreseeable future.

PURCHASERS IN THIS OFFERING WILL EXPERIENCE IMMEDIATE DILUTION IN NET TANGIBLE BOOK VALUE PER SHARE.

    Purchasers of our class A common shares in this offering will experience
immediate dilution of $      in net tangible book value per share. See
"Dilution."

WE CANNOT ASSURE YOU THAT A JUDGMENT OF A UNITED STATES COURT FOR LIABILITIES UNDER U.S. SECURITIES LAWS WOULD BE ENFORCEABLE IN BERMUDA, OR THAT AN ORIGINAL ACTION CAN BE BROUGHT IN BERMUDA AGAINST ORIENT-EXPRESS HOTELS FOR LIABILITIES UNDER U.S. SECURITIES LAWS.

    Orient-Express Hotels is a Bermuda company, a majority of its directors and officers are residents of Bermuda, the United Kingdom and elsewhere outside the United States, and most of its assets and the assets of its directors and officers are located outside the United States. As a result, it may be difficult for you to

    - effect service of process within the United States on Orient-Express Hotels or its directors and officers, or

    - enforce judgments obtained in United States courts against Orient-Express Hotels or its directors and officers based upon the civil liability provisions of the United States federal securities law.

    Orient-Express Hotels has been advised by its Bermuda counsel, Appleby Spurling & Kempe, that there is doubt as to

    - whether a judgment of a United States court based solely upon the civil liability provisions of the United States federal securities laws would be enforceable in Bermuda against Orient-Express Hotels or its directors and officers, and

    - whether an original action could be brought in Bermuda against Orient-Express Hotels or its directors and officers to enforce liabilities based solely upon the United States federal securities law.

WE DEPEND ON KEY MEMBERS OF OUR SENIOR MANAGEMENT TEAM. OUR BUSINESS MAY SUFFER IF WE ARE NOT ABLE TO RETAIN AND HIRE SUFFICIENT PERSONNEL.

    Our success depends largely on the skills, experience and performance of key members of our senior management team. If we were to lose one or more of these key employees, our ability to implement successfully our business plan and the price of our common shares could be materially adversely affected. We generally do not maintain significant key-person life insurance on our employees.

    Our future success also depends on the continued service of our key operating, marketing, executive and administrative personnel. The loss of the services of any of these individuals could have a material adverse effect on our operations. If we are unable to attract and retain a sufficient number of qualified employees on acceptable terms, our business, financial condition and results of operations could be seriously harmed. The inability to retain and hire qualified personnel could also hinder the future expansion of our business.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements, including statements regarding matters such as

    - competitive factors in our businesses,

    - future legislation,

    - strikes or other labor disruptions,

    - currency fluctuations, and

    - trends in our future operating performance.

    We have based these forward-looking statements largely on our expectations as well as assumptions we have made and information currently available to our management. When used in this prospectus, the words "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to Orient-Express Hotels or its management, are intended to identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, some of which are beyond our control. Our actual results could differ materially from those anticipated, because of the factors described in the "Risk Factors" section of this prospectus and other factors. Furthermore, in light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire.

    We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

    We estimate that Orient-Express Hotels' net proceeds from this offering will
be approximately $      , based on an estimated initial public offering price of
$      per share and after deducting the underwriting discount and estimated offering expenses.

    We intend to use the proceeds of this offering

    - to repay $  million of existing indebtedness of Orient-Express Hotels
      bearing interest at rates of between   % and   % per year and payable on
      dates from       , 200  to       200  , and

    - for general corporate purposes, which may include the acquisition of new properties and the expansion of our existing properties.

                                DIVIDEND POLICY

    We currently intend to retain any future earnings to fund the development and growth of our business. We have not yet established a dividend policy. Our future dividend policy will depend on our earnings, capital requirements and financial condition, the requirements of the financing agreements to which Orient-Express Hotels is a party, and other factors which our board of directors considers relevant. Also, covenants in our bank loan agreements limit our ability to declare and pay cash dividends on our class A common shares.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of March 31, 2000,

    - on an actual basis and

    - as adjusted to reflect the sale by Orient-Express Hotels of       class A
      common shares in this offering at an initial public offering price of
      $      per share, the midpoint of the initial public offering price range set forth on the front cover of this prospectus, and the application of the net proceeds from such sale as described under "Use of Proceeds."

    You should read this table together with "Selected Consolidated Financial Data," our historical consolidated financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                             MARCH 31, 2000
                                                         ----------------------
                                                          ACTUAL    AS ADJUSTED
                                                         --------   -----------
                                                             (IN THOUSANDS)
Cash...................................................  $ 10,060     $
                                                         ========     ========
Working capital facilities.............................  $ 10,866     $
Long term debt (including current portion).............   351,597
Amounts owed to Sea Containers ........................   159,663
                                                         --------     --------
                                                          522,126
                                                         --------     --------
Shareholders' equity:
  Class A common shares................................       167
  Class B common shares................................       147
  Paid-in capital......................................       129
  Retained earnings....................................   137,315
  Accumulated other comprehensive loss.................   (15,409)
  Acquired shares......................................      (129)
                                                         --------     --------
Total shareholders' equity.............................   122,220
                                                         --------     --------
Total capitalization...................................  $644,346     $
                                                         ========     ========

                                    DILUTION

    Our net tangible book value at March 31, 2000, was approximately $ million, or $ per class A and class B common share. Net tangible book value per share is determined by dividing our tangible net worth, which is total tangible assets less total liabilities, by the number of class A and class B common shares outstanding immediately before this offering. Dilution in our net tangible book value per share represents the difference between the amount per share paid by purchasers of our class A common shares in this offering and our net tangible book value per share of our common shares on a pro forma basis immediately
afterwards. After giving effect to our sale of             class A common shares
in this offering at an assumed initial public offering price of $      per
share, the midpoint of the initial public offering price range set forth on the front cover of this prospectus, and after deducting estimated underwriting
discounts and offering expenses payable by Orient-Express Hotels of $      and
applying the net proceeds from this offering as described under "Use of Proceeds," our pro forma as adjusted net tangible book value at March 31, 2000,
would have been approximately $      million, or $      per share. This
represents an immediate increase in pro forma net tangible book value of $
per share to Sea Containers as our existing shareholder and an immediate
dilution in pro forma net tangible book value of $      per share to new
investors purchasing class A common shares in this offering. The following table illustrates this dilution per share, without giving effect to the exercise of the underwriters' over-allotment options:

Assumed initial public offering price per share..........             $
Net tangible book value per share as of
  March 31, 2000.........................................  $
Pro forma increase in book value per share attributable
  to
  new investors in this offering.........................
                                                           -------
Pro forma as adjusted net tangible book value per share
  after this offering....................................
                                                                      -------
Dilution per share to new investors......................             $
                                                                      =======

    To the extent that any shares are issued in connection with the underwriters' over-allotment options, there will be further dilution to new investors.

    The following table sets forth, as of March 31, 2000, on the pro forma as adjusted basis described above, the differences between the number of common shares purchased from Orient-Express Hotels, the total price paid and average price per share paid by Sea Containers, our sole existing shareholder, and by the new investors in this offering at the initial public offering price of
$      per share, before deducting the estimated underwriting discounts and commissions and offering expenses payable by us:

                                                SHARES PURCHASED       TOTAL CONSIDERATION
                                              ---------------------   ---------------------   AVERAGE PRICE
                                               NUMBER    PERCENTAGE    AMOUNT    PERCENTAGE     PER SHARE
                                              --------   ----------   --------   ----------   -------------
Sea Containers..............................                     %      -0-            --%        $ --
New investors...............................                                        100.0%
                                                ---         -----       ---        ------         ----
  Total.....................................                100.0%                  100.0%
                                                ===         =====       ===        ======         ====

    No cash was paid by Sea Containers in consideration for our class A common shares. Accordingly, the cash consideration related to Sea Containers is reported as zero in the above table.

    If the underwriters' option to purchase additional shares is exercised in full,

    - the number of class A common shares held by Sea Containers will decrease
      to approximately   % of the total number of class A common shares
      outstanding; and

    - the number of class A common shares held by new investors will be
      increased to             shares or approximately   % of the total number
      of our class A common shares outstanding after this offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The data presented in the following table as of December 31, 1999, 1998, 1997, 1996 and 1995 and for the years then ended are derived from our audited financial statements. The corresponding data for the years ended December 31, 1999, 1998 and 1997 and the consolidated balance sheet data as of December 31, 1999 and 1998 are derived from our audited consolidated financial statements included in this prospectus which have been audited by Deloitte & Touche LLP, independent auditors, whose report is included elsewhere in this prospectus. The consolidated statements of operations data for the three months ended March 31, 2000 and 1999, and the consolidated balance sheet data as of March 31, 2000, have been derived from the unaudited consolidated financial statements of Orient-Express Hotels which, in the opinion of management, have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of our financial position and results of operations for these periods. These unaudited financial statements are also included in this prospectus. Results for the three-month period ended March 31, 2000 are not necessarily indicative of results that may be expected for the entire year. You should read our selected consolidated financial data set forth below together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and notes to those statements appearing elsewhere in this prospectus.

    The historical financial information may not be indicative of our future performance and does not reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented.

                  ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

                                                  THREE MONTHS
                                                      ENDED
                                                    MARCH 31,                      YEAR ENDED DECEMBER 31,
                                               -------------------   ----------------------------------------------------
                                                 2000       1999       1999       1998       1997       1996       1995
                                               --------   --------   --------   --------   --------   --------   --------
                                                                         (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
Revenues:
  Revenue....................................    $51.3      $46.5     $242.1     $225.8     $194.7     $166.3     $121.4
  Earnings from unconsolidated companies.....      2.7        2.4        7.0        5.1        4.0        3.2        0.8
  Gains on sale of assets....................       --        1.3        3.8         --        5.0         --         --
Expenses:
  Depreciation and amortization..............      3.5        3.1       13.2       14.2       13.1       10.8        8.2
  Operating..................................     22.8       21.9      111.4      105.3       92.2       81.9       59.6
  Selling, general and administrative........     18.0       16.0       66.1       64.5       54.8       49.4       39.2
                                                ------     ------     ------     ------     ------     ------     ------
Earnings from operations before net finance
  costs......................................      9.7        9.2       62.2       46.9       43.6       27.4       15.2
Net finance costs............................      5.3        4.7       19.0       16.5       12.4        9.2        8.0
                                                ------     ------     ------     ------     ------     ------     ------
Earnings before income taxes and cumulative
  effect of change in accounting principle...      4.4        4.5       43.2       30.4       31.2       18.2        7.2
Provision for income taxes...................      0.5        0.4        5.2        3.7        3.2        1.7        0.3
                                                ------     ------     ------     ------     ------     ------     ------
Earnings before cumulative effect of change
  in accounting principle(1).................      3.9        4.1       38.0       26.7       28.0       16.5        6.9
Cumulative effect of change in accounting
  principle..................................       --       (3.0)      (3.0)        --         --         --         --
                                                ------     ------     ------     ------     ------     ------     ------
Net earnings.................................   $  3.9     $  1.1     $ 35.0     $ 26.7     $ 28.0     $ 16.5     $  6.9
                                                ======     ======     ======     ======     ======     ======     ======
BALANCE SHEET DATA (AT END OF PERIOD):
Cash.........................................   $ 10.1     $  9.9     $ 11.1     $ 12.4     $ 11.3     $  9.6     $ 12.1
Total assets.................................    705.4      616.3      661.9      602.5      496.0      472.2      369.2
Long-term debt (including current portion)...    351.6      276.5      310.0      279.1      206.1      187.4      132.9
Amounts owed to Sea Containers (2)...........    159.7      195.6      172.0      177.2      187.5      206.1      165.5
Total debt...................................    511.3      472.1      482.0      456.3      393.6      393.5      298.4
Total shareholders' equity...................    122.2       85.8      120.3       88.8       61.7       37.3       23.4
OTHER FINANCIAL DATA:
Cash flows provided by (used in):
  Operating activities.......................      8.7       (7.2)      42.3       39.4       40.8       16.2       27.6
  Investing activities.......................    (53.6)     (26.7)     (89.9)     (94.4)     (41.8)     (84.8)     (74.0)
  Financing activities.......................     44.0       33.2       48.5       56.5        3.1       66.2       52.2
Capital expenditures (excluding
  acquisitions)..............................    (10.7)     (11.9)     (44.3)     (43.5)     (49.7)     (47.4)     (35.9)
EBITDA(3)....................................     13.2       12.3       75.4       61.1       56.7       38.2       23.4
EBITDA margin (% of total revenues)..........      24%        25%        30%        26%        28%        23%        19%

------------------------

(1) Reflects the write-off of deferred start-up costs related to our cruiseship operations.

(2) Amounts owed to Sea Containers bear no interest and have no repayment terms. At the completion of this offering, the amounts owed to Sea Containers at that time will be contributed to our capital by Sea Containers.

(3) Earnings before interest, income taxes, depreciation and amortization. Management believes that EBITDA is a useful measure of operating performance because it is industry practice to evaluate hotel properties based on operating income before interest, depreciation and amortization, which is generally equivalent to EBITDA, and EBITDA is unaffected by the debt and equity structure of the property owner. EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income under generally accepted accounting principles for purposes of evaluating our results of operations.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

    Orient-Express Hotels has two business segments: (1) hotels and restaurants and (2) tourist trains and cruises. Our hotels and restaurants currently consist of 26 deluxe hotels (reported as 22 business units), 22 of which are wholly or majority owned ("owned hotels"), a further three in which we have an equity interest and operate under management contracts, and one of which we operate under a management contract ("hotel management interests"). Of our owned hotels, ten are located in Europe, four in North America and eight in the rest of the world, including two in Australia which we acquired in March 2000. One of the hotels in Europe--the Hotel Caruso in Ravello--is not currently operational as it is undergoing restoration and refurbishment. Also, we own and operate one restaurant--the '21' Club in New York--and have a 49% interest in Harry's Bar in London with an option to acquire 100% ("restaurants"). Our tourist trains and cruises segment operates six tourist trains--three of which we own and operate and three in which we have an equity interest and management contracts--and a river cruiseship.

    We have been pursuing a growth strategy based on internal growth driven principally by increases in revenue per available room (REVPAR), growth from expansion of existing properties and growth from acquisitions. See "Our Business--Growth Strategy." As a result of this strategy, from 1995 through 1999 our U.S. dollar revenues grew at a compound annual growth rate (CAGR) of 19%. Over the same period, earnings before interest, tax, depreciation and amortization (EBITDA), excluding gains on sales of assets, grew at a compound annual growth rate of 32% and net earnings, excluding gains on sales of assets, grew at a compound annual growth rate of 49%. These percentages exclude the benefit from gains on asset sales.

                                                                                                               CAGR
                                                        1999       1998       1997       1996       1995     1995-99
                                                      --------   --------   --------   --------   --------   --------
                                                                     (DOLLARS IN MILLIONS)
Revenue.............................................   $249.1     $230.9     $198.7     $169.5     $122.2       19%
Gains on sales of assets(1).........................      3.8         --        5.0         --         --       --

Earnings excluding gains on sales of assets:
EBITDA..............................................     71.6       61.1       51.7       38.2       23.4       32%
EBIT................................................     58.4       46.9       38.6       27.4       15.2       40%
EBT.................................................     39.4       30.4       26.2       18.2        7.2       53%
Net earnings(2).....................................     34.2       26.7       23.0       16.5        6.9       49%

EBITDA margin.......................................     28.7%      26.5%      26.0%      22.5%      19.2%      11%

------------------------

(1) 1999 includes a $2.5 million onetime special payment to Orient-Express Hotels received under a management contract in the fourth quarter, and a $1.3 million gain on the sale of the Windermere Island Club in the Bahamas in the first quarter. The 1997 gain resulted from the sale of the Lodge at Vail in Colorado.

(2) 1999 net earnings are shown before cumulative effect of change in accounting principle.

    In 1999, 84% of our revenues were derived from our hotels and restaurants segment and the remainder from our tourist trains and cruises segment. In the hotels and restaurants segment, 85% of revenues was from owned hotels, 10% was from restaurants and 5% was from hotel management interests.

    We derive our revenue from owned hotel operations primarily from the sale of rooms and the provision of food and beverages. The main factors for analyzing rooms revenue are the number of room nights sold and the average daily room rate, or ADR.

    Revenue from restaurants is derived from food and beverages sold to customers. Revenue from hotel management interests includes fees received under management contracts (which are based upon a combination of a percentage of the revenue from operations and operating earnings calculated before specified fixed charges) and our share of the equity in the earnings of unconsolidated companies.

    The revenue from the tourist trains and cruises segment primarily comprises tickets sold for travel and food and beverage sales.

    Operating costs include labor, repairs and maintenance, energy and the costs of food and beverages sold to customers in respect of owned hotel operations, restaurants and tourist trains and cruises.

    Selling, general and administrative expenses include those expenses incurred directly by the owned hotels, restaurants, tourist trains and cruises and central general and administrative costs. Some of the central general and administrative expenses are provided under agreement with Sea Containers. See
Note 12 of Notes to Consolidated Financial Statements appearing elsewhere in this prospectus.

    Depreciation and amortization includes depreciation of owned hotels and restaurants and tourist trains and cruises.

RESULTS OF OPERATIONS

    Our operating results for fiscal years 1999, 1998 and 1997 and the first quarter of 2000 and 1999, expressed as a percentage of total revenue, were as follows:

                                                                     THREE
                                                                    MONTHS
                                                                     ENDED                    YEAR ENDED
                                                                   MARCH 31,                 DECEMBER 31,
                                                              -------------------   ------------------------------
                                                                2000       1999       1999       1998       1997
                                                              --------   --------   --------   --------   --------
Revenue:
  Hotels and restaurants....................................     85%        81%        80%        80%        78%
  Tourist trains and cruises................................     10         11         15         18         17
  Earnings from unconsolidated companies....................      5          5          3          2          2
  Gains on sale of assets...................................     --          3          2         --          3
                                                                ---        ---        ---        ---        ---
                                                                100        100        100        100        100
Expenses:
  Depreciation and amortization.............................      7          6          5          6          6
  Operating.................................................     42         44         44         45         45
  Selling, general and administrative.......................     33         32         26         28         27
Net finance costs...........................................     10          9          8          7          6
                                                                ---        ---        ---        ---        ---
Earnings before income taxes................................      8          9         17         14         16
Provision for income taxes..................................      1          1          2          2          2
Earnings before cumulative effect of change in
  accounting principle......................................      7          8         15         12         14
                                                                ---        ---        ---        ---        ---
Cumulative effect of change in accounting principle.........     --         (6)        (1)        --         --
                                                                ---        ---        ---        ---        ---
Earnings as a percentage of total revenue...................      7%         2%        14%        12%        14%

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    REVENUE

    Total revenue, including earnings from unconsolidated companies but excluding gains, increased by $18.2 million, or 8%, from $230.9 million in 1998 to $249.1 million in 1999. Hotels and restaurants revenue increased by $19.0 million, from $189.9 million in 1998 to $208.9 million in 1999, partly offset by a $0.8 million reduction in the revenue from tourist trains and cruises.

    The revenue increase for hotels and restaurants was comprised of: (1) an increase in our owned hotels revenue of $16.4 million, or 10%, from $161.3 million in 1998 to $177.7 million in 1999, (2) an increase in revenue from our hotel management interests of $1.5 million, or 16%, from $9.6 million in 1998 to $11.1 million in 1999 and (3) an increase in restaurants revenue of $1.1 million.

    The increase in owned hotels revenue of $16.4 million is analyzed as follows:

    EUROPE. Revenue increased by $9.6 million, or 14%, from $70.4 million in 1998 to $80.0 million in 1999.

    On a comparable basis, excluding the impact of acquisitions in 1999 and 1998, revenue increased by $3.0 million of which $1.7 million was at the Hotel Cipriani and $0.9 million at the Hotel Splendido. These increases were primarily due to increased room rates. The Quinta do Lago and Lapa Palace Hotels in Portugal were acquired during 1998 and their total revenue in 1999 was $20.0 million, an increase of $5.5 million over 1998. The revenue at the Hotel de la Cite in France increased by $1.0 million in the year largely because it was shut for part of 1998 for refurbishment.

    NORTH AMERICA. Revenue increased by $11.2 million, or 23%, from $47.9 million in 1998 to $59.1 million in 1999.

    On a comparable basis, excluding the impact of acquisitions in 1999 and 1998, revenue increased by $2.9 million primarily due to an increase in the number of rooms sold at the Windsor Court. The overall increase can also be attributed to the acquisition of the Keswick Hall and Inn at Perry Cabin hotels in 1999, which generated revenue of $8.4 million.

    REST OF THE WORLD. Revenue decreased by $4.4 million, or 10%, from $43.0 million in 1998 to $38.6 million in 1999.

    Revenue on a comparable basis, excluding the impact of acquisitions in 1999 and 1998, decreased by $4.9 million. The decrease was primarily attributable to the devaluation of the Brazilian real against the U.S. dollar in 1999, which had a negative impact of $3.8 million on our operations at the Copacabana Palace Hotel. The remaining decrease of $1.1 million related to the Mount Nelson Hotel in South Africa and Gametrackers in Botswana. Revenue from the Westcliff Hotel in Johannesburg, which opened in March 1998, increased by $0.5 million.

    GAINS

    We realized gains of $3.8 million in 1999, including a $2.5 million onetime special payment in the fourth quarter to Orient-Express Hotels relating to the buy-out of our right to an early termination fee under our management contract for the Bora Bora Lagoon Resort, and a $1.3 million gain on the sale of the Windermere Island Club in the Bahamas in the first quarter.

    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization decreased by $1.0 million, or 8%, from $14.2 million in 1998 to $13.2 million in 1999. This decrease is primarily attributable to an $0.8 million reduction at our owned hotels and restaurants.

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    OPERATING EXPENSES

    Operating expenses increased by $6.1 million, or 6%, from $105.3 million in 1998 to $111.4 million in 1999. This increase included a $7.4 million increase at our owned hotels and restaurants partially offset by a $1.3 million decrease related to tourist trains and cruises. The increase in hotels and restaurants was primarily due to the acquisitions of the Quinta do Lago and the Lapa Palace Hotels in Portugal during 1998 and Keswick Hall and the Inn at Perry Cabin hotels in the United States during 1999, partially offset by the positive impact of the devaluation of the Brazilian real on operating expenses at the Copacabana Palace Hotel. The decrease in tourist trains and cruises was primarily due to the lower number of passengers in 1999.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses increased by $1.6 million, or 2%, from $64.5 million in 1998 to $66.1 million in 1999, of which $1.0 million was due to owned hotels and restaurants and $0.6 million was due to tourist trains and cruises. The increase of $1.0 million at our owned hotels and restaurants was primarily attributable to the acquisition of hotels during 1999 and 1998, partially offset by efficiencies achieved at our existing hotels.

    EARNINGS FROM OPERATIONS BEFORE NET FINANCE COSTS

    Earnings from operations before net finance costs increased by $15.3 million, or 33%, from $46.9 million in 1998 to $62.2 million in 1999. Excluding gains, earnings from operations before net finance costs increased $11.5 million, or 25%, from $46.9 million in 1998 to $58.4 million in 1999. Earnings from operations before net finance costs represents total revenue less depreciation and amortization, operating expenses and selling, general and administrative expenses.

    NET FINANCE COSTS

    Net finance costs increased by $2.5 million, or 15%, from $16.5 million in 1998 to $19.0 million in 1999, which was primarily attributable to the effect of increases in debt relating to capital expenditures in existing owned hotels and acquisitions and investments financed in 1999 and 1998.

    TAXES ON INCOME

    The provision for income taxes increased $1.5 million, or 41%, from $3.7 million in 1998 to $5.2 million in 1999. The increase of $1.5 million is entirely attributable to the income tax charges related to subsidiaries operating in taxpaying jurisdictions, as no income taxes are levied in Bermuda where Orient-Express Hotels is incorporated.

    CHANGE IN ACCOUNTING PRINCIPLE

    In 1999, Orient-Express Hotels adopted statement of position No. 98-5, "Reporting on the Costs of Start-Up Activities", of the American Institute of Certified Public Accountants. This required Orient-Express Hotels to write-off $3.0 million, net of tax, in the first quarter of 1999 representing mainly deferred start-up costs of cruiseship operations which may no longer be carried forward under this statement. Other than the cumulative effect of this change, the impact of the adoption was not material in 1999 results.

    NET EARNINGS

    In 1999 our net earnings, before the cumulative effect of the change in accounting principle, increased by $11.3 million, or 42%, from $26.7 million in 1998 to $38.0 million in 1999. Excluding gains, net earnings before the cumulative effect of the change in accounting principle increased $7.5 million, or 28%, from $26.7 million in 1998 to $34.2 million in 1999. Net earnings represents earnings from operations before net finance costs less net finance costs, taxes, and the cumulative effect of change in accounting principle.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUE

    Total revenue, including earnings from unconsolidated companies but excluding gains, increased in 1998 by $32.2 million, or 16%, from $198.7 million in 1997 to $230.9 million in 1998. Hotels and restaurants revenue increased by $26.1 million, or 16%, from $163.9 million in 1997 to $189.9 million in 1998. Tourist trains and cruises increased by $6.2 million, or 18%, from $34.8 million in 1997 to $41.0 million in 1998 which was primarily attributable to increased passenger volume on the Venice Simplon-Orient-Express.

    The revenue increase for hotels and restaurants of $26.1 million was due to:
(1) an increase in owned hotels of $22.5 million, or 16%, from $138.8 million in 1997 to $161.3 million in 1998, (2) an increase in restaurants of $1.5 million, or 9%, from $17.5 million in 1997 to $19.0 million in 1998, and (3) an increase in management interests of $2.0 million.

    The increase in owned hotels revenue of $22.5 million is analyzed as follows:

    EUROPE. Revenue increased by $21.8 million, or 45%, from $48.6 million in 1997 to $70.4 million in 1998.

    On a comparable basis, excluding the impact of acquisitions in 1998 and 1997, revenue increased by $4.7 million, which is principally comprised of $2.1 million at the Hotel Cipriani and $2.4 million at the Hotel Splendido, due primarily to increased room rates. During the year, Orient-Express Hotels acquired the Quinta do Lago and the Lapa Palace hotels which together had revenue of $14.4 million following acquisition. In addition, we acquired the Hotel de la Cite in France at the end of 1997 which resulted in increased revenue in 1998 of $2.7 million.

    NORTH AMERICA. Revenue decreased by $2.8 million, or 6%, from $50.7 million in 1997 to $47.9 million in 1998.

    On a comparable basis, excluding the impact of acquisitions in 1998 and 1997, revenue increased by $5.6 million, due to a $2.9 million increase at the Windsor Court Hotel and a $2.7 million increase at La Samanna achieved through increased occupancy. This increase was offset as a result of the sale of the Lodge at Vail in August 1997, which had revenue in 1997 of $8.5 million through the date of sale.

    REST OF THE WORLD. Revenue increased by $3.5 million, or 9%, from $39.5 million in 1997 to $43.0 million in 1998.

    Rest of the world revenue included a $4.0 million increase at the Copacabana Palace Hotel due to improved occupancy and room rates, and a $2.5 million increase due to the opening of the Westcliff Hotel. This was partly offset by a reduction of $3.2 million in the Mount Nelson due to reduced occupancy following the opening of several new competing hotels in Cape Town.

    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization increased by $1.0 million, or 8%, from $13.2 million in 1997 to $14.2 million in 1998. This increase included
$1.4 million from our owned hotels and restaurants as a result of acquisitions and hotel expansions, partially offset by other reductions in tourist trains and cruises.

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
    OPERATING EXPENSES

    Operating expenses increased by $13.1 million, or 14%, from $92.2 million in 1997 to $105.3 million in 1998, which included $11.4 million relating to our owned hotels and restaurants and $1.7 million to tourist trains and cruises. The increase in owned hotels and restaurants was primarily due to the acquisitions of the Quinta do Lago and the Lapa Palace hotels in 1998, and the impact in 1998 of the Hotel de la Cite, which was acquired in 1997.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses increased by $9.7 million, or 18%, from $54.8 million in 1997 to $64.5 million in 1998, of which $9.2 million was due to our owned hotels and restaurants and $0.5 million was due to tourist trains and cruises. The increase in owned hotels and restaurants was primarily due to the acquisitions of the Quinta do Lago and the Lapa Palace hotels in 1998, and the impact in 1998 of the Hotel de la Cite, which was acquired in 1997.

    EARNINGS FROM OPERATIONS BEFORE NET FINANCE COSTS

    Earnings from operations before net finance costs increased by $3.3 million, or 8%, from $43.6 million in 1997 to $46.9 million in 1998. Excluding gains, earnings from operations before net finance costs increased by $8.2 million, or 21%, from $38.6 million in 1997 to $46.9 million in 1998. Earnings from operations before net finance costs represents total revenue less depreciation and amortization, operating costs and selling general and administrative expenses.

    NET FINANCE COSTS

    Net finance costs increased by $4.1 million, or 33%, from $12.4 million in 1997 to $16.5 million in 1998, primarily due to the effect of increases in debt relating to capital expenditures and investments financed in 1998 and 1997.

    TAXES ON INCOME

    The provision for income taxes increased $0.5 million, or 16%, from $3.2 million in 1997 to $3.7 million in 1998. The increase is entirely attributable to the income tax charges related to subsidiaries operating in taxpaying jurisdictions, as no income taxes are levied in Bermuda where Orient-Express Hotels is incorporated.

    NET EARNINGS

    Net earnings decreased by $1.3 million, or 5%, from $28.0 million in 1997 to $26.7 million in 1998. Excluding gains, net earnings increased $3.7 million, or 16%, from $23.0 million in 1997 to $26.7 million in 1998. Net earnings represents earnings from operations before net finance costs less net finance costs, taxes and the cumulative effect of change in accounting principle.

THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999

    REVENUE

    Total revenue, including equity earnings in unconsolidated companies but excluding gains, increased by $5.1 million, or 10%, from $48.9 million in the three months ended March 31, 1999 to $54.0 million in the three months ended March 31, 2000. Hotels and restaurants revenue increased by $5.2 million, or 12%, from $43.3 million in the three months ended March 31, 1999 to $48.5 million in the three months ended March 31, 2000 and tourist trains and cruises remained constant at $5.6 million for the three months ended March 31, 2000 and 1999.

    The revenue increase for hotels and restaurants was primarily due to an increase at our owned hotels of $4.9 million, or 14%, from $36.1 million in the three months ended March 31, 1999 to $41.0 million in the three months ended March 31, 2000. This increase is analyzed regionally as follows:

    EUROPE. Revenue increased by $0.6 million, or 7%, from $8.7 million in the three months ended March 31, 1999 to $9.3 million in the three months ended March 31, 2000.

    The owned hotels operating during the period were comparable. As a result, the increase in revenue was primarily due to increased room rates.

    NORTH AMERICA. Revenue increased by $2.0 million, or 12%, from $16.7 million in the three months ended March 31, 1999 to $18.7 million in the three months ended March 31, 2000.

    On a comparable basis, excluding the impact of acquisitions in 2000 and 1999, revenue remained at the same level as 1999, which was $16.7 million. Revenue at the Windsor Court Hotel increased by $1.3 million, or 13%, as a result of increased occupancy, offset by decreases in revenue at La Samanna of $1.3 million due to its closure in the first six weeks of 2000 following hurricane damage sustained towards the end of 1999. The Keswick Hall and Inn at Penny Cabin hotels were acquired during the second quarter of 1999 and provided revenue of $1.8 million in the three months ended March 31, 2000.

    REST OF THE WORLD.  Revenue increased by $2.1 million, or 19%, from
$10.8 million in the three months ended March 31, 1999 to $12.9 million in the three months ended March 31, 2000.

    This increase is primarily due to increased room rates and occupancy at the Copacabana Palace Hotel.

    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization increased by $0.4 million, or 13%, from $3.1 million in the three months ended March 31, 1999 to $3.5 million in the three months ended March 31, 2000.

    OPERATING EXPENSES

    Operating expenses increased by $0.9 million, or 4%, from $21.9 million in the three months ended March 31, 1999 to $22.8 million in the three months ended March 31, 2000. The increase was primarily due to the new properties acquired in 1999, partially offset by operating efficiencies achieved at our existing hotels.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses increased by $2.0 million, or 13%, from $16.0 million in the three months ended March 31, 1999 to $18.0 million in the three months ended March 31, 2000, of which $1.1 million was due to the new properties acquired in 1999.

    EARNINGS FROM OPERATIONS BEFORE NET FINANCE COSTS

    Earnings from operations before net finance costs increased by $0.5 million, or 5%, from $9.2 million in the three months ended March 31, 1999 to $9.7 million in the three months ended March 31, 2000. Excluding gains, earnings from operations before net finance costs increased $1.8 million, or 23%, from $7.9 million in the three months ended March 31, 1999 to $9.7 million in the three months ended March 31, 2000. Earnings from operations before net finance costs represents total revenue less depreciation and amortization, operating expenses and selling, general and administrative expenses.

    NET FINANCE COSTS

    Net finance costs increased by $0.6 million, or 13%, from $4.7 million in the three months ended March 31, 1999 to $5.3 million in the three months ended March 31, 2000, which is primarily attributable to the effect of increases in debt relating to capital expenditures and acquisitions financed in 2000 and 1999.

    TAXES ON INCOME

    The provision for income taxes increased $0.1 million, or 25%, from $0.4 million in the three months ended March 31, 1999 to $0.5 million in the three months ended March 31, 2000. The increase is entirely attributable to the income tax charge in 2000 and 1999 related to subsidiaries operating in taxpaying jurisdictions, as no income taxes are levied in Bermuda where Orient-Express Hotels is incorporated.

    NET EARNINGS

    Net earnings before the cumulative effect of change in accounting principle decreased by $0.2 million, or 5%, from $4.1 million in the three months ended March 31, 1999 to $3.9 million in the three months ended March 31, 2000. Excluding gains, net earnings before the cumulative effect of change in accounting principle increased by $1.1 million, or 39%, from $2.8 million in 1999 to $3.9 million in 2000. Net earnings represents earnings from operations before net finance costs less net finance costs, taxes and the cumulative effect of change in accounting principle.

LIQUIDITY AND CAPITAL RESOURCES

    WORKING CAPITAL

    We had cash and cash equivalents of $10.1 million at March 31, 2000, $1.0 million less than $11.1 million at December 31, 1999. At March 31, 2000 and March 31, 1999, the undrawn amounts available to Orient-Express Hotels under its short-term lines of credit were $2.6 million and $4.0 million, respectively. Our working capital balance, excluding the current portion of long-term debt, was $3.2 million at March 31, 2000, a decrease of $8.1 million from $11.3 million at December 31, 1999. The overall decrease in our working capital is comprised of the following:

    - an increase in current assets of $5.0 million, of which $5.1 million was due to increased accounts receivable partially offset by decreases in other current asset items; and

    - an increase in current liabilities of $13.2 million, of which $4.7 million was due to increased drawings under short-term lines of credit and $3.6 million was due to increased deferred revenue primarily from customers placing deposits for rooms for the busy spring and summer season.

    CASH FLOW

    OPERATING ACTIVITIES. Net cash provided by operating activities increased by $15.9 million to $8.7 million for the three months ended March 31, 2000, from cash used in operating activities of $7.2 million for the three months ended March 31, 1999. The increase is primarily attributable to the following:
(1) net earnings before the cumulative effect of change in accounting principle in 1999, which had no cash impact, increased by $1.4 million after adjustment for certain non-cash items, including depreciation and amortization; and
(2) changes in current assets and liabilities in the three months ended
March 31, 2000, increased $14.5 million over the corresponding period in 1999.

    INVESTING ACTIVITIES. Cash used in investing activities increased by $26.9 million to $53.6 million for the three months ended March 31, 2000, compared to $26.7 million for the three months ended

March 31, 1999. The principal component of this increase was $25.4 million of increased expenditure on acquisitions and investments during the period from $17.6 million to $43.0 million. The expenditure on acquisitions in the three months ended March 31, 2000, was on the purchase of Observatory and Lilianfels Hotels in Australia.

    FINANCING ACTIVITIES. Cash provided from financing activities for the three months ended March 31, 2000, was $44.0 million as compared to cash provided by financing activities of $33.2 million for the three-month period ended
March 31, 1999, an increase of $10.8 million. In the three-month period ended March 31, 2000, Orient-Express Hotels had net proceeds of long-term debts from borrowings under long-term debt of approximately $47.4 million as compared to net proceeds of $1.1 million for the three-month period ended March 31, 1999. This resulted in a net increase of $46.3 million in cash proceeds from borrowings under long-term debt. The net proceeds of long-term debt were used to fund the acquisition of businesses and capital expenditures during the period.

    INDEBTEDNESS

    Orient-Express Hotels had $351.6 million of debt, excluding amounts owed to Sea Containers of $159.7 million, March 31, 2000, of which $348.2 million was loans from banks secured on our assets which are payable over periods of two to eleven years with a weighted average interest rate of 6.7%. Substantially all the debt is subject to floating interest rates with approximately 40% of the outstanding principal being drawn in European euros at March 31 and the balance
primarily drawn in U.S. dollars. Approximately $     of this debt will be repaid
out of the net proceeds of this offering.

    Included in long-term debt is a revolving credit facility with a group of banks secured by a hotel and marine cargo containers owned by Sea Containers and its subsidiaries. Under the revolving facility, a subsidiary of Orient-Express Hotels which owns the Windsor Court Hotel, and the other parties to the facility, including Sea Containers, may borrow up to $239.6 million. At
March 31, 2000, $222.0 was drawn under this facility by all borrowers, including $57.5 million drawn by the Orient-Express subsidiary. The agreement governing the revolving credit facility includes certain restrictive financial covenants that apply to Sea Containers on a consolidated basis with its subsidiaries, including Orient-Express Hotels. These financial covenants include but are not limited to a maximum leverage ratio, minimum net worth, debt service and interest coverage ratio. Orient-Express Hotels has been advised by Sea Containers that it was in compliance with these covenants as of March 31, 2000, and December 31, 1999. Each of the borrowers has guaranteed the borrowing of any other borrower. If any of the borrowers default, Windsor Court Hotel could be held liable for the entire facility and the lenders could foreclose on the hotel if payment is not made.

    The financial covenants of some of Sea Containers' credit facilities are also covenants in Sea Containers' guarantees of loans relating to various hotel and restaurant properties of Orient-Express Hotels. Sea Containers failure to comply with these covenants could cause a default in these financings, which would have a material adverse effect on Orient-Express Hotels. Sea Containers has advised Orient-Express Hotels that at December 31, 1999 and March 31, 2000, Sea Containers was in full compliance with all of the credit/financing agreements it is a party to, including those relating to various hotel and restaurant properties of Orient-Express Hotels.

    At March 31, 2000, the amount due to Sea Containers was $159.7 million. This amount bears no interest and has no repayment terms. At the conclusion of this offering, the amounts owed to Sea Containers at that time will be contributed to capital by Sea Containers.

    LIQUIDITY

    We plan to increase our capital expenditures over the next few years with the expansion of our hotel properties consistent with our growth strategy. In addition, we plan to acquire more properties

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
which we would expect to largely finance through debt secured on the property with the balance through our available cash resources.

    We expect to have available to us cash, including the proceeds from this offering, and sources of debt finance sufficient to fund our capital expenditure, including acquisitions, for the foreseeable future.

FOREIGN CURRENCY

    Substantial portions of Orient-Express Hotels' revenues and expenses are denominated in non-U.S. currencies. Fluctuations in the values of these currencies in U.S. dollar terms may affect our financial condition and results of operations. The impact of these fluctuations is mitigated to the extent that Orient-Express Hotels has both revenue and expenses denominated in the same currencies.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    As noted under "Liquidity and Capital Resources" above, Orient-Express Hotels is exposed to market risk from changes in interest rates and foreign currency exchange rates. These exposures are monitored and managed as part of our overall risk management program, which recognizes the unpredictability of financial markets and seeks to mitigate material adverse effects on our consolidated earnings.

    The market risk relating to interest rates arises mainly from the financing activities of Orient-Express Hotels. Its earnings are affected by changes in interest rates on borrowings, principally based on U.S. dollar LIBOR and EURIBOR, and on short-term cash investments. If interest rates increased by ten percent, with all other variables held constant, annual net finance costs of Orient-Express Hotels would have increased by approximately $2.0 million based on borrowings at December 31, 1999.

    The market risk relating to foreign currencies arises from buying, selling and financing in currencies other than the U.S. dollar, principally the European euro, South African rand and Brazilian real. Some non-U.S. subsidiaries of Orient-Express Hotels borrow in local currencies, and Orient-Express Hotels may enter into forward exchange contracts relating to purchases denominated in foreign currencies.

RECENT ACCOUNTING PRONOUNCEMENTS

    In 1998, OEHL adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," and SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" all issued by the Financial Accounting Standards Board. Current and prior periods have been presented in accordance with these statements. OEHL's only component of other comprehensive income is the foreign currency translation adjustment.

    In 1999, OEHL adopted Statement of Position No. 98.5, "Reporting on the Costs of Start-Up Activities," of the American Institute of Certified Public Accountants. This required OEHL to write-off $3 million, net of tax, in the first quarter of 1999 representing mainly deferred start-up costs of cruiseship operations which may no longer be carried forward under this statement. Other than the cumulative effect of this change, the impact of the adoption was not material to 1999 results.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement requires that all derivative instruments, including certain derivative instruments embedded in other contracts, be recorded on the balance sheet as either an asset or liability measured at its fair value. This Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. OEHL is not required to adopt this Statement until the year ended December 31, 2001, and is currently evaluating the extent to which its financial statements will be affected by this Statement.

                                  OUR BUSINESS

    Orient-Express Hotels is a hotel and leisure company focused on the luxury end of the leisure market. We currently own and operate 26 highly individual deluxe hotels worldwide reported as 22 business units, six tourist trains, a river cruiseship and two restaurants. We acquire only very distinctive properties in areas of outstanding cultural, historic or recreational interest, in order to provide luxury lifestyle experiences for the elite traveler.

    Our operations began in the late 1970's when our corporate predecessor acquired the Hotel Cipriani in Venice and the legendary Venice Simplon-Orient-Express tourist trains. Since then, we have grown into an international leisure company with $249 million of revenues in 1999. We were recently voted one of the top two hotel groups in Europe by Conde Nast Traveler magazine, and over the last 18 months, our 31 properties have won 67 national and international awards, 13 of which were "Number One" or "Best" in the category. Some of our most prominent properties include the Hotel Cipriani in Venice, the Windsor Court in New Orleans, the Copacabana Palace Hotel in Rio de Janeiro, the Mount Nelson Hotel in Cape Town, South Africa, Reid's Palace Hotel in Madeira, Portugal, the Venice Simplon-Orient-Express trains and the '21' Club in New York City.

    Our customer mix consists primarily of leisure travelers, business travelers and groups, with the mix varying from property to property. Leisure travelers accounted for 55% of our room rights in 1999, business travelers accounted for 20%, and groups accounted for 26%.

INDUSTRY AND DEMOGRAPHIC DYNAMICS

    We believe that Orient-Express Hotels will benefit from existing trends and developments which should favorably impact the world hotel, travel and leisure market including

    - strong demand growth trends in the luxury hotel market,

    - increased travel and leisure spending,

    - strong demographic trends, and

    - increased online travel bookings.

    LUXURY HOTEL MARKET. The lodging industry has shown significant improvement in profitability during recent years, with more than $22 billion in estimated worldwide hotel profits in 1999, according to PricewaterhouseCoopers LLP. The improved profitability has been achieved as a result of good fundamentals in terms of supply of new hotels and increased consumer demand for hotel rooms. Over the last several years, new hotel supply has increased and in certain segments has outpaced new demand. However, the luxury segment of the hotel business has seen demand continue to outpace supply. In 1999, according to Smith Travel Research, luxury hotel chains in the United States, including Four Seasons, Intercontinental, Le Meridien, Mandarin Oriental and the St. Regis Luxury Collection, experienced strong operating performance with 5.6% REVPAR growth, compared with 3.2% REVPAR growth for the lodging sector overall. In addition, room demand for luxury properties continued to outpace supply in 1999, with a 3.0% increase in luxury room demand versus a 2.1% increase in luxury room supply. We believe that in the near-term, pricing power within the lodging industry is likely to be particularly strong within the luxury segment because of lower consumer price sensitivity in this segment and continued growth in worldwide gross domestic product, or GDP, and consumption expenditures.

    INCREASED RECREATION, TRAVEL AND LEISURE SPENDING. We expect to benefit from continued growth in worldwide travel and leisure expenditures. The Travel Industry Association of America estimates that worldwide travel spending for both business and leisure grew from approximately $335 billion in 1990 to approximately $518 billion in 1999, a 55% increase over 1990. Over the next three years, the Travel

Industry Association of America projects that worldwide travel expenditures will grow to about $610 billion in 2002, a 5.6% CAGR.

    In the United States, Americans appear to be spending more on recreational activities. The U.S. Bureau of Economic Analysis estimates that from 1989 until 1999, total personal consumption expenditures increased 36% while expenditures on recreation more than doubled. As a result, recreational expenditure as a percent of total personal consumption has increased from 5.4% to 13.6% over the same time period.

    STRONG DEMOGRAPHIC TRENDS. The demographics of both the U.S. and European populations appear favorable to us as the most significant growth in the population during the next ten years is projected to be in the 45-64 age group, which typically have higher average incomes and more time and flexibility for travel. The U.S. Census Bureau estimates that between the years 1999 and 2009, the U.S. population aged 45-64 will grow by about 32%, and the European population aged 45-64 will grow by about 13%.

    INCREASED TRAVEL PURCHASES THROUGH THE INTERNET. We believe that the growth of the online travel market will enhance our distribution capabilities and reduce our sales and marketing costs. Forrester Research, an independent consulting group, estimates that

    - more than 9 million U.S. households booked travel online in 1999,

    - 26 million U.S. households are expected to book travel online in 2003, and

    - online hotel bookings totaled $2.7 billion in 1999 and will grow to $10 billion in 2003, equivalent to a CAGR of about 39%.

    Through direct access to hotel reservations systems online, we believe that customers will be drawn by prominent hotels and quality brands, and that the lower costs of online distribution will lead to an industry-wide reduction in sales and marketing costs.

GROWTH STRATEGY

    STRONG INTERNAL GROWTH. We intend to pursue increases in pricing and earnings both at our established properties and at our newer acquisitions. The increase in room revenue on a comparable basis between 1995 and 1999--CAGR of 8% in U.S. dollars and 12% in local currencies--has generated over the same period EBITDA growth at a CAGR of 12% in U.S. dollars and 21% in local currencies. We believe that Orient-Express Hotels will be able to further increase ADRs, and consequently rooms revenue, at these properties, given the prestige of our brand names and significant barriers to entry, including zoning regulations and space constraints.

    Our newer acquisitions also provide us with significant profit growth opportunities. We have acquired a number of properties from individuals or small companies with limited hotel experience. As we have applied our management experience, public relations and marketing skills and our strong Orient-Express Hotels brand name, we have been able to increase revenue per available room, or REVPAR, substantially at these properties and have successfully improved operating margins by implementing strict cost controls.

    GROWTH FROM EXPANSIONS. We have significant expansion opportunities at our existing properties. Typically, expansions generate attractive returns with limited incremental operating costs. In our hotels and restaurants segment, we have plans over the next few years to add between 300 and 600 keys, expand existing banquet and dining facilities and develop new amenities at various properties, including spas and conference facilities. Our short-term expansion plans include

    - adding keys to Hotel Cipriani, La Samanna, the Lapa Palace, the Copacabana Palace, our Peruvian properties, Keswick Hall and the Inn at Perry Cabin,

    - redeveloping the Hotel Caruso,

    - relaunching the La Cabana restaurant in Buenos Aires, and

    - continuing to develop an additional tourist train in the United Kingdom--the Northern Belle--which should commence operations later in the year.

Also, we can increase the utilization of our tourist trains and cruiseship by adding more trips to our largely fixed cost base of operations.

    GROWTH FROM ACQUISITIONS. We intend to continue to acquire additional distinctive, luxury properties throughout the world. We have sustained a consistent program of acquisitions, having acquired more than $150 million of properties since the beginning of 1998. We target unique properties in markets with high barriers to entry and opportunities to increase cash flow through either expansion or REVPAR increases. Through our global contacts and our reputation for successful management of luxury properties, we are routinely shown attractive properties for possible acquisition.

    INTERNET INITIATIVES. We believe that there is significant potential for the internet to enhance our distribution and reduce our sales and marketing expenses. The combination of our strong local brand identities and our strong umbrella brand name is an effective way to attract those internet users who are looking for a travel experience with distinctive character but who still need the assurance of quality. Internet technology also permits lower transaction costs. Typically, travel agents receive a 10% commission, and tour operators receive up to a 35% discount, on reservations. Through our own website reservations, we can reduce these costs to $3 per booking. Our plans for further distribution through the internet include our Orient-Express Hotels Club site which will allow us to sell excess capacity and to establish a growing on-line community for promotional activity.

OPERATING PRACTICES

    We intend to continue both owning and operating most of our properties. Ownership encourages us to develop the distinctive character of our properties and allows us to benefit from all of the current cash flow and future capital gains should we sell a property. Self-management has enabled us to capture the economic benefits otherwise retained by a third-party operator, to control the operations of our hotels, and to use our experience with rate changes, expansions and renovations to improve cash flow and enhance asset values.

    The general manager of each hotel reports to a regional manager, who in turn reports to our President. Our strategy is to place responsibility and authority into the hands of the on-site managers, since they are the persons most closely in touch with local market conditions. Our regional managers and corporate office provide strategic oversight and monitor progress in key areas such as pricing, cost control, sales and marketing, capital expenditure and quality assurance. Our corporate office also provides expertise in such areas as finance, accounting, tax, legal, technical and project management.

MARKETING, SALES AND PUBLIC RELATIONS

    Our sales and marketing strategy is based upon global and local direct sales, cross-selling to our existing customers and public relations. We have a global sales force of over 150 people in 24 locations. Our hotel marketing efforts are coordinated through our regional sales offices in New York, London and Frankfurt while our tourist trains and cruiseship are marketed through sales and reservations offices in New York, London, Paris, Cologne, Tokyo, Singapore, Brisbane and Cusco. We also have local sales representatives at many of our hotels. The responsibilities of our global and local sales staff include promoting special events, working with group and corporate account representatives and planning direct mail efforts.

    Because our repeat customers have come to appreciate the consistent quality of our hotels, trains and restaurants, a key aspect of our strategy is to promote other Orient-Express Hotels properties through various cross-selling efforts. Our cross-selling program includes direct mail to existing customers, in-house brochures and promotions, discounts on travel to frequent guests and our "Orient-Express Magazine."

    Another key aspect of our marketing strategy is to focus on public relations, which we believe is a highly cost-effective marketing tool for luxury properties such as ours. Because of the unique nature of our properties, guests are more likely to hear about our hotels and tours through word-of-mouth or magazine or newspaper articles than direct advertising. We have two in-house public relations offices in London and New York and contracts with third-party public relations firms in eleven countries worldwide to promote our properties through travel magazines and various local, national and international newspaper travel sections. During 1999, we hosted over 1,000 journalists at our properties, who generated over 3,000 articles in newspapers and magazines around the world having a combined circulation of around 620 million readers. We also belong to a number of international organizations to promote our properties in conjunction with other non-branded, luxury operators through such groups as "The Leading Hotels of the World" and "Preferred Hotels and Resorts Worldwide."

INTERNET INITIATIVES

    We believe that there is significant potential for the internet to enhance our distribution and reduce our sales and marketing expenses. Forrester Research estimates that 9 million U.S. households booked travel online in 1999 and that 26 million households are expected to do so by 2003. Through our internet website, WWW.ORIENT-EXPRESSHOTELS.COM, we are offering enhanced direct booking services. We believe that a branded Orient-Express Hotels website will continue to generate increasing internet traffic and online bookings for us because of the strength of our Orient-Express Hotels brand name and our strong local brand names, as users are less likely to risk the unknown.

    The new internet technology also helps lower our transaction costs. Typically, travel agents receive 10% commissions, and tour operators receive up to 35% discount, on reservations. Through our own website reservations, we can reduce these costs to $3 per booking. Also, given the strong reputation of each of our hotels, we believe that most of our guests have made a specific decision to stay at one or more of our properties, based on word-of-mouth recommendations and travel literature, instead of advice from intermediaries such as travel agents or tour operators. However, these guests still tend to use intermediaries instead of directly contacting our properties. As the internet becomes a more convenient booking channel, we believe that an increasing percentage of these guests will use the internet to book rooms, thereby reducing our commission costs per booking.

    We have also been developing an Orient-Express Hotels Club site to offer discounted rates to our frequent guests, and perhaps the frequent guests of other travel companies whose products are comparable to ours but who do not compete directly with us. This will allow us to reward our frequent guests, sell excess room capacity and establish a growing on-line community.

PERFORMANCE OVERVIEW

    The success of our strategy can be seen in the financial performance of Orient-Express Hotels. Since 1995, revenues have grown at a compound annual growth rate of 20%. Over the same period, EBITDA has grown at a compound annual growth rate of 32%, EBIT has grown at a compound annual growth rate of 40%, and net earnings have grown at a compound annual growth rate of 49%. In 1999, net earnings, excluding gains on sale of assets, were $34.2 million, up 28% from $26.7 million in 1998.

                                                                                                               CAGR
                                                        1999       1998       1997       1996       1995     1995-99
                                                      --------   --------   --------   --------   --------   --------
                                                                     (DOLLARS IN MILLIONS)
Revenue.............................................   $249.1     $230.9     $198.7     $169.5     $122.2       19%
Gains on sale of assets(1)..........................      3.8         --        5.0         --         --       --

Earnings excluding gains on sale of assets:
EBITDA..............................................     71.6       61.1       51.7       38.2       23.4       32%
EBIT................................................     58.4       46.9       38.5       27.4       15.1       40%
EBT.................................................     39.4       30.4       26.2       18.2        7.1       53%
Net earnings(2).....................................     34.2       26.7       23.0       16.5        6.9       49%

EBITDA margin.......................................       29%        26%        26%        23%        19%      11%

------------------------

(1) 1999 includes a $2.5 million onetime special payment to Orient-Express Hotels received under a management contract in the fourth quarter, and a $1.3 million gain on the sale of the Windermere Island Club in the Bahamas in the first quarter. The 1997 gain came from the sale of the Lodge at Vail in Colorado.

(2) 1999 net earnings are shown before cumulative effect of change in accounting principle.

                          HISTORICAL EBITDA GROWTH (1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

1995   1996   1997   1998   1999
$23.3  $38.2  $51.7  $61.1  $71.6

EBITDA (in millions)
32% CAGR (1995-1999)

------------------------

(1) Excluding gains on asset sales.

    At the same time, we have been able to acquire new businesses, more than doubling the size of Orient-Express Hotels. Typically, new acquisitions have a lower initial return, with the return then improving over the years. In the aggregate, the return on assets, or ROA, of properties that we have owned more than five years is more than double that of newer ones. These "new acquisitions" should bear fruit in future years.

                   INCREASING RETURNS WITH YEARS OF OWNERSHIP

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

        YEARS
ASSET*  OWNED  ROA (1)
1           1    -4.3%
2           2     4.0%
3           1     7.8%
4           1    10.8%
5           3     8.6%
6           3     9.7%
7           4    17.5%
8           4    22.5%
9           9     4.6%
10          9    18.8%
11         11    11.5%
12         12     9.0%
13         17    17.9%
14         18    20.6%
15         24    14.9%

------------------------

*ASSET

 1.  Westcliff Hotel
 2.  Hotel de la Cite
 3.  Quinta do Lago Hotel
 4.  Lapa Palace Hotel
 5.  La Samanna
 6.  Reid's Palace Hotel
 7.  '21' Club
 8.  Charleston Place

 9.  Gametrackers
10.  The Windsor Court Hotel
11.  Copacabana Palace Hotel
12.  Mount Nelson Hotel
13.  Villa San Michele
14.  Hotel Splendido and
     Splendido Mare
15.  Hotel Cipriani and Palazzo
     Vendramin

------------------------------

(1) ROA is equal to 1999 EBIT divided by 1999 mid-year net book value.

SUMMARY 1999 RESULTS (EXCLUDING GAINS)                              REVENUE                 EBITDA
--------------------------------------                        -------------------   ----------------------
                                                              MILLIONS      %       MILLIONS        %
                                                              --------   --------   --------   -----------
Hotels and restaurants:
  Owned hotels:
    Europe..................................................   $ 80.0       32%      $27.4              38%
    North America...........................................     59.1       24        17.4              24
    Rest of the world.......................................     38.6       15        12.7              18
                                                               ------      ---       -----     -----------
        Total owned hotels..................................    177.7       71        57.5              80
  Hotel management interests................................     11.1        5        11.1              16
  Restaurants...............................................     20.1        8         5.9               8
                                                               ------      ---       -----     -----------
Total hotels and restaurants................................   $208.9       84%      $74.5             104%
Tourist trains and cruises..................................     40.2       16         6.0               8
Overheads...................................................       --       --        (8.9)            (12)
                                                               ------      ---       -----     -----------
                                                               $249.1      100%      $71.6             100%

OWNED HOTELS

    OWNED HOTELS--EUROPE

                                                          TOTAL                                   COMPARABLE BASIS (2)
                                        -----------------------------------------       -----------------------------------------
                                                                           CAGR                                            CAGR
                                          1999       1998       1997     1997-99          1999       1998       1997     1997-99
                                        --------   --------   --------   --------       --------   --------   --------   --------
Number of hotel business units(3).....       7          7          5                         4          4          4
Rooms available (000).................     218        178        124                       117        116        114
Rooms sold (000)......................     155        132         87                        80         79         78
Average daily rate ($)................     327        336        374        -6%(1)         460        432        402        +7%
Occupancy (%).........................      71         74         70                        68         68         68
REVPAR ($)............................     231        249        261        -6%(1)         312        293        273        +7%
Room revenue ($m).....................      51         44         32       +26%(1)          37         34         31        +9%
EBITDA ($m)...........................    27.4       22.6       16.2       +30%(1)        20.0       18.0       16.2       +11%
EBITDA margin (%)(4)..................      34         32         33                        36         34         33

------------------------

(1) Average daily rate and REVPAR data presented on a total basis can be lower than that for previous historical periods due to the acquisition of properties which have a lower average daily rate and REVPAR than those of our properties presented on a comparable basis for the periods presented. In isolation, this decline is not indicative of actual operating performance as the total rooms revenue and EBITDA has increased.

(2) Consists of the Hotel Cipriani, the Hotel Splendido, the Villa San Michele and Reid's Palace Hotel.

(3) At year end

(4) Of owned hotels total revenue--Europe

    Europe offers us both stability through our longstanding operations in Italy, and future growth potential from the Hotel Caruso in Ravello and our recent acquisitions in Portugal. In 1999, our owned hotels in Europe generated $27.4 million EBITDA from seven properties. On a comparable basis, only for hotels owned throughout 1999, 1998 and 1997, rooms revenue grew since 1997 to the end of 1999 at a CAGR of 9%, mainly as a result of increasing room rates, and EBITDA has grown by 11%.

    ITALY

    Three business units in Italy--Hotel Cipriani, Hotel Splendido and Villa San Michele, together with the Cipriani's adjacent Palazzo Vendramin hotel and the Splendido Mare hotel--were among the first hotels acquired by Orient-Express Hotels. Italy is a very popular destination and offers guests a combination of fine weather, excellent cuisine and elegant well preserved surroundings. The country has strict policies limiting development in protected areas, which limits the entry of new competition. Over the years, Orient-Express Hotels has invested in refurbishment and expansion of the properties where possible. EBITDA was $15.8 million in 1999, up 15% from 1998. Our Italian properties are seasonal and close for varying periods during the winter.

    The HOTEL CIPRIANI AND PALAZZO VENDRAMIN--106 keys--in Venice enjoy the highest room rates of the Orient-Express Hotels properties. They were built for the most part in the 1950s and are located on three acres on Giudecca Island opposite the Piazza San Marco. Most of their rooms have views over the Venetian lagoon. Features include fine cuisine in three indoor and outdoor restaurants, gardens and terraces encompassing an Olympic-sized swimming pool, a tennis court and a private boat service to the Piazza San Marco. EBITDA in 1999 was $8.0 million, an increase of 25% over 1998. As demand has grown for this very special experience, REVPAR has steadily increased since 1995 at a compound annual growth rate of 10%, to $578 in 1999. Orient-Express Hotels has added rooms to these properties although this is not always reflected in the key count as, on some occasions, smaller rooms have been combined into suites, which attract higher yield per square foot. In 1998, the new Palazzetto annex to the Palazzo Vendramin was created from staff accommodation, which added five keys and a new restaurant overlooking the Piazza San Marco. Orient-Express Hotels has reached a tentative agreement to acquire a building adjacent to the Palazzetto, which will provide banquet rooms allowing the Hotel Cipriani to cater for larger meetings and freeing up space in the main hotel for eight extra keys.

    The HOTEL SPLENDIDO and SPLENDIDO MARE--85 keys--overlooks Portofino harbor on the Italian Riviera. Set on four acres, this resort was built in 1901 and is surrounded by gardens and terraces which include a swimming pool and tennis court. The property generated EBITDA of $5.1 million in 1999, up 6% from 1998. REVPAR increased to $358 in 1999 from $332 in 1998. Orient-Express Hotels has a long-term lease to operate the Splendido Mare until 2015, with an option to purchase at a fixed price until 2001.

    The VILLA SAN MICHELE--40 keys--is located in Fiesole, a few minutes drive from Florence. Originally built as a monastery in the 15th century with a facade attributed to Michelangelo, it has stunning views over the historic center of Florence and the Arno River Valley. We have remodelled and expanded the guest accommodation to luxury standards, including the addition of a swimming pool. A shuttle bus service is provided to the center of Florence. REVPAR in 1999 was $455 and $420 in 1998 and the property generated EBITDA of $2.7 million in 1999 and $2.5 million in 1998. We plan to expand the property further but the timing of expansion is dependent on our receipt of necessary permits.

    In June 1999, Orient-Express Hotels acquired the HOTEL CARUSO in Ravello overlooking the Amalfi coast near Naples, and has submitted plans to refurbish and restore the property, parts of which date back to the 11th century. We have received a business grant of approximately $5 million from the European Union to help with the re-development of the property, and we expect that the property will be operating for the 2002 season. To date, our investment in the property is about $7 million.

    PORTUGAL

    In the last few years, Orient-Express Hotels has built a very strong position in Portugal. It acquired Reid's Palace Hotel in Madeira in 1996 and followed this with the Lapa Palace Hotel in Lisbon and Quinta do Lago in the Algarve, which we previously managed under contract, in 1998. All the properties have expansion potential, particularly the Lapa Palace Hotel, where we own an adjoining parcel of land and plan to add new keys in the near future.

    REID'S PALACE HOTEL--162 keys--is the most famous hotel on the island of Madeira. This resort is situated on ten acres of semitropical gardens on a cliff top above the sea and the bay of Funchal, the main port city. Opened in 1891, the hotel has four restaurants and spacious conference facilities. Leisure and sports amenities include two swimming pools, a third tide-filled pool, tennis courts, ocean water sports and access to two championship golf courses. It is particularly well known in the United Kingdom and German markets and has year round appeal as it serves both for winter escapes to the sun as well as regular summer holidays. Orient-Express Hotels undertook major refurbishment in 1997 and 1998. In 1999, the property generated EBITDA of $4.4 million and $4.3 million in 1998. REVPAR was $160 in 1999.

    Having managed the property for many years, in 1998 Orient-Express Hotels acquired the HOTEL QUINTA DO LAGO--141 keys--near Faro in the Algarve region, an area well known as a premier European golf destination. The Hotel Quinta do Lago is also popular for more traditional summer holidays as it is set alongside the beach with views over the Rio Formosa National Park and the Atlantic Ocean. Opened in 1988, the hotel occupies eight acres and features ocean views, two restaurants, a health club, indoor and outdoor swimming pools, tennis courts and extensive gardens, as well as access to ocean beaches and nearby championship golf courses. In 1999, the first full year of Orient-Express Hotels' ownership, the property produced EBITDA of $2.7 million. We are undertaking a $3 million refurbishment program and the rooms are now complete with the public areas scheduled for the winter of 2000/2001. Orient-Express Hotels has applied for permits to add a 21-key extension to the property.

    Also in 1998, we acquired the LAPA PALACE HOTEL--94 keys--in the embassy district of Lisbon, near the city center and overlooking the Tagus River. The main part of the hotel was originally built in the 1870s as the palace of a Portuguese noble family. It opened as a luxury hotel in 1992 after extensive conversion and expansion, including the addition of conference facilities and underground car parking. The hotel is set amid gardens with ornamental fountains and both indoor and outdoor swimming pools, occupying a total of three acres. In late 2000, 15 extra keys will be added. Orient-Express Hotels owns an adjoining parcel of land which is suitable for further development once we obtain planning permission. In 1999, the first full year of our ownership, the property produced EBITDA of $3.7 million. REVPAR in 1999 was $146, and we will seek to increase this over the next few years up to levels more consistent with other European capitals.

    FRANCE

    HOTEL DE LA CITE--61 keys--is located in Carcassonne, about a one hour drive from Toulouse. This beautiful walled medieval city attracts 3 million visitors per year. The hotel is situated on the square of Basilica Saint-Nazaire, the town's main architectural attraction, and incorporates one of the 50 watch towers in Carcassonne's ancient fortifications. Opened in 1909, it features two restaurants, gardens with a swimming pool and a conference center. In the past two years, we have undertaken extensive refurbishment work to upgrade the property and reposition it in the higher end of the hotel market. EBITDA in 1999 was $0.8 million, up from $0.4 million in 1998. Over time, we will seek to increase REVPAR from the 1999 level of $129 and $112 in 1998 toward the level enjoyed by our other small properties.

    OWNED HOTELS--NORTH AMERICA, INCLUDING THE CARIBBEAN

                                                             TOTAL                               COMPARABLE BASIS (2)
                                           -----------------------------------------   -----------------------------------------
                                                                              CAGR                                        CAGR
                                             1999       1998       1997     1997-99      1999       1998       1997     1997-99
                                           --------   --------   --------   --------   --------   --------   --------   --------
Number of hotel business units(3)........       4          2          2                     2          2          2
Rooms available (000)....................     160        142        150                   138        142        140
Rooms sold (000).........................     122        104        104                   105        103         95
Average daily rate ($)...................     295        295        284        +2%(1)     297        295        289        +1%
Occupancy (%)............................      76         73         69                    76         72         68
REVPAR ($)...............................     224        214        195        +7%(1)     226        215        197        +7%
Room revenue ($m)........................      36         31         29       +11%(1)      31         30         27        +7%
EBITDA ($m)..............................    17.4       13.9       16.3        +3%(1)    15.3       13.9       12.4       +11%
EBITDA margin (%)(4).....................      29         29         32                    30         29         29

------------------------

(1) Average daily rate and REVPAR data presented on a total basis can be lower than that for previous historical periods due to the acquisition of properties which have a lower average daily rate and REVPAR than those of our properties presented on a comparable basis for the periods presented.

(2) Consists of the Windsor Court Hotel and La Samanna.

(3) At year end.

(4) Of owned hotels total revenue--North America.

    Our owned hotels in North America performed well in 1999, generating EBITDA of $17.4 million. For several years, we decided not to acquire any further properties in the United States as prices were artificially inflated by the buying activity of real estate investment trusts. However, in 1999, a decrease in this activity allowed us to purchase two properties, Keswick Hall and the Inn at Perry Cabin, at reasonable prices. We believe that both properties have excellent potential for future expansion.

    On a comparable basis, since 1997 REVPAR has increased at a compound annual growth rate of 7%, mainly as a result of increased occupancy, and EBITDA has grown by 11%.

    THE WINDSOR COURT--324 keys--generated EBITDA of $12.3 million, up from $10.8 million in 1998. It opened in 1984 and is located in the central business district of New Orleans near the French Quarter and the Mississippi riverfront. The property enjoyed both higher occupancy and better room rates in 1999. REVPAR was $190 in 1999, up from $174 in 1998. In 1999, Harrah's opened the only land-based casino in Louisiana across the street from the hotel, and we believe that this should help the property in the year 2000 and beyond. Each room in the hotel has panoramic views over the river or the city. Facilities include three restaurants and lounges, a rooftop ballroom, several other banquet and meeting rooms, an outdoor swimming pool and a health club. The hotel's interior decor features a collection of historic European art and antique furniture. In 2000, a new luxury hotel is scheduled to open close by, which may increase competitive pressures.

    In 1996, we acquired LA SAMANNA--83 keys--located on the island of St. Martin in the French West Indies. Built in 1973, the hotel has two restaurants and comprises 16 buildings on ten acres of land along a 4,000-foot beach. Amenities include a freshwater swimming pool, tennis courts, fitness and conference centers, boating and ocean water sports. The hotel owns an adjacent 45 acres of land available for future development. The hotel is open most of the year, seasonally closing during the autumn months. After a strong start to 1999, the hotel was hit by Hurricane Lenny in October and was unable to reopen until February 2000, missing much of the high season. The property is insured for damage and business interruption so, in spite of these problems, it generated EBITDA of $3.0 million in 1999, similar to the result for 1998.

    In May 1999, Orient-Express Hotels acquired KESWICK HALL--48 keys--and the INN AT PERRY CABIN--41 Keys. Keswick Hall, a private home built in 1912, is located in the rolling countryside of central Virginia near Charlottesville and Monticello. Keswick Hall is popular for weekend breaks and business meetings in order to visit the surrounding area and for golfing on the adjacent Arnold Palmer course which Orient-Express Hotels operates under lease with an option to purchase. In the same transaction, Orient-Express Hotels acquired the Inn at Perry Cabin, which was built in 1812 as a country inn and is located in St. Michaels, Maryland on the eastern shore of Chesapeake Bay. Set on 25 shoreside acres that include a health club, an indoor swimming pool and boating and fishing on the Bay, it is an attractive vacation spot, particularly for the Washington, D.C. market. In 1999 the two properties generated EBITDA of $2.1 million. REVPAR was $184 at Keswick Hall and $244 at the Inn at Perry Cabin. Both properties have extensive grounds which should allow for expansion.

    During the first quarter of 1999, Orient-Express Hotels sold the Windermere Island Club in the Bahamas, which its predecessor company had acquired in 1983. The property had been closed for several years pending sale. The gain on sale of $1.3 million is not included in the regional figures shown above.

    OWNED HOTELS--REST OF THE WORLD

                                                            TOTAL                                 COMPARABLE BASIS (2)
                                        ---------------------------------------------   -----------------------------------------
                                                                             CAGR                                          CAGR
                                          1999       1998       1997       1997-99        1999       1998       1997     1997-99
                                        --------   --------   --------   ------------   --------   --------   --------   --------
Number of hotel business units(3).....       4          4          3                         3          3          3
Rooms available (000).................     217        205        162                       173        171        162
Rooms sold (000)......................     109        107         99                        95         97         99
Average daily rate ($)................     227        251        254              -5%(1)    241       264        254        -3%
Occupancy (%).........................      50         52         61                        55         57         61
REVPAR ($)............................     113        131        154             -14%(1)    133       150        155        -7%
Room revenue ($m).....................      24         27         25              -2%(1)     23        26         25        -4%
EBITDA ($m)...........................    12.7       12.3       11.5              +5%(1)   13.3      13.1       11.5        +8%
EBITDA margin (%)(4)..................      33         29         29                        37         32         29

------------------------

(1) Average daily rate and REVPAR data presented on a total basis can be lower than that for previous historical periods due to the acquisition of properties which have a lower average daily rate and REVPAR than those of our properties presented on a comparable basis for the periods presented. In isolation, this decline is not indicative of actual operating performance due to the increase in EBITDA. The devaluation of the Brazilian real referred to below affected room revenue negatively and EBITDA positively.

(2) Consists of the Mount Nelson Hotel, Gametrackers and the Copacabana Palace Hotel.

(3) At year end.

(4) Of owned hotels total revenue--Rest of the world.

    In 1999, these properties produced EBITDA of $12.7 million. South America had an excellent year with the Copacabana Palace Hotel performing well. On the other hand, we experienced weakness in the African market with the Westcliff Hotel struggling during its first full year. In Australia, we purchased two Australian hotels early in 2000--the Observatory in Sydney and Lilianfels in the Blue Mountains--which position us firmly in the market and should link well with the Great South Pacific Express train which we manage.

    On a comparable basis, since 1997 EBITDA has grown at a compound annual growth rate of 8%, and REVPAR and room revenue have fallen measured in U.S. dollars, but this reflects the significant weakening of local currencies against the U.S. dollar.

    SOUTH AMERICA

    Built in the 1920s on a three-acre site facing Copacabana Beach near the central business district of Rio de Janeiro, the COPACABANA PALACE HOTEL--223 keys--is one of the most famous in South America and features two gourmet restaurants, several spacious function and meeting rooms including a 500-seat theater, a large swimming pool and a roof-top tennis court. Results have improved since our major refurbishment program was completed in 1997. The real, the local Brazilian currency, significantly devalued during 1999 and as a result, revenue actually fell in US dollar terms to $22.7 million from $26.5 million in 1998, but this was more than offset by cost savings enabling us to increase EBITDA from $8.8 million in 1998 to $10 million in 1999. For the same reason, we believe that the weaker real puts us in a strong position for at least the year 2000.

    AFRICA

    During 1998 in anticipation of a boom market under the new government, there was a significant expansion of the room supply in Cape Town. However, tourism and business have not grown as fast as expected and results at the MOUNT NELSON HOTEL--226 keys--have suffered as a consequence, with 1999 EBITDA at $2.7 million, down from $3.5 million in 1998. The Mount Nelson is an extraordinary historic property with beautiful gardens and pools. It stands just below Table Mountain and is within walking distance of the main business, civic and cultural center of Cape Town. The hotel has a ballroom, two swimming pools, tennis courts and a fitness center, all situated on ten acres of grounds and gardens. We believe that the 1999 REVPAR of $91, down from $100 in 1998, does not reflect these amenities, and that the market will stabilize in future years.

    We opened the WESTCLIFF HOTEL--118 keys--in Johannesburg in March 1998. It is the only garden hotel in the city, perched on a hillside with stunning views over the zoo and park. Its resort amenities include two swimming pools, a tennis court and a health club, and the hotel attracts business guests because of its proximity to the city center. As in Cape Town, the expected boom in Johannesburg did not materialize. Facing the challenge of opening in a soft market, the Westcliff had $0.5 million negative EBITDA in 1999 and negative $0.7 million EBITDA for nine months of 1998. Over time, we expect that market awareness and repeat business should grow.

    In 1999, we substantially completed the refurbishment of GAMETRACKERS--39 keys total--, our three safari lodges in Botswana. Established in 1971, we lease three lodge and camp sites in the Okavango River delta and nearby game reserves, where some of the best wildlife in Africa can be observed from open safari vehicles or boats. Each camp has 12 to 15 twin-bedded deluxe tents, and guests travel between the camps by light aircraft. Boating, fishing, hiking and swimming are offered at the various sites. Results in 1999 were adversely affected by the refurbishment, with EBITDA declining from $0.7 million to $0.5 million.

    AUSTRALIA

    In March 2000, Orient-Express Hotels acquired the OBSERVATORY HOTEL--96 keys--in Sydney, and LILIANFELS HOTEL--86 keys--in the Blue Mountains National Park. Orient-Express Hotels has managed The Observatory Hotel for many years and the contract had provisions which helped us acquire the property at an attractive price. Within walking distance of the central business district, this hotel opened in 1993 and has two restaurants, extensive meeting and banquet rooms, a health club with indoor swimming pool, a tennis court and a large parking garage on a site of about one acre.

    The Lilianfels Hotel is named after the original estate house, dating from 1890, which has been refurbished as the hotel's gourmet restaurant. The main hotel, built in 1992, has a second restaurant. The resort's four acres of grounds encompass an indoor swimming pool, health club and spa, outdoor tennis courts and extensive gardens with views over the Blue Mountains.

HOTEL MANAGEMENT INTERESTS

                                                                                     CAGR
                                                    1999       1998       1997     (1997-99)
                                                  --------   --------   --------   ---------
                                                            (DOLLARS IN MILLIONS)
EBITDA (excluding gain on sale of assets).......   $11.1       $9.6       $7.6        +21%

    Our hotel management interests consist of our interest in Charleston Place, our Peruvian hotels joint venture and our management contract for Bora Bora Lagoon Resort. The figures above also include management fees from the Observatory Hotel and Quinta do Lago in the relevant years.

    CHARLESTON PLACE--442 keys--is located in the heart of historic Charleston, South Carolina, a popular destination for tourism, groups and business meetings. Originally opened in 1986, the hotel has two restaurants, extensive banqueting and conference space including a grand ballroom, a health club with swimming pool and tennis court, and 27 retail shops leased to third parties. The hotel also owns the adjacent historic Riviera Theater recently remodelled as an additional conference facility and five retail shops. The property has always enjoyed a high occupancy, and we have focused on improving facilities and service to enable an increase in room rate. Orient-Express Hotels has a 19.9% ownership interest in the hotel, manages the property under a long-term contract and receives interest on partnership loans which it assumed in the original transaction. In 1998, there was a major increase in performance over 1997--Orient-Express Hotels earnings of $8.8 million in 1998 versus
$6.8 million in 1997--but our earnings for 1999 continued to improve, to $8.9 million.

    We recently commenced operations in Peru, which we believe is one of the most interesting and promising locations in South America. In March 1999, we formed a 50/50 joint venture with local Peruvian investors. Under exclusive management of Orient-Express Hotels, this joint venture operates the Monasterio Hotel and the Machu Picchu Sanctuary Lodge under 20-year renewable leases which commenced in 1995.

    The MONASTERIO HOTEL--122 keys--is located in the ancient Inca capital of Cusco, the most important tourist destination in Peru. We plan to upgrade and expand the property substantially and in that connection have a long-term lease on the adjoining Nazarenas convent. The hotel was originally built as a Spanish monastery in the 16th century and was converted to hotel use in 1995. The deluxe guest rooms and suites and two restaurants are arranged around open-air cloisters. Wage costs are extremely low in Peru so the property is already profitable in spite of low room rates and occupancy. We believe that this property can achieve substantially higher room rates.

    The MACHU PICCHU SANCTUARY LODGE--32 keys--is the only hotel in the vicinity of the famous mountaintop Inca ruins. During 2000, we plan to refurbish the rooms, which should allow us to increase rates significantly. The joint venture also has a lease on a site by the river at the foot of the ruins, close to the town where tourists arrive by train, which we plan to develop as a larger hotel, but this is unlikely to be open for several years given the time required for permits, design and construction. During 1999, the joint venture generated
$1.2 million profits to Orient-Express Hotels in the form of profit share and management fees.

    We also operate the BORA BORA LAGOON RESORT in French Polynesia under management contract. This resort, which opened in 1993, has 50 bungalows situated over the lagoon water plus 30 additional beach and garden bungalows, all built in traditional Tahitian style. Guests dine in two restaurants and enjoy extensive water sports and tennis. The owner is considering selling this property and, in order to facilitate a sale, Orient-Express Hotels agreed to sell back to the owner its contractual right to an early termination fee. This generated a $2.5 million gain in 1999, which is not included in the results shown in the table above. The owner now has the right to terminate the contract on six months notice. Otherwise, it will expire in April 2008. Management fees in 1999 were $0.5 million, excluding the gain.

RESTAURANTS

                                                                                   CAGR
                                                  1999       1998       1997     (1997-99)
                                                --------   --------   --------   ---------
                                                          (DOLLARS IN MILLIONS)
Revenue.......................................   $20.1      $19.0      $17.5         +7%
EBITDA(1).....................................     5.9        5.4        4.7        +12%
EBITDA margin (%).............................      29         28         27

------------------------

(1) Includes equity interest in Harry's Bar.

    Orient-Express Hotels owns the '21' Club restaurant in New York and has an interest in Harry's Bar in London.

    In 1995, we acquired '21' CLUB, the famous landmark restaurant in New York. Originally a speakeasy in the 1920s, this restaurant is open to the public, occupies three brownstone buildings in midtown Manhattan and features gourmet American cuisine. It serves a la carte meals in the bar restaurant and also has a number of banqueting rooms used for functions. It was during Prohibition that '21's famous secret wine cellar was built--its two-ton door operated by placing an 18-inch wire into a tiny hole in a certain brick. The business generated EBITDA of $5.4 million in 1999, $5.0 million in 1998.

    Orient-Express Hotels also has a 49% interest in HARRY'S BAR, a private dining club in the Mayfair area of London. The majority partner manages the restaurant with assistance from our Italian hotels. Its menu features gourmet Italian cuisine. Besides generating a good return on a relatively small investment, this business gives Orient-Express Hotels a presence in London. Orient-Express Hotels earned $0.5 million from this interest in 1999. We have an option to acquire 100% ownership of this property under certain conditions.

    We have acquired the contents and famous brand name of the renowned LA CABANA steak house in Buenos Aires, which we plan to relaunch as soon as we acquire a suitable site.

TOURIST TRAINS AND CRUISES

                                                              1999       1998       1997
                                                            --------   --------   --------
                                                                    (IN MILLIONS)
EBITDA:
  Owned train operations (VSOE and British Pullman).......    $5.5       $6.2       $3.3
  Management contracts (E&O, GSPE)(1).....................     0.4        0.5        0.6
  PeruRail(1).............................................     1.3         --         --
  Road to Mandalay........................................    (0.3)       0.9        1.3
  Regional costs..........................................    (0.9)      (1.2)      (1.5)
                                                              ----       ----       ----
                                                              $6.0       $6.4       $3.7
                                                              ====       ====       ====

------------------------

(1) Share of joint venture and management fees.

    The trains and cruises segment of Orient-Express Hotels produced EBITDA of $6.0 million in 1999 and $6.4 million in 1998. Results for our luxury tourist trains have slipped after a strong 1998 and the Road to Mandalay cruiseship had a very difficult year as it was unable to run its full itinerary due to exceptional adverse weather conditions. The end of the year was helped by our investment in PeruRail, which generated $1.3 million EBITDA in the fourth quarter.

    Our principal European tourist trains, called the VENICE SIMPLON-ORIENT-EXPRESS, or VSOE, operate in two parts in a regularly scheduled overnight service between London and Venice and on short excursions in southern England. Orient-Express Hotels owns 30 railway cars originally used on the historic "Orient-Express" and other famous European trains. All have been refurbished in original 1920s/1930s decor and meet modern safety standards. The services offered are a continuation of, and are marketed as, the Orient-Express trains of the pre-World War II years. The trains--one based in Great Britain composed entirely of Pullman cars with a capacity for up to 250 passengers, and the other on the continent made up of Compagnie Internationale des Wagon-Lits et Tourisme sleeping cars and day coaches with capacity for up to 180 passengers--operate once or twice weekly principally between London and Venice from March to November each year via Paris, Zurich and Innsbruck on a scenic route through the Alps. Passengers travel across the English Channel by ferry. Occasional trips are also made from time to time to Rome, Prague and Istanbul and other European destinations.

    The BRITISH PULLMAN cars operate all year, originating out of London on short excursions to places of historic or scenic interest in southern England including some overnight trips when passengers stay at local hotels. Both the British and Continental trains are available for private charter.

    We are developing a new tourist train, the NORTHERN BELLE, to offer day trips and charter service in the north of the United Kingdom. It should be operational by the middle of 2000 and will build on the success of our British Pullman business, which focuses on the south of England around London. The train comprises a locomotive and six dining cars elegantly decorated to be reminiscent of old British "Belle" trains of the 1930s, and can carry up to 250 passengers. Full course gourmet meals will be served on board and passengers will stay in local hotels on overnight itineraries. Total investment in the project is expected to be about $7 million.

    In September 1999, PERURAIL was formed as a 50/50 joint venture with Peruvian partners, to operate a large part of the state-owned Peruvian railways under a 30-year franchise agreement with a possible extension for a further
30 years. In return for the franchise, the joint venture pays the Peruvian government a fee related to traffic levels which can be offset for ten years either fully or partially against investment in track improvements. Most of the profits are generated by the 70-mile Cusco-Machu Picchu line serving tourists visiting the Inca ruins. This is the principal access for tourists to the famous Inca ruins because there is no convenient road. A second rail line runs from Cusco to Matarani on the Pacific Ocean via Puno on Lake Titicaca and Arequipa and principally serves freight traffic at present. The Cusco-Machu Picchu line connects our two Peruvian hotels allowing us to create inclusive packages.

    Our other luxury trains are the EASTERN & ORIENTAL EXPRESS or E&O, which runs principally from Bangkok to Singapore, and the GREAT SOUTH PACIFIC EXPRESS, or GSPE, in Australia, which commenced operations in May 1999. Both are operated under our exclusive management contracts with Orient-Express Hotels having a 25% shareholding in the Eastern & Oriental Express owning company and a 10% shareholding in the Great South Pacific Express operating company. Total investment in these operations is about $5.5 million.

    The E&O makes one round trip each week between Singapore, Kuala Lumpur and Bangkok. The journey lasts about 48 hours each way and includes two nights on board and side trips to Penang in Malaysia and the River Kwai in Thailand. Some overnight trips are also made from Bangkok to Chiang Mai in northern Thailand. Originally built in 1970, the 24 E&O cars were substantially rebuilt to an elegant oriental style of decor and fitted with modern facilities such as air-conditioning and private bathrooms. The train is made up of sleeping cars with three types of berths, three restaurant cars, a bar car and an open air observation car and can carry 125 passengers. Like the Venice Simplon-Orient-Express, the E&O is available for charter by private groups.

    GSPE comprises 21 sleeping, restaurant, bar and observation cars decorated in a late 19th century style with capacity for 100 passengers. Like the E&O tourist train, GSPE is fully air-conditioned and the three types of passenger compartments are well appointed with private bathrooms. Regularly scheduled one or two night itineraries originating out of Brisbane operate north to Cairns in Queensland and south to Sydney in New South Wales. The northern route includes stopovers for passengers to visit the Great Barrier Reef and the Kuranda rainforest.

    We operate a deluxe river cruiseship on the Irrawaddy River in central Burma, or Myanmar, called the ROAD TO MANDALAY. The ship was a Rhine River cruiser built in 1964 which we bought and refurbished. It features 66 air-conditioned cabins with private bathrooms, spacious restaurants and lounge areas and a canopied sun deck with swimming pool. The ship travels between Mandalay and Pagan up to eight times each month and carries 126 passengers who enjoy sightseeing along the river and guided shore excursions to places of historic interest. Five to eight night itineraries are offered including airfare to and from the ship and hotel accommodation in Rangoon. We also operate occasional cruises to different destinations, such as to Bhamo in the north of the country close to the

Chinese border. The ship does not operate in midsummer due to the heat. The Road to Mandalay had a very difficult year in 1999. Early that year, the water level of the Irrawaddy River fell well below normal levels to the lowest level in 75 years due to lack of rainfall in the north of the country. This caused the navigation channels to become so shallow that the ship was unable to travel the whole distance between Pagan and Mandalay. This seriously affected bookings. We have sought and received commitments from the Burmese river authorities to maintain adequate navigation channels in the river, so we do not anticipate that low water levels will be a recurring problem.

                            OPERATING DATA 1995-1999

                                                                    YEAR ENDED DECEMBER 31,
                                                      ----------------------------------------------------
                                                        1999       1998       1997       1996       1995
                                                      --------   --------   --------   --------   --------
                                                                     (DOLLARS IN MILLIONS)
Revenue:
Owned hotels:
    Europe..........................................   $ 80.0     $ 70.4     $ 48.6     $ 46.2     $ 27.8
    North America...................................     59.1       47.9       50.7       40.1       36.6
    Rest of the world...............................     38.6       43.0       39.5       31.1       25.9
Hotel management interests..........................     11.1        9.6        7.6        6.3        1.6
Restaurants.........................................     20.1       19.0       17.5       15.0        3.9
Tourist trains and cruises..........................     40.2       41.0       34.8       30.8       26.4
                                                       ------     ------     ------     ------     ------
Total...............................................   $249.1     $230.9     $198.7     $169.5     $122.2
                                                       ======     ======     ======     ======     ======
EBITDA:
Owned hotels:
    Europe..........................................   $ 27.4     $ 22.6     $ 16.2     $ 13.7     $  8.5
    North America...................................     17.4       13.9       16.3       10.9       11.2
    Rest of the world...............................     12.7       12.3       11.5        7.8        4.8
Hotel management interests..........................     11.1        9.6        7.6        6.3        1.6
Restaurants.........................................      5.9        5.4        4.7        3.8        1.4
Tourist trains and cruises..........................      6.0        6.4        3.7        2.4        2.3
Gains...............................................      3.8         --        5.0         --         --
Overhead............................................     (6.4)      (6.6)      (5.8)      (4.2)      (3.9)
Corporate...........................................     (2.5)      (2.5)      (2.5)      (2.5)      (2.5)
                                                       ------     ------     ------     ------     ------
Total...............................................   $ 75.4     $ 61.1     $ 56.7     $ 38.2     $ 23.4
                                                       ======     ======     ======     ======     ======
No. of hotel business units:
Owned hotels:
  Europe............................................        7          7          5          4          3
  North America.....................................        4          2          2          3          2
  Rest of the world.................................        4          4          4          3          3
Hotel management interests..........................        5          3          3          2          2
                                                       ------     ------     ------     ------     ------
Total...............................................       20         16         14         12         10
                                                       ======     ======     ======     ======     ======
No. of rooms:
Owned hotels:
  Europe............................................      689        666        575        513        353
  North America.....................................      496        407        404        453        371
  Rest of the world.................................      606        606        487        472        377
Hotel management interests..........................      772        616        616        536        536
                                                       ------     ------     ------     ------     ------
Total...............................................    2,563      2,295      2,082      1,974      1,637
                                                       ======     ======     ======     ======     ======

                          EBITDA BY PROPERTY 1995-1999

                                                EBITDA YEAR ENDED DECEMBER 31,
                                     ----------------------------------------------------                                  NO. OF
                                       1999       1998       1997       1996       1995     LOCATION                       ROOMS
                                     --------   --------   --------   --------   --------   --------                      --------
                                                        (IN MILLIONS)
OWNED HOTELS:
Europe
  Hotel Cipriani/Vendramin.........   $ 8.0      $ 6.4      $ 5.7      $ 4.8      $ 4.7     Venice, Italy                   106
  Hotel Splendido/Mare.............     5.1        4.8        3.7        3.5        2.5     Portofino, Italy                 85
  Villa San Michele................     2.7        2.5        2.0        1.7        1.3     Fiesole, Florence, Italy         40
  Reid's Palace....................     4.4        4.3        4.8        3.7         --     Madeira, Portugal               162
  Hotel Quinta do Lago.............     2.7        2.8         --         --         --     Algarve, Portugal               141
  Lapa Palace......................     3.7        1.4         --         --         --     Lisbon, Portugal                 94
  Hotel de la Cite.................     0.8        0.4        0.0         --         --     Carcassonne, France              61
                                      -----      -----      -----      -----      -----
      Total Europe.................    27.4       22.6       16.2       13.7        8.5

North America
  Windsor Court....................    12.3       10.8       10.0        9.2        8.9     New Orleans, LA                 324
  La Samanna.......................     3.0        3.1        2.4        0.2         --     St. Martin, Fr. West Indies      83
  Lodge at Vail....................      --         --        3.9        1.5        2.3     Vail, CO                         --
  Keswick Hall/Perry Cabin.........     2.1         --         --         --         --     VA & MD                       48/41
                                      -----      -----      -----      -----      -----
      Total North America..........    17.4       13.9       16.3       10.9       11.2

Rest of the world:
  Mount Nelson.....................     2.7        3.5        5.1        4.8        4.7     Cape Town, South Africa         226
  Westcliff........................    (0.5)      (0.7)        --         --         --     Johannesburg, South Africa      118
  Gametrackers.....................     0.5        0.7        0.6        0.8       (0.2)    Botswana                         39
  Copacabana Palace................    10.0        8.8        5.8        2.2        0.3     Rio de Janeiro, Brazil          223
                                      -----      -----      -----      -----      -----
      Total rest of the world......    12.7       12.3       11.5        7.8        4.8

Total owned hotels.................    57.5       48.8       44.0       32.4       24.5
Management interests...............    11.1        9.6        7.6        6.3        1.6
Restaurants........................     5.9        5.4        4.7        3.8        1.4
                                      -----      -----      -----      -----      -----
      Total hotels and
        restaurants................    74.5       63.8       56.3       42.5       27.5
Tourist trains and cruises.........     6.0        6.4        3.7        2.4        2.3
Gains..............................     3.8         --        5.0         --         --
Overhead...........................    (6.4)      (6.6)      (5.8)      (4.2)      (3.9)
Corporate..........................    (2.5)      (2.5)      (2.5)      (2.5)      (2.5)
                                      -----      -----      -----      -----      -----
      Total EBITDA.................   $75.4      $61.1      $56.7      $38.2      $23.4

                                                       DATE
                                         DATE        ACQUIRED/
                                         BUILT        OPENED
                                     -------------   ---------

OWNED HOTELS:
Europe
  Hotel Cipriani/Vendramin.........         1950's     1976
  Hotel Splendido/Mare.............           1901     1986
  Villa San Michele................         1400's     1982
  Reid's Palace....................           1891     1996
  Hotel Quinta do Lago.............           1988     1998
  Lapa Palace......................    1870's/1992     1998
  Hotel de la Cite.................           1909     1997
      Total Europe.................
North America
  Windsor Court....................           1984     1991
  La Samanna.......................           1973     1996
  Lodge at Vail....................             --       --
  Keswick Hall/Perry Cabin.........      1912/1812     1999
      Total North America..........
Rest of the world:
  Mount Nelson.....................           1899     1988
  Westcliff........................           1998     1998
  Gametrackers.....................           1971     1992
  Copacabana Palace................         1920's     1989
      Total rest of the world......
Total owned hotels.................
Management interests...............
Restaurants........................
      Total hotels and
        restaurants................
Tourist trains and cruises.........
Gains..............................
Overhead...........................
Corporate..........................
      Total EBITDA.................

                    HOTEL AND REGIONAL STATISTICS 1997-1999

                             AVERAGE DAILY RATE--$                  OCCUPANCY                        REVPAR--$
                         ------------------------------   ------------------------------   ------------------------------
                            YEAR ENDED DECEMBER 31,          YEAR ENDED DECEMBER 31,          YEAR ENDED DECEMBER 31,
                         ------------------------------   ------------------------------   ------------------------------
                           1999       1998       1997       1999       1998       1997       1999       1998       1997
                         --------   --------   --------   --------   --------   --------   --------   --------   --------
Europe
  Hotel Cipriani/
     Vendramin.........    $733       $697       $632        79%        81%        79%       $578       $562       $499
  Hotel
     Splendido/Mare....     551        510        500        65         65         64         358        332        321
  Villa San Michele....     553        528        492        82         80         76         455        420        373
  Reid's Palace........     257        248        247        62         74         65         160        183        159
  Hotel Quinta do
     Lago..............     176        183         --        77         78         --         135        143         --
  Lapa Palace..........     197        213         --        74         79         --         146        167         --
  Hotel de la Cite.....     205        199        120        63         56         85         129        112        101

North America
  Windsor Court........     251        242        242        76         72         67         190        174        162
  La Samanna...........     558        533        526        77         78         71         432        418        372
  Lodge at Vail........      --         --        224        --         --         83          --         --        186
  Keswick Hall.........     260         --         --        71         --         --         184         --         --
  Perry Cabin..........     309         --         --        79         --         --         244         --         --

Rest of World
  Mount Nelson.........     206        244        271        44         41         51          91        100        137
  Westcliff............     115        109         --        28         27         --          32         29         --
  Gametrackers.........     263        259        312        40         40         38         104        103        120
  Copacabana Palace....     256        274        234        69         78         78         176        214        183

Regional Averages
  Europe...............     327        336        374        71         74         70         231        249        261
  North America........     295        295        284        76         73         69         224        214        195
  Rest of the world....     227        251        254        50         52         61         113        131        154
  Worldwide............     289        297        301        64         65         66         186        193        199

                             AVERAGE DAILY RATE--LOCAL CURRENCY
                         -------------------------------------------
                            YEAR ENDED DECEMBER 31,
                         ------------------------------
                           1999       1998       1997      CURRENCY
                         --------   --------   --------   ----------
Europe
  Hotel Cipriani/
     Vendramin.........    1,337      1,209      1,075    Lire 000's
  Hotel
     Splendido/Mare....    1,005        884        850    Lire 000's
  Villa San Michele....    1,009        916        836    Lire 000's
  Reid's Palace........   48,584     44,596     43,190    Escudos
  Hotel Quinta do
     Lago..............   33,172     32,957         --    Escudos
  Lapa Palace..........   37,302     38,360         --    Escudos
  Hotel de la Cite.....    1,267      1,174        699    Franc
North America
  Windsor Court........      251        242        242    US $
  La Samanna...........      558        533        526    US $
  Lodge at Vail........       --         --        224    US $
  Keswick Hall.........      260         --         --    US $
  Perry Cabin..........      309         --         --    US $
Rest of World
  Mount Nelson.........    1,263      1,354      1,247    Rand
  Westcliff............      703        604               Rand
  Gametrackers.........    1,215      1,095      1,134    Pula
  Copacabana Palace....      463        318        253    Real
Regional Averages
  Europe...............       --         --         --    --
  North America........       --         --         --    --
  Rest of the world....       --         --         --    --
  Worldwide............       --         --         --    --

INDUSTRY AWARDS

    We have gained a worldwide reputation for quality and service in the luxury segment of the leisure and business travel market. This reputation was recently acknowledged by Conde Nast Traveler when we were listed as one of the top two "Best Hotel Chains in Europe," and over the last 18 months our 31 properties won 67 national and international awards, 13 of which were "Number One" or "Best" in the category. Following is a selection of our recent awards:

                          A SELECTION OF RECENT AWARDS

ORIENT-EXPRESS HOTELS.......................................  2nd Best European Hotel Group in 2000--Conde Nast Traveler
                                                                (USA)
                                                              3rd Best North American Hotel Group in 1999--Conde Nast
                                                                Traveler (USA)
                                                              8th Best North American Hotel Group in 2000--Conde Nast
                                                                Traveler (USA)
HOTEL CIPRIANI..............................................  9th Best Hotel in the World 1999--Conde Nast Traveller (UK)
                                                              Room at the Top 1998--Gourmet Magazine
HOTEL SPLENDIDO.............................................  5th Best Loved Hotel in the World 1999--The Times (London)
                                                              15th Best Hotel in the World 1999--Conde Nast Traveller (UK)
SPLENDIDO MARE..............................................  1999 Hot List--Conde Nast Traveler (USA)
VILLA SAN MICHELE...........................................  Number 1: Top Ten Luxury Escapes 1999--Daily Telegraph
                                                                (London)
                                                              Number 15: Top Twenty International Resorts 1999--Andrew
                                                                Harper's Hideaway Report
QUINTA DO LAGO HOTEL........................................  Best Golf Resort Hotel in Europe 2000--Hertz International
                                                              Golf Awards
                                                              Finest Golf Resort in the World--Silver Medal--Golf Magazine
REID'S PALACE HOTEL.........................................  4th Best Hotel in the World 1999--Daily Telegraph (London)
HOTEL DE LA CITE............................................  Great Escape 1999--Sunday Business (London)
                                                              1999 Hot List--Conde Nast Traveler (USA)
WINDSOR COURT HOTEL.........................................  Number 1 Hotel in the World 1999--Conde Nast Traveler (USA)
                                                              Top five Hotels in North America 1993-1999--Zagat Hotel
                                                                Survey
                                                              Number 2 Hotel in the World 1999--American Association of
                                                                Travel Editors
                                                              Award of Excellence 1999--Millionaire Magazine
CHARLESTON PLACE HOTEL......................................  Four Diamonds--American Automobile Association
                                                              Charleston Grill--Mobil Four Star Award 1998
KESWICK HALL HOTEL..........................................  8th Top Small Hotels in the World 1998
                                                              Gold Award: Best 500 Hotels in the World 1998--Conde Nast
                                                                Traveler (USA)
INN AT PERRY CABIN..........................................  Best Small Hotel in the US 1998--Conde Nast Traveler (USA)
                                                              Country House Hotel of the Year 1997--Andrew Harper's
                                                                Hideaway Report
COPACABANA PALACE...........................................  Best Luxury Hotel in Latin America--1997 Official Hotel
                                                              Guide
MOUNT NELSON HOTEL..........................................  Best Hotel in Africa 1999--Conde Nast Traveler (USA)
                                                              Africa's Leading Hotel 1999--World Travel Awards
                                                              Cape Colony--Top Ten Restaurants in the World 1998--Hotels
                                                                Magazine

OBSERVATORY HOTEL...........................................  Asia/Pacific's Leading Hotel 1998 and 1999--World Travel
                                                              Awards
                                                              4th Best Business Hotel in the World 1999--Conde Nast
                                                                Traveller (UK)
LILIANFELS HOTEL............................................  Australian Tourism Award for Luxury Accommodation 1998
                                                              101 Best Hotels in the World 1998--Tatler Cunard Travel
                                                                Guide
BORA BORA LAGOON RESORT.....................................  Asia/Pacific's Leading Resort 1999--World Travel Awards
                                                              Number 1 Exotic Destination 1998--Robb Report
'21' CLUB...................................................  Forbes Magazine's December 1999 list of Four Star New York
                                                                Eateries
                                                              Award of Excellence 1998--Wine Spectator Magazine
VENICE SIMPLON-ORIENT-EXPRESS...............................  Honorary member of Relais and Chateaux since 1986
                                                              Golden Lion: presented by the mayor of Venice in recognition of
                                                                the contribution made by Venice Simplon-Orient-Express to
                                                                the people of Venice
EASTERN & ORIENTAL EXPRESS..................................  Five Star Diamond Award 2000--American Academy of
                                                              Hospitality Sciences (the first and only such award given to a train)
GREAT SOUTH PACIFIC EXPRESS.................................  1999 Hot List--Conde Nast Traveler (USA)

COMPETITION

    We compete for hotel and restaurant acquisition opportunities with others who have substantially greater financial resources than we do. This competition may have the effect of increasing our acquisition costs by reducing the number of suitable investment opportunities offered to us and increasing the bargaining power of property owners seeking to sell or to enter into management agreements.

    Some of our hotels are located in areas where there are numerous competitors, many of which have substantially greater resources than Orient-Express Hotels. Competition in the hospitality industry is based generally on convenience of location, room rates, menu prices, range and quality of food services and amenities offered, types of cuisine, and name recognition. Demographic, geographic or other changes in one or more of our markets could impact the convenience or desirability of the sites of our hotels and restaurants, and so could adversely affect their operations. Also, new or existing competitors could significantly lower rates or offer greater conveniences, services or amenities or significantly expand, improve or introduce new facilities in markets in which our hotels and restaurants compete. Any of these actions could have a material adverse effect on our operations.

EMPLOYEES

    We currently employ about 4,500 persons, about 2,000 of whom are represented by labor unions. We believe that our ongoing labor relations are good.

LITIGATION

    There are no material pending legal proceedings, other than ordinary routine litigation incidental to its business, to which Orient-Express Hotels or any of its subsidiaries is a party or of which any of their property is the subject.

GOVERNMENT REGULATION

    The hospitality industry in general, and Orient-Express Hotels in particular, is subject to numerous foreign and U.S. federal, state and local government regulations. See "Risk Factors--The hospitality industry is subject to much government regulation." We believe that we are in compliance in all material respects with statutory and administrative government regulations with respect to our business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The table below lists the directors, executive officers and key employees of Orient-Express Hotels and their ages as of May 26, 2000.

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
James B. Sherwood.........................    66       Chairman of the Board of Directors

Simon M.C. Sherwood.......................    39       President and Director

James G. Struthers........................    36       Vice President--Finance and Chief
                                                       Financial Officer

Jean-Paul Foerster........................    50       Vice President--Hotel Operations, Europe
                                                       and South America

Dean P. Andrews...........................    47       Vice President--Hotel Operations, North
                                                       America

Paul White................................    35       Vice President--Hotel Operations, Africa,
                                                       Australasia and PeruRail

Nicholas R. Varian........................    46       Vice President--Tourist Trains and Cruises

Peter Parrott.............................    65       Vice President and Treasurer

Pippa Isbell..............................    46       Vice President--Public Relations

John D. Campbell..........................    57       Vice President--Bermuda and Director

Edwin S. Hetherington.....................    50       Secretary

James B. Hurlock..........................    66       Director

J. Robert Lovejoy.........................    55       Director

Daniel J. O'Sullivan......................    61       Director

    James B. Sherwood has been President and a director of Sea Containers and its predecessors since 1965. He is the stepfather of Simon M.C. Sherwood.

    Simon M.C. Sherwood was educated in England at Cambridge University and obtained an MBA degree with distinction at the Harvard Business School. From 1986-90 he was Manager, Strategic Consulting with the Boston Consulting Group based in San Francisco. In 1991 he came to Sea Containers as Vice President--Strategy and in 1994 became President of Orient-Express Hotels.

    James G. Struthers qualified as a chartered accountant in 1986. He joined Sea Containers in 1991 and in 1995 became Group Financial Controller. From June 1997 until August 1999 he was Finance Director of Eurostar (UK) Ltd., operator of the high speed passenger train services between Britain and Continental Europe. Mr. Struthers returned to Sea Containers as Vice President, Controller in September 1999 and was appointed Vice President--Finance and Chief Financial Officer of Orient-Express Hotels in April 2000.

    Jean-Paul Foerster became Vice President in 1992. He is responsible for the Orient-Express Hotels properties in Europe and Latin America. He trained at the Hotel School Lausanne and gained international experience in various management positions with Savoy Group, Intercontinental Hotels and Regent International Hotels. He has worked in Europe, South America, the United States and the Far East. Mr. Foerster joined Orient-Express Hotels in 1987 as General Manager of Quinta do Lago Hotel.

    Dean P. Andrews became Vice President--Hotel Operations in August 1997, responsible for our North American properties. Before joining Orient-Express Hotels, Mr. Andrews was with Omni Hotels since 1981, where he spearheaded new hotel development and financial and asset management. He is a graduate of the University of Colorado.

    Paul White trained with Forte and obtained professional qualifications
(ACMA) in 1989. He then served as Financial Controller and subsequently as General Manager of The Bell Inn, Buckinghamshire, England, a five-star hotel. Mr. White joined Orient-Express Hotels in 1991, working closely with financial and operational matters, and was appointed Director--Hotel Operations in Africa and Australasia in December 1998. In September 1999, he became responsible for the management of PeruRail and in May 2000 he became Vice President.

    Nicholas R. Varian is responsible for the tourist trains of Orient-Express Hotels (except PeruRail) and its Road to Mandalay river cruises. He also oversees Collection Venice Simplon-Orient-Express, the merchandising arm providing gifts and souvenirs branded with our properties' names. Mr. Varian joined Sea Containers in May 1985, with responsibility for its Mediterranean Cruise Operations, after being employed by P&O Steam Navigation Company for nine years in various managerial capacities in the passenger transport and tourism businesses. He joined Orient-Express Hotels in November 1989 as Vice President--Trains. Mr. Varian is a graduate of Birmingham University with a degree in law.

    Peter Parrott joined Orient-Express Hotels in 1983 and became Vice President and Treasurer in 1990. Previously he was Financial Director of Cunard Line and Financial Director of Grand Metropolitan Hotels.

    Pippa Isbell joined Orient-Express Hotels in July 1998 after selling the public relations consultancy firm she had founded in 1987. She has 15 years experience in public relations in the hospitality industry. She has worked with Inter-Continental Hotels and Resorts, Forte, Hilton International, Jarvis Hotels and Millennium and Copthorne. Her earlier career was in retailing, with Harrods, Harvey Nichols and the Jaeger Group. She was appointed Vice President in May 2000.

    John D. Campbell has been Vice President--Bermuda of Orient-Express Hotels since May 2000 and has also been Vice President--Bermuda of Sea Containers since 1990 and a director of Sea Containers since 1980. He was a member of the Bermuda law firm of Appleby Spurling & Kempe until April 1999 and since then has been senior counsel to that firm.

    Edwin S. Hetherington has been Secretary of Orient-Express Hotels and its predecessors since 1980. He has also been General Counsel and Secretary of Sea Containers since 1984 and a Vice President of Sea Containers since October 1997.

    J. Robert Lovejoy has been a Senior Managing Director of Ripplewood Holdings LLC, a private equity investment firm based in New York City, since January 2000. Prior to joining Ripplewood, he was a Managing Director of Lazard
Freres & Co. LLC and a General Partner of the predecessor partnership for over 15 years. At Lazard he served in various capacities, including co-head of General Banking and Alternate Member of Lazard Partners, the Firm's global coordinating body. Prior to joining Lazard in 1984, Mr. Lovejoy was a partner in the law firm of Davis Polk & Wardwell, which he joined in 1971.

    James B. Hurlock is a partner in the law firm of White & Case. As Chairman of its Management Committee from 1980-2000, Mr. Hurlock oversaw the firm's operations worldwide. He also headed its sovereign representation practice. He concentrates in international financial transactions and has significant experience in debt restructuring. He advises clients regarding mergers and acquisitions, the secured financing of projects, shipping and aircraft, and a wide variety of direct foreign investments in manufacturing and service businesses.

    Daniel J. O'Sullivan has been Senior Vice President--Finance and Chief Financial Officer of Sea Containers since June 1997, having previously been Senior Vice President--Finance and Treasurer from 1986.

BOARD STRUCTURE AND COMPENSATION

    Non-employee directors will be paid an annual retainer equal to $15,000 and a fee of $2,500 for each meeting of the Board of Directors or a committee thereof which he attends in person, and $1,250 for each meeting attended by conference telephone call.

AUDIT COMMITTEE

    Messrs. Campbell, Hurlock and Lovejoy are members of the audit committee of our Board of Directors. The audit committee reviews our auditing, accounting, financial reporting and internal control functions and makes recommendations to the board of directors for the selection of independent auditors. Also, the committee monitors the quality of our accounting principles and financial reporting, as well as the independence of and the non-audit services provided by our independent auditors. In discharging its duties, the audit committee

    - reviews and approves the scope of the annual audit and the independent auditors' fees,

    - meets independently with our independent auditors and our senior management, and

    - reviews the general scope of our accounting, financial reporting, annual audit and internal control systems as well as the results of the annual audit.

EXECUTIVE COMPENSATION

    The following table shows the salary and bonus of the two highest compensated executive officers of Orient-Express Hotels paid in cash during 1999, and of all executive officers as a group, for services to Sea Containers and Orient-Express Hotels in all capacities:

                                                                                      CASH
NAME OF INDIVIDUAL OR GROUP               PRINCIPAL CAPACITIES IN WHICH SERVED    COMPENSATION
---------------------------              ---------------------------------------  ------------
James B. Sherwood......................  President of Sea Containers; Chairman     $1,040,800
                                         of Orient-Express Hotels
Simon M.C. Sherwood....................  Senior Vice President--Leisure of Sea        476,200
                                         Containers; President of Orient-Express
                                         Hotels
All executive officers as a group
  (eleven persons).....................

STOCK OPTION PLAN

    The Board of Directors of Orient-Express Hotels, and Sea Containers as the sole shareholder of Orient-Express Hotels, have adopted the Orient-Express Hotels 2000 Stock Option Plan. This option plan provides for the issue of options to purchase up to 500,000 class A and class B common shares of Orient-Express Hotels. To date, no option has been awarded under the option plan. It is currently anticipated that Mr. James B. Sherwood will receive options under the option plan to purchase 50,000 class A common shares of Orient-Express Hotels, and Mr. Simon M.C. Sherwood will receive options to purchase 100,000 class A common shares. In both cases, the option price will be the initial public offering price per share in this offering.

    ADMINISTRATION AND ELIGIBILITY

    The option plan will be administered by the Board of Directors of Orient-Express Hotels or, if appointed, a committee of the Board. The Board has appointed no committee to date.

    Options under the option plan may be granted in the discretion of the Board to any director, officer or employee of Orient-Express Hotels or any of its subsidiaries who, in the opinion of the Board, has contributed significantly to the growth and progress of Orient-Express Hotels or any subsidiary, or to persons who hold the promise of so contributing and can be attracted to directorship, officership or employment through the grant of options under the option plan.

    TERMS OF THE PLAN

    Options may be granted for up to an aggregate of 500,000 class A and class B common shares of Orient-Express Hotels, as adjusted to reflect share dividends, share splits, share combinations, exchanges of shares or similar capital adjustments. The shares covered by options may be either shares acquired in the open market or authorized but unissued shares. The purchase price of the shares under each option will be not less than the fair market value of the shares at the time the option is granted, as determined by the Board, and will be adjusted for any share dividends, splits, combinations, exchanges or similar capital adjustments.

    In general, no option under the option plan may be exercised during the three years following its grant. Each option will expire (a) ten years from the date of grant, (b) one year after the optionee dies, (c) three months after the optionee ceases to be a director, officer or employee for reasons not involving misconduct, impropriety or inefficiency, or (d) upon termination of the optionee's directorship, officership or employment for reasons involving misconduct, impropriety or inefficiency, whichever occurs first. However, if an optionee dies less than one year prior to the date his or her option would otherwise expire, the optionee's representative may generally exercise the option within one year following the death regardless of the expiration of the ten-year term. If an optionee's directorship, officership or employment terminates due to normal or early retirement, injury, disability, dismissal for redundancy or, with the Board's concurrence, sale or other disposition by Orient-Express Hotels of its relevant subsidiary or operating division, then the option held by the optionee will continue to be exercisable for three months following termination although the three-year period commencing on the date of grant has not expired. If an optionee dies while owning an option, the optionee's representative may exercise the option although the three-year period has not expired.

    At the time of exercise, the optionee must pay to Orient-Express Hotels the full option price of the shares as to which the option is exercised. With the permission of the Board of Directors, all or part of the payment may be deferred for up to five years from the date of exercise if the deferral is in compliance with United States regulations and the underlying shares are held by Orient-Express Hotels as collateral for the deferred portion of the purchase price. Optionees electing to defer payment are required to pay interest at a rate of not less than four percent per annum on the amount deferred. They will have the right to withdraw part or all of the option shares held by Orient-Express Hotels upon payment of a corresponding portion of the deferred option price and will be entitled, from the date of exercise, to the rights of a shareholder as to the class A or class B common shares covered by the exercised option, including the right to vote the shares and receive dividends thereon.

    If a "change of control" of Orient-Express Hotels occurs, options granted under the option plan will become immediately exercisable, and an optionee may thereafter surrender his option instead of exercising it and receive in cash from Orient-Express Hotels the difference between the option exercise price and the "determined value" of the underlying shares. A change in control generally means (1) the acquisition of more than 40% of the voting shares in Orient-Express Hotels by any person or group (other than James B. Sherwood or any subsidiary of Orient-Express Hotels, or a group including either of them),
(2) the current directors of Orient-Express Hotels ceasing to constitute at least a majority of the Board, or (3) a merger, sale of substantially all assets or similar transactions involving Orient-Express Hotels without approval of its directors at least a majority of whom are the current directors. Determined value generally means either the highest market price of the shares during the twelve months prior to the change in control transaction or the highest price paid in that transaction.

    An optionee may not transfer an option except by will or the laws of descent and distribution.

    TERMINATION AND AMENDMENT OF THE OPTION PLAN

    The option plan will terminate on the earliest of

    - the date of any corporate amalgamation, merger, consolidation or similar transaction involving Orient-Express Hotels, if the option plan is not continued pursuant to that transaction,

    - the date of a resolution of the Board of Directors terminating the option plan, or

    - May   , 2010.

Any option outstanding at the time the option plan terminates will remain in effect until the option is exercised or expires.

    The Board of Directors may modify the option plan without further shareholder action. No amendment may alter or impair the rights of any optionee, without his consent, under any option granted prior to the amendment.

INTERESTS OF MANAGEMENT IN CERTAIN TRANSACTIONS

    James B. Sherwood owns a private residential apartment in the Hotel Cipriani in Venice. Subsidiaries of Orient-Express Hotels have granted him a right of first refusal to purchase the hotel, or the shares of the subsidiaries which own the hotel, if Orient-Express Hotels proposes to sell or transfer it. The purchase price would be the offered sale price in the case of a cash sale or the fair market value of the hotel, as determined by an independent valuer, in the case of a non-cash sale. Similarly, if Mr. Sherwood proposes to sell his apartment, he has granted a subsidiary of Orient-Express Hotels a right of first refusal to purchase it at fair market value or, at Mr. Sherwood's option in the case of a proposed cash sale, the offered sale price. Also, a subsidiary of Orient-Express Hotels has granted an option to Mr. Sherwood to purchase the hotel at fair market value if a change in control of Sea Containers occurs.

    Mr. Sherwood and the subsidiary of Orient-Express Hotels which owns the Hotel Cipriani have entered into an agreement under which he may rent his apartment to the hotel in return for 50% of the rates paid by hotel guests for use of the apartment. In 1999, the hotel paid Mr. Sherwood $125,000 for the use of his apartment. Also, in any calendar year when the apartment is made available to the hotel for 90 days or more when the hotel is open to guests, the hotel is obligated to clean, repair and insure the apartment at its expense and provide Mr. Sherwood and his guests with all hotel services other than food and drink free of charge, including electricity, air conditioning, telephone rental, water and room services for the apartment. To the extent that the apartment is made available to the hotel for less than 90 days per year, Mr. Sherwood must pay a proportionate share of those expenses.

                       OUR SEPARATION FROM SEA CONTAINERS

OVERVIEW

    Sea Containers has developed a plan to make Orient-Express Hotels, a wholly-owned subsidiary, into an independent, publicly-traded company focused on the leisure industry. Until the completion of this offering, Orient-Express Hotels will continue as a wholly-owned subsidiary of Sea Containers. We expect that the separation of our business from Sea Containers, including the transfer of related assets, liabilities and intellectual property rights, will be substantially completed before the completion of this offering.

BENEFITS OF THE SEPARATION

    We believe that we will realize benefits from our separation from Sea Containers, including the following:

    GREATER STRATEGIC FOCUS. Sea Containers currently generates significant revenue from lines of business other than the hotel and leisure business of Orient-Express Hotels. These other businesses are comprised of ferry and port operations, rail operations and the leasing, manufacture and repair of cargo containers. Our focus after the separation will be entirely on the hotels and leisure business. This effort will be supported by our own board of directors, management team and employees.

    BETTER INCENTIVES FOR EMPLOYEES AND GREATER ACCOUNTABILITY. We expect the motivation of our employees and the focus of our management will be strengthened by incentive compensation programs tied to the market performance of our class A common shares. The separation will enable us to offer our employees' compensation directly linked to the performance of the Orient-Express Hotels business, which we expect to enhance our ability to attract and retain qualified personnel.

    MORE DIRECT ACCESS TO CAPITAL MARKETS. As a separate company, we will have more direct access to the capital markets to issue debt or equity securities and to grow through acquisitions.

THE DISTRIBUTION BY SEA CONTAINERS OF OUR COMMON SHARES

    After completion of this offering, Sea Containers will own approximately
      % of our outstanding class A common shares, or approximately       % if
the U.S. underwriters and international managers fully exercise their options to purchase additional shares, and all of our outstanding class B common shares. Sea Containers currently plans to complete its divestiture of Orient-Express Hotels approximately six months after this offering, subject to the receipt by Sea Containers of all necessary consents and approvals from its board of directors, shareholders, lenders and others and a favorable tax opinion, by distributing all of our class A common shares it then owns, and all of our class B common shares, to the holders of Sea Containers' class A and class B common shares. However, Sea Containers is not obligated to complete the distribution, and we cannot assure you that it will occur or when.

    Sea Containers has advised us that it would not complete the distribution if its board of directors determines that the distribution is no longer in the best interest of Sea Containers and its shareholders. Sea Containers has further advised us that the principal factors that it would consider in determining whether and when to complete the distribution include

    - the relative market prices of our common shares and Sea Containers' common shares,

    - the absence of any court orders or regulations prohibiting or restricting the completion of the distribution, and

    - other conditions affecting our business or Sea Containers' business.

    Sea Containers intends to consummate the distribution only if the following conditions are met, any of which may be waived by Sea Containers;

    - Deloitte & Touche LLP must issue a tax opinion satisfactory to Sea Containers that its distribution of our class A and class B common shares should be tax-free to Sea Containers' shareholders,

    - the shareholders of Sea Containers must approve certain changes to its bye-laws to permit the distribution as proposed, and the Share Owning Subsidiaries Restructuring Agreement described below,

    - all required government approvals must be in effect, and

    - consents from lenders and others must be received.

SEPARATION AGREEMENTS

    The various agreements that detail the separation and various interim and ongoing relationships between Sea Containers and Orient-Express Hotels following the separation date include

    - a services agreement,

    - a restructuring agreement,

    - a tax sharing agreement, and

    - a share owning subsidiaries restructuring agreement.

    SERVICES AGREEMENT

    Sea Containers, its wholly-owned subsidiary Sea Containers Services Ltd., and Orient-Express Hotels will enter into a one-year services agreement, automatically renewable unless terminated, covering the provision of various services, including financial, legal, accounting, corporate executive, public company, human resources administration, insurance, pension benefits, office facilities and information technology services by Sea Containers and Sea Containers Services to Orient-Express Hotels and its subsidiaries. These services will generally be provided for a fee plus reimbursements equivalent to the direct and indirect costs of providing the services.

    RESTRUCTURING AGREEMENT

    Sea Containers, Orient-Express Hotels and various subsidiaries of each will enter into a restructuring agreement providing for the transfer by Sea Containers to us of assets and liabilities relating to its hotels and leisure businesses that we do not own.

    TAX SHARING AGREEMENT

    Orient-Express Hotels will enter into a tax sharing agreement with Sea Containers that will allocate responsibilities for tax matters between the two companies. In general, Orient-Express Hotels will be responsible only for taxes of the companies owned by us after the separation from Sea Containers. This responsibility extends to prior periods. Sea Containers has agreed to indemnify us for all taxes attributable to the separation itself.

    Some of our affiliates file tax returns on a combined or unitary basis with affiliates of Sea Containers. In general, the tax sharing agreement assigns primary responsibility for these returns to Sea Containers. We are required to pay the amount of tax that would be owed by our affiliates if they filed separately from Sea Containers.

    In the United Kingdom, losses of one company may be transferred to another company under common control. The tax sharing agreement provides that one company may require another to surrender losses to it, in return for a payment equal to the amount of taxes thereby avoided by it.

    In the United States, some Sea Containers affiliates are included in consolidated federal income tax returns filed by some of our U.S. affiliates. The tax sharing agreement provides that Sea Containers' share of the taxes due on these returns is the amount that would be payable by its affiliates if they filed separately from us.

    In the event of a redetermination of taxes, a recomputation is made of payments due under the tax sharing agreement, and further payment or reimbursement is required. Each member of a consolidated group is jointly liable for the group's federal income tax liability. Accordingly, we could be required to pay a deficiency in the group's federal income tax liability even if the tax sharing agreement allocates that liability to Sea Containers. Similarly, if a tax loss, surrendered by a Sea Containers company to an Orient-Express Hotels company, is subsequently disallowed, the Orient-Express Hotels company will be liable to the tax authorities for the tax deficiency. In both cases, we will merely have a claim for reimbursement against Sea Containers under the tax sharing agreement.

    The tax sharing agreement also assigns responsibility for administrative matters such as the filing of returns, retention of records and conduct of audits, examinations and similar proceedings.

    SHARE OWNING SUBSIDIARIES RESTRUCTURING AGREEMENT

    In connection with this offering, Sea Containers and Orient-Express Hotels will enter into a Share Owning Subsidiaries Restructuring Agreement (the "SOS Restructuring Agreement") pursuant to which Sea Containers will transfer to Orient-Express Hotels the capital stock of three subsidiaries which own class B common shares of Sea Containers. Sea Containers will continue to hold the capital stock of another subsidiary which owns additional class B common shares of Sea Containers and all of the class B common shares of Orient-Express Hotels. The SOS Restructuring Agreement will also grant to the stock owning subsidiaries of Orient-Express Hotels for the period from the second through the fifth anniversaries of the date of the SOS Restructuring Agreement the right to buy from subsidiaries of Sea Containers for a price of $.01 per share all of the Orient-Express Hotels class B common shares owned by the stock owning subsidiaries of Sea Containers or received by Sea Containers' stock owning subsidiaries as part of the distribution. Such Agreement also grants to the stock owning subsidiaries of Sea Containers for the same period the right to buy from subsidiaries of Orient-Express Hotels all of the Class B common shares of Sea Containers owned by such subsidiaries of Orient-Express Hotels. If the distribution occurs, both parties will be obligated to exercise such rights. Pending the exercise of such rights, any shares of one party held by the other will be voted at the discretion of the issuer of such shares and each party agrees to waive the right to any dividends or distributions. The effect of the
exercise of such rights will be to place     % of our class B common shares, or
    % of the combined voting power of the class A and class B common shares, in the hands of our subsidiaries. Under Bermuda law, common shares of Orient-Express Hotels owned by its subsidiaries will be deemed to be outstanding and may be voted by those subsidiaries. See "Description of Common Shares--Voting Rights."

NO REPRESENTATIONS AND WARRANTIES

    Neither Sea Containers nor Orient-Express Hotels is making any promises to the other regarding

    - the value of any asset that Sea Containers is transferring,

    - whether there is a lien or encumbrance on any asset Sea Containers is transferring, or

    - the legal sufficiency of any conveyance of title to any asset Sea Containers is transferring.

    Sea Containers also will not be indemnifying Orient-Express Hotels for any deficiencies or other liabilities relating to the transfer of assets or liabilities of Orient-Express Hotels.

EXPENSES

    All of the costs and expenses related to this offering as well as the costs and expenses related to the separation and distribution will be allocated between Orient-Express Hotels and Sea Containers. It is anticipated that Orient-Express Hotels will bear the costs and expenses associated with this offering and Sea Containers will bear the costs and expenses associated with the distribution. Each will bear its own internal costs incurred in consummating these transactions.

                     SECURITY OWNERSHIP OF SEA CONTAINERS'
                     PRINCIPAL SHAREHOLDERS AND MANAGEMENT

    All of our outstanding class A and class B common shares are currently owned
by Sea Containers. After this offering, Sea Containers will own about       % of
the outstanding class A common shares, or about   % if the underwriters fully
exercise their over-allotment options, and will continue to own all of our class B common shares. Except for Sea Containers, we are not aware of any person or group that will beneficially own more than 5% of the outstanding class A common shares following this offering. None of the executive officers, directors or director nominees of Orient-Express Hotels currently owns any shares of class A common shares, but those who own common shares of Sea Containers will be treated on the same terms as other holders of Sea Containers' common shares of the executive officers, directors or director nominees of Orient-Express Hotels in any distribution by Sea Containers.

FIVE PERCENT SHAREHOLDERS OF SEA CONTAINERS

    The following table contains information concerning the beneficial ownership of Sea Containers' class A common shares and class B common shares by the only persons known to Sea Containers to own beneficially more than 5% of the outstanding shares of either class.

    Each of Sea Containers House Ltd., The Marine Container Insurance Co. Ltd., Sea Containers Asia Ltd. ("SC Asia"), Sea Containers Holdings Ltd., and Orient-Express Hotels Inc. ("OEHI") is a direct or indirect wholly-owned Sea Containers subsidiary which owns Sea Containers' class B shares as shown in the table (except OEHI, which owns only 500 shares). Sea Containers House Ltd., The Marine Container Insurance Co. Ltd. and Sea Containers Asia Ltd. are indirect subsidiaries of Sea Containers and direct subsidiaries of Orient-Express Hotels. Under Bermuda law, the shares owned by these five direct or indirect subsidiaries of Sea Containers are deemed to be outstanding and may be voted. Each class B share is convertible at any time into one class A share and therefore, the shares listed as owned by the subsidiaries below represent class B shares and the class A shares into which those shares are convertible.

                                                                     SEA CONTAINERS
                                                 -------------------------------------------------------
                                                   NO. OF CLASS A        PERCENT OF         PERCENT OF
NAME AND ADDRESS                                 AND CLASS B SHARES   CLASS A SHARES(1)   CLASS B SHARES
----------------                                 ------------------   -----------------   --------------
Sea Containers House Ltd.......................        6,064,000             26.6%             41.3%
  41 Cedar Avenue
  Hamilton HM EX
  Bermuda

The Marine Container Insurance Co. Ltd.........        2,907,000             14.8%             19.8%
  41 Cedar Avenue
  Hamilton HM EX
  Bermuda

Sea Containers Asia Ltd........................        2,853,000             14.6%             19.4%
  811 Ocean Centre
  Harbour City
  Canton Road, Kowloon
  Hong Kong

Sea Containers Holdings Ltd....................        1,076,000              6.0%              7.3%
  41 Cedar Avenue
  Hamilton HM Ex
  Bermuda

James B. Sherwood(2)...........................        1,334,501              7.5%              6.6%
  Sea Containers America Inc.
  1155 Avenue of the Americas
  New York, New York 10036

                                                                     SEA CONTAINERS
                                                 -------------------------------------------------------
                                                   NO. OF CLASS A        PERCENT OF         PERCENT OF
NAME AND ADDRESS                                 AND CLASS B SHARES   CLASS A SHARES(1)   CLASS B SHARES
----------------                                 ------------------   -----------------   --------------
Franklin Resources Inc.(3).....................        1,821,819(4)          10.9%               --
  777 Mariners Island Blvd.
  San Mateo, California 94403

David L. Babson & Co., Inc.(3).................        1,530,550(4)           9.2%               --
  One Memorial Drive
  Cambridge, Massachusetts 02142

------------------------

(1) The percentage of class A shares for each person shown in this table is
    based on the       class A shares outstanding on April 30, 2000, plus the
    class A shares issuable upon conversion of the class B shares beneficially owned by that person.

(2) Comprised of 359,805 class A shares plus 974,696 class A shares issuable upon conversion of a like number of class B shares, over all of which Mr. James B. Sherwood has sole voting and investment power.

(3) The information with respect to Franklin Resources Inc. ("Franklin") and David L. Babson & Co., Inc. ("Babson") is derived from their respective
    Schedule 13G reports amended as of December 31, 1999, filed with the Securities and Exchange Commission. The report of Franklin, the parent holding company of various investment advisers, states that it has sole voting and investment power with respect to 1,821,819 class A shares. The report of Babson, a registered investment adviser, states that it has sole voting and investment power with respect to 1,530,550 class A shares.

(4) Class A shares only.

DIRECTORS AND EXECUTIVE OFFICERS

    The following table and the footnotes thereto contain information concerning the beneficial ownership of Sea Containers' class A common shares and class B common shares by each director and executive officer of Orient-Express Hotels and by all directors and executive officers of Sea Containers as a group:

                                                                       SEA CONTAINERS
                                                              ---------------------------------
                                                              NO. OF CLASS A   PERCENT OF CLASS
NAME                                                              SHARES         A SHARES(1)
----                                                          --------------   ----------------
James B. Sherwood...........................................   1,334,501(2)          7.5%
Simon M.C. Sherwood.........................................        22,045             *
James G. Struthers..........................................           -0-            --
Jean-Paul Foerster..........................................           -0-            --
Nicholas R. Varian..........................................           -0-            --
Peter Parrott...............................................           -0-            --
Dean P. Andrews.............................................           200             *
Paul M. White...............................................           -0-            --
Pippa Isbell................................................           -0-            --
John D. Campbell............................................       2,000(3)            *
Edwin S. Hetherington.......................................      11,558(4)            *
James B. Hurlock............................................           -0-            --
J. Robert Lovejoy...........................................           -0-            --
Daniel J. O'Sullivan........................................           -0-            --
All directors and executive officers as a group (14
  persons)..................................................

------------------------

(1) The percentage of class A shares for each person and the group shown in this table is based on the 16,725,118 class A shares issuable upon conversion of the class B shares beneficially owned by that person or the group. Percentages of less than 1% are indicated by an asterisk.

(2) Comprised of 359,805 class A shares plus 974,696 class A shares issuable upon conversion of a like number of class B shares, over all of which Mr. James Sherwood has sole voting and dispositive power. In addition, Mr. James Sherwood has been granted options to purchase 15,000 class A shares under Sea Containers' 1997 Stock Option Plan which become exercisable in October 2001 and August 2002.

(3) Mr. Campbell shares voting and dispositive power with respect to these shares.

(4) Includes 50 class A shares issuable upon conversion of a like number of class B shares, over all of which Mr. Hetherington has sole voting and dispositive power.

                          DESCRIPTION OF COMMON SHARES

    The authorized capital of Orient-Express Hotels consists of 120,000,000 class A common shares, 120,000,000 class B common shares and 30,000,000 preferred shares. Immediately following this offering, there will be
class A common shares and       class B common shares outstanding, assuming the
underwriters do not exercise their overallotment option. If that option is exercised in full, the number of outstanding class A common shares would be
      .

    The following description of the class A shares and class B common shares is a summary of all material applicable provisions of Bermuda law and the charter documents and bye-laws of Orient-Express Hotels, but it is only a summary and as such is qualified in its entirety by reference to the charter documents and bye-laws, which are exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

DIVIDEND RIGHTS

    Holders of class A and class B common shares receive such dividends as the Orient-Express Hotels Board of Directors declares out of amounts available under Bermuda law for that purpose. The Board of Directors may not declare a cash dividend on the class A or class B common shares without at the same time declaring an equal cash dividend on the other class of common shares.

    For distributions other than cash dividends, the class A and class B common shares rank equally and have the same rights, except that

    - Orient-Express Hotels can distribute class A common shares, or rights, options or warrants to subscribe for class A common shares, only to the holders of class A common shares,

    - Orient-Express Hotels can distribute class B common shares, or rights, options or warrants to subscribe for class B common shares, only to the holders of class B common shares, and

    - the ratio of the number of class A common shares outstanding to the number of class B common shares outstanding, each on a fully diluted basis, must be the same immediately after such a distribution as immediately before it.

    No Bermuda law, decree or regulation restricts the export or import of capital, affects payment of dividends or other distributions by Orient-Express Hotels to non-resident shareholders, or subjects United States holders of class A or class B common shares to taxes. Future dividends will depend upon Orient-Express Hotels' results of operations, financial position, capital requirements and other relevant factors.

VOTING RIGHTS

    Except as otherwise provided by Bermuda law, the holders of class A and class B common shares have exclusive voting rights at any general meeting of shareholders of Orient-Express Hotels, subject to the voting rights of the holders of any preferred shares which Orient-Express Hotels may issue in the future.

    In general, holders of class A common shares and holders of class B common shares vote together as single class with holders of class A common shares having one-tenth of one vote per share and holders of class B common shares having one vote per share. However,

    - Any action varying the rights of either class would require the separate approval of that class as well as the approval of both classes voting together.

    - Any "Business Combination," as defined in the bye-laws, involving Orient-Express Hotels and an "interested person" must be approved by the holders of not less than 90% of the outstanding class A and class B common shares voting together as a single class, each with one vote, unless the Business Combination meets certain procedural and fair price requirements. An interested person is defined generally as a person, other than Orient-Express Hotels, Sea Containers or a subsidiary, which is the beneficial owner of shares or rights over shares carrying 15% or more of the votes which may be cast at any general meeting of Orient-Express Hotels.

    - The shareholders of Orient-Express Hotels may remove directors from office, with or without cause, at a special general meeting only by a resolution adopted by the holders of not less than 90% of the outstanding class A and class B common shares voting together as a single class, each with one vote. A director may also be removed for cause by resolution of the directors, or can be defeated for re-election at an annual general meeting.

    - If at any time a person becomes an interested person as defined above, that person, with certain exceptions, will not be able to cast more than 15% of the votes which may be cast at any general meeting of Orient-Express Hotels for a period of five years from the date that such person first became an interested person.

    There is no provision for cumulative voting for the election of directors, so that those shareholders can elect all of the directors which together can cast a majority of the votes represented by all outstanding class A common shares each with one-tenth of a vote and class B common shares each with one vote.

    In general, under The Companies Act 1981 of Bermuda and the Orient-Express Hotels bye-laws, approval of any matter proposed at any general meeting requires the affirmative vote of a simple majority of the total votes cast on that matter by the holders of class A common shares and class B common shares present in person or represented by proxy. Matters requiring such simple majority approval include proposals for the sale of all or substantially all of Orient-Express Hotels' assets, and amendments to its memorandum of association or bye-laws. A few matters would require more than majority approval under The Companies Act 1981, such as loans to directors, which would require the affirmative vote of at least 90% of the total votes of all outstanding class A and class B common shares, or a change of Orient-Express Hotels' independent auditors, which would require the affirmative vote of at least two-thirds of the total votes cast of class A and class B common shares, or a proposal for the amalgamation or merger of Orient-Express Hotels with another corporation, which would require the affirmative vote of at least 75% of the total votes cast of class A and class B common shares.

    The normal quorum for general meetings is the presence, in person or by proxy, of the holders of class A and class B common shares carrying a majority of the votes which may be cast at the meeting. However, at any special general meeting called for the purpose of electing directors or increasing or reducing the number of directors, the holders of not less than 90% in number of the outstanding class A and class B common shares must be present in person or by proxy to constitute a quorum.

    There are no limitations imposed by Bermuda law or by Orient-Express Hotels' charter and bye-laws on the rights of persons who are not citizens or residents of Bermuda to hold or vote class A or class B common shares.

    Immediately after the distribution and related transactions, three subsidiaries of Orient-Express Hotels will own a total of 12,900,000 class B
common shares, or approximately   % of the outstanding class B common shares.
The shares held by these subsidiaries are by law deemed issued and outstanding, so that the subsidiaries may vote them. Therefore, the subsidiaries will be able to vote approximately

    - % of the total number of votes which may be cast by the holders of the class A and class B common shares on matters for which each class A common share has one-tenth of a vote, and

    - % of the total number of votes which may be cast by the holders of the class A and class B common shares on the "Business Combination" and director removal matters described above for which each Class A Common Share has one vote.

RIGHTS AGREEMENT

    Orient-Express Hotels has in place a shareholder rights agreement providing for rights to purchase series A junior participating preferred shares of Orient-Express Hotels (the "Rights"). The Rights are not currently exercisable and they are attached to and trade together with the class A and class B common shares on a one-to-one basis. A Right will be attached to each class A common share sold in this offering.

    The shareholder rights agreement will take effect not earlier than the tenth day after the first to occur of

    - the public announcement that a person or group has become an "Acquiring Person," that is, a person or group that has acquired beneficial ownership of shares carrying 20% or more of the total votes which may be cast at any general meeting of Orient-Express Hotels, but excluding any subsidiary of Orient-Express Hotels, Sea Containers or any subsidiary of Sea Containers, and

    - the commencement or announcement of an intended tender offer or exchange offer for shares carrying 30% or more of the total votes which may be cast at any general meeting of Orient-Express Hotels.

At that time, the Rights then attached to all outstanding class A and class B common shares will become separate securities, and each Right will entitle its holder to purchase one one-hundredth of a Series A junior participating preferred share of Orient-Express Hotels at an exercise price of $ . The exercise price will be adjusted in the future to reflect stock splits and other changes to the class A and class B common shares.

    However,

    - From and after the date on which any person becomes an Acquiring Person, each holder of a Right other than the Acquiring Person may exercise the Right and receive, at the then current exercise price of the Right, that number of class A common shares, in the case of a Right which previously was attached to a class A common share, or that number of class B common shares, in the case of a Right which previously was attached to a class B common share, or other securities, cash or property, then having a market value of twice the exercise price;

    - If, after the shareholder rights agreement takes effect, Orient-Express Hotels is acquired by consolidation, merger or amalgamation, or Orient-Express Hotels sells or otherwise transfers 50% or more of its consolidated assets or earning power, each holder of a Right, other than an Acquiring Person, may exercise the Right and receive, at the then current exercise price of the Right, an amount of the common equity of the acquiring company or its public company parent which at the time of such transaction would have a market value of twice the exercise price of the Right; and

    - At any time after any person becomes an Acquiring Person and before a person or group (other than Orient-Express Hotels or any of its any employee benefit plans) acquires beneficial ownership of 50% or more of the total voting rights which may be cast at any general meeting of Orient-Express Hotels, the board of directors of Orient-Express Hotels may exchange the Rights (other than Rights beneficially owned by an Acquiring Person, which Rights will thereafter be void), in whole or in part, at an exchange ratio of one class A common share per Right (in the case of Rights which prior to the Distribution Date were evidenced by certificates for class A common shares) and one class B common share per Right (in the case of Rights which prior to the Distribution Date were evidenced by certificates for class B common shares), subject to adjustment in certain events.

    The Rights will expire on       , 2010. However, the Board of Directors of
Orient-Express Hotels may redeem all but only all of the Rights sooner at a price of $0.05 per Right at any time before the close of business on the tenth day after the date on which a person becomes an Acquiring Person.

    The purpose of the Rights is to diminish the attractiveness of Orient-Express Hotels to persons who might otherwise have an interest in acquiring control of Orient-Express Hotels on unfair or coercive terms and to impede such persons from attempting to gain control of Orient-Express Hotels on such terms through a tender or exchange offer, by a proxy contest or by other means.

LIQUIDATION RIGHTS

    In a liquidation, dissolution or winding-up of Orient-Express Hotels, holders of class A and class B common shares as a single class would participate equally per share in the assets remaining available for distribution to shareholders, after payment of the liabilities or Orient-Express Hotels and the liquidation preferences on its preferred shares.

CONVERSION RIGHTS

    The class A common shares are not convertible into any other security. Each class B common share is convertible at any time without any additional payment into one class A common share.

MISCELLANEOUS

    Neither class A nor class B common shares have the benefit of sinking fund provisions or are redeemable or carry any preemptive or other rights to subscribe for additional shares, except that holders of class B common shares may convert their shares into class A common shares as described above. The holders of class A and class B common shares are not liable for any further calls or assessments.

                        SHARES ELIGIBLE FOR FUTURE SALE

    All of our class A common shares sold in this offering will be freely tradable without restriction under the Securities Act of 1933, except for any shares which may be acquired by an affiliate of Orient-Express Hotels, as that term is defined in Rule 144 under the Securities Act. Affiliates of Orient-Express Hotels generally include individuals or entities that control, are controlled by, or are under common control with, Orient-Express Hotels and may include directors and executive officers of Orient-Express Hotels as well as Sea Containers and its subsidiaries and any other significant shareholders of Orient-Express Hotels.

    Sea Containers currently plans to complete its divestiture of Orient-Express Hotels approximately six months following this offering by distributing all of the class A and class B common shares owned by Sea Containers to the holders of Sea Containers' class A and class B common shares. Orient-Express Hotels class A or class B common shares distributed to Sea Containers' shareholders in the distribution generally will be freely transferable, except for class A and class B common shares received by persons who may be deemed to be affiliates of Orient-Express Hotels. Affiliates may sell the shares that they purchase in this offering or that they receive in the distribution only through registration under the Securities Act, or under an exemption from registration, such as the one provided by Rule 144.

    Our class A and class B common shares held by Sea Containers before distribution are subject to Rule 144, and may not be sold other than through registration under the Securities Act or under an exemption from registration, such as the one provided by Rule 144. Sea Containers, Orient-Express Hotels and the directors and officers of Orient-Express Hotels have agreed not to offer or sell any Orient-Express class A common shares, subject to exceptions, for a period of 180 days after the date of this prospectus, without the prior written consent of the underwriters.

    Orient-Express Hotels will grant options to purchase its class A and class B common shares pursuant to the 2000 Stock Option Plan. See "Management--Stock Option Plan." We currently expect to file a registration statement under the Securities Act to register shares reserved for issuance under the 2000 Stock Option Plan. Shares issued pursuant to awards after the effective date of the registration statement, other than shares issued to affiliates, generally will be freely tradable without further registration under the Securities Act. Shares issued pursuant to any vested and exercisable options of Sea Containers converted into our options will also be freely tradable without registration under the Securities Act after the effective date of the registration statement. See "Management--Treatment of Sea Containers Options."

                          MATERIAL TAX CONSIDERATIONS

    The income tax consequences of an investment in Orient-Express Hotels are complex and may vary significantly with the particular situation of each investor. Before purchasing any class A common shares, each prospective investor should consult his or her own tax counsel about the particular tax consequences of investing in Orient-Express Hotels.

MATERIAL BERMUDA TAX CONSIDERATIONS

    As of the date of this prospectus, there is no Bermuda income, corporation, or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by Orient-Express Hotels or its shareholders, other than shareholders ordinarily resident in Bermuda.

    Orient-Express Hotels has received from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act, 1966, as amended, an undertaking that, in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital assets, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not until March 28, 2016 be applicable to Orient-Express Hotels or to any of its operations, or to the class A common shares, debentures or other obligations of Orient-Express Hotels, except in so far as such tax applies to persons ordinarily resident in Bermuda and holding such class A common shares, debentures or other obligations of Orient-Express Hotels or any land leased or let to Orient-Express Hotels.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

    Investors in Orient-Express Hotels not resident in or citizens of the United States ordinarily will not be subject to U.S. Federal income taxation on dividends or redemptions paid by Orient-Express Hotels. It is anticipated that Orient-Express Hotels generally should not be subject to U.S. income tax on gains on certain of its investments or on interest received in respect of certain obligations held by Orient-Express Hotels.

    There can be no assurance that the U.S. or Bermuda tax laws will not be changed.

                                  UNDERWRITING

GENERAL

    Orient-Express Hotels and Sea Containers intend to offer the class A common shares in the United States and Canada through the U.S. underwriters and elsewhere through the international managers. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lazard Freres & Co. LLC are acting as U.S. representatives of the U.S. underwriters named below. Subject to the terms and conditions set forth in a U.S. purchase agreement among us, Sea Containers as selling shareholder and the U.S. underwriters, and concurrently with the sale of class A common shares to the international managers, we and Sea Containers have agreed to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase from us and Sea Containers, the number of class A common shares listed opposite their names below.

                                                               NUMBER
U.S. UNDERWRITER                                              OF SHARES
----------------                                              ---------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................
Lazard Freres & Co. LLC.....................................
Salomon Smith Barney........................................
Banc of America Securities LLC..............................
          Total.............................................

    We and Sea Containers, as selling shareholder, have also entered into an international purchase agreement with the international managers for sale of the class A common shares outside the U.S. and Canada for whom Merrill Lynch International and Lazard Capital Markets are acting as lead managers. Subject to the terms and conditions in the international purchase agreement, and
concurrently with the sale of             class A common shares to the U.S.
underwriters pursuant to the U.S. purchase agreement, we and Sea Containers have agreed to sell to the international managers, and the international managers
severally have agreed to purchase,             class A common shares. The
initial public offering price and the total underwriting discount per share are identical under the U.S. purchase agreement and the international purchase agreement.

    The U.S. underwriters and the international managers have agreed to purchase all of the class A common shares sold under the U.S. and the international purchase agreements if any of these class A common shares are purchased. If an underwriter defaults, the U.S. and the international purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings with respect to the sale of class A common shares to be purchased by the U.S. underwriters and the international managers are conditioned on one another.

    We and Sea Containers have agreed to indemnify the U.S. underwriters and the international managers against some liabilities, including liabilities under the United States Securities Act of 1933, or to contribute to payments the U.S. underwriters and international managers may be required to make in respect of those liabilities.

    The underwriters are offering the class A common shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions in the purchase agreements, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMITMENTS AND DISCOUNTS

    The U.S. representatives have advised us and Sea Containers that the U.S. underwriters propose initially to offer the class A common shares to the public at the initial public offering price on the cover page of this prospectus and to
dealers at that price less a concession not in excess of $      per class A
common share. The U.S. underwriters may allow, and such dealers may reallow, a
discount not in excess of $      per class A common share to other dealers.
After the initial public offering, the public offering price, concession and discount may be changed.

    The following table shows the public offering price, underwriting discount and proceeds before expenses to Orient-Express Hotels and Sea Containers. This information assumes either no exercise or full exercise by the U.S. underwriters and the international managers of their over-allotment options.

                                                                 WITHOUT      WITH
                                                     PER SHARE    OPTION     OPTION
                                                     ---------   --------   --------
Public offering price..............................   $           $          $
Underwriting discount..............................   $           $          $
Proceeds, before expenses, to Orient-Express
  Hotels...........................................   $           $          $
Proceeds, before expenses, to Sea Containers.......   $           $          $

    The expenses of the offering, not including the underwriting discount, are
estimated at $            and are payable by Orient-Express Hotels and Sea
Containers.

OVER-ALLOTMENT OPTIONS

    We and Sea Containers have granted an option to the U.S. underwriters to
purchase up to       additional class A common shares at the public offering
price less the underwriting discount. The U.S. underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the U.S. underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares proportionate to that U.S. underwriter's initial amount reflected in the above table.

    We and Sea Containers have also granted an option to the international managers, exercisable for 30 days from the date of this prospectus, to purchase
up to             additional class A common shares to cover any over-allotments on terms similar to those granted to the U.S. underwriters.

INTERSYNDICATE AGREEMENT

    The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the U.S. underwriters and the international managers may sell class A common shares to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell class A common shares will not offer to sell or sell class A common shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the international managers and any dealer to whom they sell class A common shares will not offer to sell or sell class A common shares to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in transactions under the intersyndicate agreement.

NO SALES OF SIMILAR SECURITIES

    Orient-Express Hotels and Sea Containers have agreed, with certain exceptions, not to sell or transfer any class A or class B common shares for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch and Lazard Freres & Co. LLC. Specifically, they agreed not directly or indirectly to,

    - offer, pledge, sell or contract to sell any class A or class B common shares,

    - sell any option or contract to purchase any class A or class B common shares,

    - purchase any option or contract to sell any class A or class B common shares,

    - grant any option, right or warrant for the sale of any class A or class B common shares,

    - lend or otherwise dispose of or transfer any class A or class B common shares

    - file a registration statement under the Securities Act relating to the class A or class B common shares, or

    - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any class A or class B common shares, whether any such swap or transaction is to be settled by delivery of the class A or class B common shares or other securities, in cash or otherwise.

    This lockup provision applies to class A and class B common shares and to securities convertible into or exchangeable or exercisable for or repayable with class A common shares. It also applies to class A and class B common shares owned now or acquired later by Sea Containers or Orient-Express Hotels or for which either of them later acquires the power of disposition.

NEW YORK STOCK EXCHANGE LISTING

    We expect the class A common shares to be approved for listing on the New York Stock Exchange under the symbol "OEH.A." In order to meet the requirements for listing on the exchange, the U.S. underwriters and the international managers have undertaken to sell a minimum number of class A common shares to a minimum number of beneficial owners as required by that exchange.

    Before this offering, there has been no public market for the class A common shares. The initial public offering price will be determined through negotiations among us and the U.S. representatives and the lead managers. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

    - the valuation multiples of publicly traded companies that the U.S. representatives and the lead managers believe to be comparable to us,

    - our financial information,

    - the history of, and the prospects for, our company and the industry in which we compete,

    - an assessment of our management, its past and present operations, the prospects for, and timing of, our future revenues,

    - the present state of our development, and

    - the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

    An active trading market for the class A common shares may not develop. It is also possible that after the offering the class A common shares will not trade in the public market at or above the initial public offering price.

    The underwriters do not expect to sell more than 5% of the class A common shares in the aggregate to accounts over which they exercise discretionary authority.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

    Until the distribution of the class A common shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our class A common shares. However, the U.S. representatives may engage in transactions that stabilize the price of the class A common shares, such as bids or purchases to peg, fix or maintain that price.

    If the underwriters create a short position in the class A common shares in connection with the offering, that is, if they sell more class A common shares than are listed on the cover page of this prospectus, the U.S. representatives may reduce that short position by purchasing class A common shares in the open market. The U.S. representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of class A common shares to stabilize their price or to reduce a short position may cause the price of the class A common shares to be higher than it might be in the absence of such purchases.

    The U.S. representatives may also impose a penalty bid on underwriters and selling group members. This means that if the U.S. representatives purchase class A common shares in the open market to reduce the underwriters' short position or to stabilize the price of the class A common shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the class A common shares in that it discourages resales of those shares.

    Neither Orient-Express Hotels, Sea Containers nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the class A common shares. In addition, neither we nor any of the underwriters makes any representation that the U.S. representatives or the lead managers will engage in these transactions or that such transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

    Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Orient-Express Hotels and Sea Containers. They have received customary fees and commissions for these transactions.

    Lazard Freres & Co. LLC is acting as an investment banker to Sea Containers in connection with various transactions including its analysis of the proposed separation of Orient-Express Hotels from Sea Containers. Bank of America, N.A., an affiliate of Banc of America Securities LLC, one of the underwriters in this offering, is a lender to each of Sea Containers and Orient-Express Hotels under several loan facilities and will receive a portion of the proceeds from this offering used to repay a portion of revolving debt. See "Use of Proceeds."

                                 LEGAL MATTERS

    Carter, Ledyard & Milburn, New York, New York, will pass upon legal matters for Orient-Express Hotels and Sea Containers with respect to this offering, and Shearman & Sterling, New York, New York will pass upon legal matters for the underwriters with respect to this offering. Carter, Ledyard & Milburn and Shearman & Sterling will rely upon Appleby Spurling & Kempe, Hamilton, Bermuda, with respect to matters of Bermuda law. Robert M. Riggs, a member of Carter, Ledyard & Milburn, is a director of Sea Containers, and John D. Campbell, senior counsel of Appleby Spurling & Kempe, is a director and a vice president of Sea Containers and Orient-Express Hotels.

                                    EXPERTS

    The financial statements included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing elsewhere in the registration statement (which reports express an unqualified opinion and include an explanatory paragraph referring to the adoption of Statement of Position No. 98-5, Reporting on the Costs of Start-up Activities), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    Orient-Express Hotels has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act with respect to the class A common shares offered by this prospectus. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about Orient-Express Hotels and its class A common shares, we refer you to the registration statement and the exhibits and any schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if the contract or document is filed as an exhibit, we refer to the copy of the contract or other documents filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules to the registration statement, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

    As a result of this offering, Orient-Express Hotels will become subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to those requirements by filing periodic reports and other information with the SEC. We intend to furnish our shareholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. We also maintain an Internet site at
WWW.ORIENT-EXPRESSHOTELS.COM. However, you should not consider our website and the information contained therein or connected thereto to be incorporated into this prospectus or the registration statement of which it forms a part.

    Orient-Express Hotels is a Bermuda company and is, and after this offering and the separation from Sea Container will continue to be, a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934. As a result,

    - Orient-Express Hotels' proxy solicitations will not be subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act,

    - transactions in Orient-Express Hotels' equity securities by its officers and directors will be exempt from Section 16 of the Exchange Act, and

    - Orient-Express Hotels is not required to make, and may elect not to make, its SEC filings electronically, so that those filings will not be available on the SEC's Web site.

                           ORIENT-EXPRESS HOTELS LTD.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited consolidated financial statements:

  Independent Auditors' Report..............................       F-2

  Consolidated Balance Sheets at December 31, 1999 and
    December 31, 1998.......................................       F-3

  Statements of Consolidated Operations for the years ended
    December 31, 1999,
    December 31, 1998 and December 31, 1997.................       F-4

  Statements of Consolidated Cash Flows for the years ended
    December 31, 1999, December 31, 1998 and December 31,
    1997....................................................       F-5

  Statements of Consolidated Shareholders' Equity for the
    years ended December 31, 1997, December 31, 1998, and
    December 31, 1999.......................................       F-6

  Notes to consolidated financial statements................       F-7

Unaudited Consolidated Financial Statements:

  Consolidated Balance Sheets at March 31, 2000 and
    December 31, 1999.......................................      F-22

  Statements of Consolidated Operations for the three months
    ended March 31, 2000 and March 31, 1999.................      F-23

  Statements of Consolidated Cash Flows for the three months
    ended March 31, 2000 and March 31, 1999.................      F-24

  Notes to unaudited financial statements...................      F-25

                          INDEPENDENT AUDITORS' REPORT

    The accompanying financial statements give effect to the consummation of the recapitalization and legal entity reorganization plan (the "Plan") of Orient-Express Hotels Ltd. (the "Company"), the effect of which would result in an increase in the number of issued and authorized shares of the Company and a legal entity reorganization of subsidiaries of the Company. The Plan is expected to take place prior to the commencement of the proposed offering of securities. The following report is in the form that will be furnished by Deloitte & Touche LLP upon the consummation of the aforementioned Plan and as described more fully in Notes 1 (b) and 9 to the consolidated financial statements assuming that from April 18, 2000 to the date of the recapitalization and legal entity reorganization no other material events have occurred that would affect the accompanying consolidated financial statements or require disclosure therein.

Deloitte & Touche LLP

May 26, 2000

New York, New York

Board of Directors and Shareholders
Orient-Express Hotels Ltd.
Hamilton, Bermuda

    We have audited the accompanying consolidated balance sheets of Orient-Express Hotels Ltd. (a wholly owned subsidiary of Sea Containers Ltd.) and subsidiaries as of December 31, 1999 and 1998, and the related statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Orient-Express Hotels Ltd. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

    As disclosed in footnote 1 (r) to the consolidated financial statements, effective January 1, 1999, the Company adopted Statement of Position No. 98-5, Reporting on the Costs of Start-up Activities.

April 18, 2000 (June   , 2000 as to Notes 1(b) and 9)

New York, New York

                  ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
ASSETS
Cash........................................................  $ 11,143   $ 12,446
Accounts receivable, net of allowances of $372 and $397.....    41,002     42,761
Inventories.................................................    13,604     12,193
                                                              --------   --------
Total current assets........................................    65,749     67,400
                                                              --------   --------
Property, plant and equipment, less accumulated depreciation
  of $60,051 and $51,227....................................   499,307    462,816
Investments.................................................    63,493     36,909
Intangible assets...........................................    31,296     31,710
Other assets................................................     2,021      3,652
                                                              --------   --------
                                                              $661,866   $602,487
                                                              ========   ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Working capital facilities..................................  $  6,186   $  2,628
Accounts payable............................................    12,775     15,361
Accrued liabilities.........................................    21,822     22,937
Deferred revenue............................................     9,083      7,561
Minority interest...........................................     4,574      4,107
Current portion of long-term debt and capital leases........    38,378     22,390
                                                              --------   --------
Total current liabilities...................................    92,818     74,984
                                                              --------   --------
Long-term debt and obligations under capital leases.........   271,562    256,741
Amounts owed to Sea Containers Ltd..........................   172,030    177,176
Deferred income taxes.......................................     5,173      4,744
                                                              --------   --------
                                                               541,583    513,645
                                                              --------   --------
Shareholders' equity
  Class A common shares, $0.01 par value (120,000,000 shares authorized):
    Issued--16,730,918 (1998-16,730,918)....................       167        167
  Class B common shares, $0.01 par value (120,000,000 shares authorized):
    Issued--14,672,525 (1998-14,672,525)....................       147        147
Paid-in capital.............................................       129        129
Retained earnings...........................................   133,434     98,426
Accumulated other comprehensive loss........................   (13,465)    (9,898)
Less: reduction due to class B common shares owned by a
  subsidiary-12,900,000.....................................      (129)      (129)
                                                              --------   --------
Total shareholders' equity..................................   120,283     88,842
                                                              --------   --------
Commitments.................................................        --         --
                                                              --------   --------
                                                              $661,866   $602,487
                                                              ========   ========

                See notes to consolidated financial statements.

                  ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED OPERATIONS

                                                                        YEAR ENDED DECEMBER 31,
                                                                ---------------------------------------
                                                                  1999           1998           1997
                                                                ---------      ---------      ---------
                                                                (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenue...................................................      $242,074       $225,831       $194,686
Earnings from unconsolidated companies....................         7,008          5,052          4,030
Gains on sale of assets...................................         3,800             --          5,000
                                                                --------       --------       --------
                                                                 252,882        230,883        203,716
                                                                --------       --------       --------
Expenses:
  Depreciation and amortization...........................        13,149         14,233         13,167
  Operating...............................................       111,424        105,317         92,216
  Selling, general and administrative.....................        66,122         64,476         54,771
                                                                --------       --------       --------
Total expenses............................................       190,695        184,026        160,154
                                                                --------       --------       --------
Earnings from operations before net finance costs.........        62,187         46,857         43,562
Interest expense, net.....................................       (19,019)       (16,630)       (12,404)
Interest and related income...............................            --            169             83
                                                                --------       --------       --------
Net finance costs.........................................       (19,019)       (16,461)       (12,321)
                                                                --------       --------       --------
Earnings before income taxes and cumulative effect of
  change in accounting principle..........................        43,168         30,396         31,241
Provision for income taxes................................         5,173          3,700          3,216
                                                                --------       --------       --------
Earnings before cumulative effect of change in accounting
  principle...............................................        37,995         26,696         28,025
Cumulative effect of change in accounting principle.......        (2,987)            --             --
                                                                --------       --------       --------
Net earnings..............................................      $ 35,008       $ 26,696       $ 28,025
                                                                ========       ========       ========
Net earnings per class A and B common share:
Basic:
  Earnings before cumulative effect of change in
    accounting principle..................................      $   2.05       $   1.44       $   1.51
  Cumulative effect of change in accounting principle.....         (0.16)            --             --
                                                                --------       --------       --------
  Net earnings per share..................................      $   1.89       $   1.44       $   1.51
                                                                ========       ========       ========

                See notes to consolidated financial statements.

                  ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Cash flows from operating activities:
  Net earnings..............................................  $ 35,008   $ 26,696   $ 28,025
  Add non-cash effect of change in accounting principle.....     2,987         --         --
                                                              --------   --------   --------
                                                                37,995     26,696     28,025
                                                              --------   --------   --------
Adjustment to reconcile earnings to net cash provided by
  operating activities:
  Depreciation and amortization.............................    13,149     14,233     13,167
  Undistributed earnings of affiliates and other non-cash
    items...................................................       101      2,208        113
  Change in assets and liabilities net of effects from
    acquisition of subsidiaries:
    (Increase)/decrease in accounts receivable..............    (1,214)    (5,697)     1,315
    Increase in inventories.................................    (2,223)    (1,068)      (309)
    (Decrease)/increase in accounts payable.................    (5,475)     3,067     (1,471)
                                                              --------   --------   --------
  Total adjustments.........................................     4,338     12,743     12,815
                                                              --------   --------   --------
Net cash provided by operating activities...................    42,333     39,439     40,840
                                                              --------   --------   --------
Cash flows from investing activities:
  Capital expenditures......................................   (44,335)   (43,461)   (49,742)
  Acquisitions and investments, net of cash acquired........   (48,616)   (50,978)    (6,229)
  Proceeds from sale of fixed assets and other..............     3,010         85     14,144
                                                              --------   --------   --------
Net cash used in investing activities.......................   (89,941)   (94,354)   (41,827)
                                                              --------   --------   --------
Cash flows from financing activities:
  Net proceeds from working capital facilities and
    redrawable loans........................................     4,174      1,743        311
  Issuance of long-term debt................................    54,904     87,736     27,501
  Principal payments under long-term debt...................   (13,685)   (16,540)   (12,335)
  Sea Containers Ltd. advances/(repayments).................     3,097    (16,440)   (12,358)
                                                              --------   --------   --------
Net cash provided by financing activities...................    48,490     56,499      3,119
                                                              --------   --------   --------
Total cash flows............................................       882      1,584      2,132
Effect of exchange rate changes on cash.....................    (2,185)      (390)      (513)
                                                              --------   --------   --------
Net (decrease)/increase in cash.............................    (1,303)     1,194      1,619
Cash at beginning of year...................................    12,446     11,252      9,633
                                                              --------   --------   --------
Cash at end of year.........................................  $ 11,143   $ 12,446   $ 11,252
                                                              ========   ========   ========

                 See notes to consolidated financial statements

                  ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

                STATEMENTS OF CONSOLIDATED SHAREHOLDERS' EQUITY

                                CLASS A    CLASS B
                                 COMMON     COMMON                           ACCUMULATED       COMMON
                                 SHARES     SHARES                              OTHER          SHARES          TOTAL
                                 AT PAR     AT PAR    PAID-IN    RETAINED   COMPREHENSIVE     HELD BY      COMPREHENSIVE
                                 VALUE      VALUE     CAPITAL    EARNINGS   INCOME (LOSS)   SUBSIDIARIES      INCOME
                                  $000       $000       $000       $000         $000            $000           $000
                                --------   --------   --------   --------   -------------   ------------   -------------
Balance, January 1, 1997......    167        147          129     43,705        (6,714)         (129)
Comprehensive income:
  Net earnings for the year...                                    28,025                                      28,025
  Cumulative transaction
    adjustment................                                                  (3,590)                       (3,590)
                                  ---        ---       ------    -------       -------          ----          ------
                                                                                                              24,435
                                                                                                              ------
Balance, December 31, 1997....    167        147          129     71,730       (10,304)         (129)
Comprehensive income:
  Net earnings for the year...                                    26,696                                      26,696
  Cumulative transaction
    adjustment................                                                     406                           406
                                  ---        ---       ------    -------       -------          ----          ------
                                                                                                              27,102
                                                                                                              ------
Balance, December 31, 1998....    167        147          129     98,426        (9,898)         (129)
Comprehensive income:
  Net earnings for the year...                                    35,008                                      35,008
  Cumulative transaction
    adjustment................                                                  (3,567)                       (3,567)
                                  ---        ---       ------    -------       -------          ----          ------
                                                                                                              31,441
                                                                                                              ------
Balance, December 31, 1999....    167        147          129    133,434       (13,465)         (129)
                                  ===        ===       ======    =======       =======          ====

                  ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

    (a)  BUSINESS

    Orient-Express Hotels Ltd. (the "Company") is a wholly owned subsidiary of Sea Containers Ltd. ("SCL"). The Company and its subsidiaries are referred to collectively as "OEHL."

    OEHL currently owns and/or manages 26 deluxe hotels and resorts (reported as 22 business units) located in the United States, the Caribbean, Europe, Southern Africa, Brazil, Peru, Australia and the South Pacific, six tourist trains in Europe, Southeast Asia, Australia and Peru, a river cruiseship in Burma, and two restaurants in London and New York.

    (b)  BASIS OF PRESENTATION

    The accompanying financial statements reflect the results of operations, financial position and cash flows of the Company and all its majority owned subsidiaries. The consolidated financial statements have been prepared using the historical basis in the assets and liabilities and the historical results of operations directly attributable to OEHL, and all intercompany accounts and transactions between the Company and its subsidiaries have been eliminated. Unconsolidated companies that are 20 to 50 percent owned are accounted for on an equity basis.

    The consolidated financial statements include an allocation of certain assets, liabilities and general corporate administrative expenses from SCL and its subsidiaries. In the opinion of management, general corporate administrative expenses have been allocated to OEHL on a reasonable and consistent basis using management's estimate of services provided by SCL and its subsidiaries. However, such allocations are not necessarily indicative of the level of expenses which might have been incurred had OEHL been operating as a separate, stand-alone entity during the periods presented. The financial information included herein does not necessarily reflect the consolidated results of operations, financial position, changes in shareholders' equity and cash flows of OEHL in the future or on an historical basis had OEHL been a separate stand-alone entity for the years presented.

    (c)  FOREIGN CURRENCY TRANSLATION

    The translation adjustment included in accumulated other comprehensive income (loss) represents principally the effect of changes in the rate of exchange at the beginning and end of each year in translating net assets of foreign subsidiaries. No income taxes are provided on the translation adjustments as management does not expect that such gains or losses will be realized.

    (d)  ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (e)  REVENUE RECOGNITION

    Revenues are recognized when services are performed.

                  ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (CONTINUED)
    (f)  GAINS ON SALES OF ASSETS

    In 1999, gains on sales of assets included $2,500,000 from the buy-out of OEHL's right to the payment of an early termination fee in respect of a hotel management contract as well as $1,300,000 relating to the sale of the Windermere Island Club. In 1997, the gain of $5,000,000 related to the sale of the Lodge at Vail.

    (g)  MARKETING COSTS

    Marketing costs are expensed as incurred and are reported in selling, general and administrative expenses. Marketing costs include costs of advertising and other marketing activities. These costs were $13,993,000 in 1999 (1998--$13,542,000, 1997--$10,815,000).

    (h)  INTEREST EXPENSE, NET

    OEHL capitalizes interest during the construction of assets. Interest expense, net includes interest which has been capitalized in the amount of $nil in 1999 (1998--$102,000, 1997--$612,000).

    (i)  INTEREST AND RELATED INCOME

    Interest and related income includes foreign exchange gains of $nil in 1999 (1998--$169,000, 1997--$83,000).

    (j)  INCOME TAXES

    Deferred income taxes result from temporary differences between the financial reporting and tax basis of assets and liabilities. Deferred taxes are recorded at enacted statutory rates and are adjusted as enacted rates change. Classification of deferred tax assets and liabilities corresponds with the classification of the underlying assets and liabilities giving rise to the temporary differences or the period of expected reversal, as applicable. A valuation allowance is established, when necessary, to reduce deferred tax assets to the amount that is more likely than not to be realized based on available evidence.

    (k)  NET EARNINGS PER SHARE

    Basic net earnings per share exclude dilution and are computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period. The number of shares used in computing basic net earnings per share was 18,503,000, for the three years ended
December 31, 1999, 1998 and 1997. There were no dilutive items in any period presented.

    (l)  INVENTORIES

    Inventories include wine, food, beverages, certain retail goods and train-related items. Inventories are valued at the lower of cost or market value under the first-in, first-out method.

    (m)  PROPERTY, PLANT AND EQUIPMENT, NET

    Property, plant and equipment, net are stated at cost less accumulated depreciation and amortization. The cost of significant renewals and betterments is capitalized and depreciated, while expenditures for normal maintenance and repairs are expensed as incurred.

                  ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (CONTINUED)
    Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

DESCRIPTION                                               USEFUL LIVES
-----------                                           ---------------------
Buildings...........................................  60 years
Tourist trains......................................  50 years
Furniture, fixtures and equipment...................  5-25 years
River cruiseship....................................  25 years
Equipment under capital lease and
  leasehold improvements............................  Lesser of lease term
                                                      or
                                                      economic life

    (n)  IMPAIRMENT OF LONG-LIVED ASSETS

    Long-lived assets and certain identifiable intangible assets are reviewed by management whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. In the event that an impairment seems likely, the fair value of the related asset is estimated, and OEHL records a charge to income calculated by comparing the asset's carrying value to the estimated fair value.

    (o)  INVESTMENTS

    Investments include equity interests in and advances to unconsolidated companies.

    (p)  INTANGIBLE ASSETS

    Intangible assets include goodwill of $2,295,000 (1998--$2,081,000) and trademarks of $29,001,000 (1998--$29,629,000) arising upon the purchase of subsidiaries which are written off over periods up to 40 years by the straight-line method.

    (q)  CONCENTRATION OF CREDIT RISK

    Due to the nature of the leisure industry, concentration of credit risk with respect to trade receivables is limited. OEHL's customer base is comprised of numerous customers across different geographic areas.

    (r)  RECENT ACCOUNTING PRONOUNCEMENTS

    In 1998, OEHL adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," and SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," all issued by the Financial Accounting Standards Board. Current and prior periods have been presented in accordance with these statements. OEHL's only component of other comprehensive income is the foreign currency translation adjustment.

    In 1999, OEHL adopted Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities," of the American Institute of Certified Public Accountants. This required OEHL to write-off $2,987,000, net of tax, in the first quarter of 1999 representing mainly deferred start-up costs of cruiseship operations which may no longer be carried forward under this statement. Other than the cumulative effect of this change, the impact of the adoption was not material to 1999 results.

                  ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (CONTINUED)
    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement requires that all derivative instruments, including certain derivative instruments embedded in other contracts, be recorded on the balance sheet as either an asset or liability measured at its fair value. This Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. OEHL is not required to adopt this Statement until the year ended December 31, 2001, and is currently evaluating the extent to which its financial statements will be affected by this Statement.

2. ACQUISITIONS AND INVESTMENTS

    a)  ACQUISITIONS

    On May 6, 1999, OEHL acquired Ashley House Inc., owner of Keswick Hall Hotel near Charlottesville, Virginia, and Inn at Perry Cabin in St. Michaels, Maryland. The $25,500,000 purchase price was paid in cash and funded in part by a bank loan to OEHL which is guaranteed by SCL.

    On July 29, 1998, OEHL acquired the Lapa Palace Hotel in Lisbon, Portugal, at a purchase price of $25,000,000 paid in cash and notes payable to the seller. On June 23, 1998, OEHL acquired the Hotel Quinta do Lago near Faro, Portugal, at a purchase price of $27,000,000 paid in cash and notes payable to the seller. The cash elements in these purchases were funded by bank loans guaranteed by SCL. The latter hotel was previously managed by OEHL under an exclusive long-term contract.

    On April 30, 1997, OEHL acquired Hotel de la Cite in Carcassonne, France. The purchase price of $6,000,000 was paid in cash and by assumption of existing debt.

    The purchase prices paid for these acquisitions approximated their fair value and, therefore, no goodwill arose from these purchases.

    All the above acquisitions have been accounted for as purchases and, accordingly, the assets and liabilities of the acquired companies have been recorded at their fair value at the date of acquisition. The operating results of the acquired companies have been included in OEHL's consolidated statements of operations from the effective dates of acquisition. Pro forma data have not been presented as the revenues and net income resulting from these acquisitions would not have been materially different.

    b)  INVESTMENTS

    Investments represent equity interests of 20 to 50 percent in any unconsolidated companies.

    At March 31, 1999, OEHL acquired for $10,000,000 a 50% interest in a joint venture company that bought two hotels in Peru, the Hotel Monasterio del Cusco and the Machu Picchu Sanctuary Lodge. OEHL is managing these properties.

    On September 21, 1999, OEHL acquired a 50% interest in a joint venture to which the Peruvian government awarded long-term concessions to operate the Southern and Machu Picchu lines of the state-owned railway system in Peru. OEHL has been appointed manager of the concessions and rail services which operate under name PeruRail. No payment was required to acquire these concessions other than the purchase of spare parts and office equipment of which OEHL's share amounted to $1,750,000.

                  ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

2. ACQUISITIONS AND INVESTMENTS (CONTINUED)
    OEHL's investments in and advances to unconsolidated companies amounted to $63,493,000 at December 31, 1999 (1998--$36,909,000). OEHL's earnings from unconsolidated companies was $7,008,000 in 1999 (1998--$5,052,000,
1997--$4,030,000) and it received dividends of $470,000 in 1999 (1998--$nil,
1997--$587,000).

    Summarized financial data for these unconsolidated companies are as follows (in thousands):

                                                             DECEMBER 31,
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
Current assets..........................................  $ 19,294   $ 10,546
Property, plant and equipment, net......................   151,686    122,105
Other assets............................................     1,916      1,068
                                                          --------   --------
Total assets............................................  $172,896   $133,719
                                                          ========   ========
Current liabilities.....................................    12,551      9,140
Long-term debt..........................................    81,871     72,456
Other liabilities.......................................    46,861     38,977
Total shareholders' equity..............................    31,613     13,146
                                                          --------   --------
Total liabilities and shareholders' equity..............  $172,896   $133,719
                                                          ========   ========

                                                      YEAR ENDED DECEMBER 31,
                                                   ------------------------------
                                                     1999       1998       1997
                                                   --------   --------   --------
Revenue..........................................  $67,442    $53,489    $49,071
Earnings from operations before net finance
  costs..........................................  $10,376    $ 5,930    $ 4,724
Net Loss.........................................  $(1,706)   $(3,222)   $(3,599)

3. PROPERTY, PLANT AND EQUIPMENT

    The major classes of real estate and other fixed assets are as follows (in thousands):

                                                            DECEMBER 31,
                                                       -----------------------
                                                          1999         1998
                                                       ----------   ----------
Freehold and leased land and buildings...............  $  390,115   $  355,045
Machinery and equipment..............................      95,706       88,924
Fixtures, fittings and office equipment..............      57,408       54,001
River cruiseship.....................................      16,129       16,073
                                                       ----------   ----------
                                                          559,358      514,043
Less: accumulated depreciation.......................      60,051       51,227
                                                       ----------   ----------
                                                       $  499,307   $  462,816
                                                       ==========   ==========

    At December 31, 1999 and 1998, balances for machinery and equipment under capital lease were $1,650,000 and $775,000, respectively, and for fixtures and fittings under capital lease were $278,000 and $1,357,000, respectively. Accumulated depreciation related to assets under capital lease at December 31, 1999 and 1998 was $332,000 and $261,000, respectively.

                  ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

4. WORKING CAPITAL FACILITIES

    Working capital facilities are comprised of the following, all repayable within one year (in thousands):

                                                                  DECEMBER 31
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Unsecured working capital facilities, with a weighted
  average interest rate of 7.09 and 7.57 percent,
  respectively..............................................   $6,186     $2,628
                                                               ======     ======

    OEHL had approximately $11,800,000 and $13,600,000 of working capital lines of credit in 1999 and 1998, respectively, of which $5,700,000 and $11,000,000, respectively, were undrawn.

5. LONG-TERM DEBT AND OBLIGATIONS UNDER CAPITAL LEASES

    (a)  LONG-TERM DEBT

    Long-term debt consists of the following (in thousands):

                                                             DECEMBER 31,
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
Loans from banks secured by property, plant and
  equipment payable over periods of 2 to 14 years, with
  a weighted average interest rate of 6.49 and 6.97
  percent, respectively, primarily based on LIBOR.......  $305,894   $272,525
Loan secured by a river cruiseship payable over 5 years,
  with a weighted average interest rate of 7.97 and 7.00
  percent, respectively, based on LIBOR.................     3,188      5,312
Obligations under capital lease (see Note 5(b)).........       858      1,294
                                                          --------   --------
                                                           309,940    279,131
Less: current portion...................................    38,378     22,390
                                                          --------   --------
                                                          $271,562   $256,741
                                                          ========   ========

    Included in long-term debt is a revolving credit facility with a group of banks secured by the Windsor Court Hotel and marine cargo containers owned by SCL and its subsidiaries. Under this revolving credit facility, Windsor Court Hotel L.P., a subsidiary of the Company ("WCHLP") and the other parties to this facility, including SCL, may borrow up to $239,600,000, of which WCHLP may currently borrow up to $57,546,000 based on the collateral it has pledged. WCHLP may, under certain circumstances, borrow additional amounts secured by collateral pledged by SCL. Borrowings may be made on a revolving basis until October 25, 2004 at which point the balance outstanding must be repaid. Interest on loans drawn on hotel collateral ranges from 1.75 percent to 2.20 percent over LIBOR. At December 31, 1999, WCHLP had borrowed $57,546,000 (1998--$nil) under this facility. The agreement governing this revolving credit facility includes certain restrictive financial covenants that apply to SCL on a consolidated basis with its subsidiaries, including the Company. These financial covenants include, but are not limited to, a maximum leverage ratio, minimum net worth, and debt

                  ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

5. LONG-TERM DEBT AND OBLIGATIONS UNDER CAPITAL LEASES (CONTINUED) service and interest coverage ratios. The Company was in compliance with those covenants at December 31, 1999.

    The following is a summary of the aggregate maturities of long-term debt at December 31, 1999 (in thousands):


Year ending December 31,
2000........................................................  $ 38,087
2001........................................................    46,402
2002........................................................    27,489
2003........................................................    28,695
2004........................................................   139,768
2005 and thereafter.........................................    28,641
                                                              --------
                                                              $309,082
                                                              ========

    The interest rates on substantially all of OEHL's long-term debt are adjusted regularly to reflect current market rates. Accordingly, the carrying amounts of OEHL's long-term debt also approximate fair value.

    (b)  OBLIGATIONS UNDER CAPITAL LEASES

    The following is a schedule of future minimum lease payments under capital leases together with the present value of the minimum lease payments at December 31, 1999 (in thousands):


Year ending December 31,
2000........................................................    $350
2001........................................................     282
2002........................................................     228
2003........................................................     105
                                                                ----
Minimum lease payments......................................     965
Less: amount of interest contained in above payments(1).....     107
                                                                ----
Present value of minimum lease payments.....................     858
Less: current portion.......................................     291
                                                                ----
                                                                $567
                                                                ====

------------------------

(1) The amount of interest deducted from minimum lease payments to arrive at the present value is the interest contained in each of the leases.

6. PENSION PLANS

    A number of OEHL employees participate in a pension plan of a subsidiary of SCL. This plan is a defined benefit plan in which the benefits are based primarily on years of service and employee compensation near retirement. It is OEHL's policy to fund the plan in accordance with applicable laws and income tax regulations. Plan assets consist primarily of common stocks, common trust funds, government securities and corporate debt securities held through separate trustee-administered funds.

                  ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

6. PENSION PLANS (CONTINUED)
    The significant weighted-average assumptions for this plan during 1999, 1998 and 1997 consisted of the following:

                                                               1999       1998       1997
                                                             --------   --------   --------
Discount rate(1)...........................................    6.0%       5.5%       7.0%
Assumed rates of compensation increases....................    3.5%       3.5%       4.5%
Expected long-term rate of return on plan assets...........    6.5%       6.5%       8.0%

------------------------

(1) Represents the essentially risk-free rate of return at the end of the year in the country in which the assets are held.

    The changes in the benefit obligation, the plan assets and the funded status for the OEHL employees' portion of the plan were as follows (in thousands):

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Change in benefit obligation:
Benefit obligation at beginning of year.....................   $3,602     $3,049
Service cost................................................      282        276
Interest cost...............................................      191        209
Plan participants' contributions............................      105        118
Actuarial gain..............................................      726        337
Benefits paid...............................................     (415)      (405)
Foreign currency translation................................     (113)        18
                                                               ------     ------
Benefit obligation at end of year...........................    4,378      3,602
                                                               ------     ------
Change in plan assets:
Fair value of plan assets at beginning of year..............    3,898      3,397
Actual return on plan assets................................    1,140        437
Employer contributions......................................      353        330
Plan participants' contributions............................      105        118
Benefits paid...............................................     (415)      (405)
Foreign currency translation................................     (124)        21
                                                               ------     ------
Fair value of plan assets at end of year....................    4,957      3,898
                                                               ------     ------
Funded status...............................................      579        296
                                                               ------     ------
Unrecognized net actuarial gain.............................     (404)      (227)
Unrecognized prior service cost.............................       54         70
Unrecognized transition amount..............................       --         --
                                                               ------     ------
Prepaid benefit cost........................................   $  229     $  139
                                                               ======     ======

                  ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. PENSION PLANS (CONTINUED)

    The components of net periodic benefit cost for the OEHL employees covered under the plan consisted of the following (in thousands):

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                          ------------------------------
                                                            1999       1998       1997
                                                          --------   --------   --------
Service cost............................................    $282       $276       $221
Interest cost on projected benefit obligation...........     191        209        190
Expected return on assets...............................    (248)      (276)      (239)
Net amortization and deferrals..........................      15         15         15
                                                            ----       ----       ----
Net periodic benefit cost...............................    $240       $224       $187
                                                            ====       ====       ====

7. INCOME TAXES

    Income taxes provided by OEHL relate principally to its foreign subsidiaries as pre-tax income is primarily foreign. The provision for income taxes consisted of the following (in thousands):

                                                     CURRENT    DEFERRED    TOTAL
                                                     --------   --------   --------
Year ended December 31, 1999
United States......................................   $3,009     $  446     $3,455
Other..............................................    1,153        565      1,718
                                                      ------     ------     ------
                                                      $4,162     $1,011     $5,173
                                                      ======     ======     ======

Year ended December 31, 1998
United States......................................   $2,800     $ (162)    $2,638
Other..............................................      259        803      1,062
                                                      ------     ------     ------
                                                      $3,059     $  641     $3,700
                                                      ======     ======     ======

Year ended December 31, 1997
United States......................................   $1,816     $  756     $2,572
Other..............................................      151        493        644
                                                      ------     ------     ------
                                                      $1,967     $1,249     $3,216
                                                      ======     ======     ======

    The Company is incorporated in Bermuda which does not impose an income tax. OEHL's effective tax rate is entirely due to income taxes imposed by jurisdictions in which OEHL conducts business other than Bermuda.

                  ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

7. INCOME TAXES (CONTINUED)
    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following represents OEHL's net deferred tax liabilities (in thousands):

                                                             DECEMBER 31,
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
Gross deferred tax assets (operating loss carry
  forwards).............................................  $ 47,075   $ 40,796
Less: valuation allowance...............................   (38,835)   (39,292)
                                                          --------   --------
Net deferred tax assets.................................     8,240      1,504
Deferred tax liabilities................................   (13,413)    (6,248)
                                                          --------   --------
Net deferred tax liabilities............................  $ (5,173)  $ (4,744)
                                                          ========   ========

    The deferred tax assets consist primarily of tax loss carryforwards. The deferred tax liabilities consist primarily of differences between the tax basis of depreciable assets versus the adjusted basis as reflected in the financial statements.

    OEHL has prepared these financial statements on the basis that a tax sharing agreement is in place with SCL and its subsidiaries. In accordance with this presentation, OEHL utilized/relinquished losses with certain SCL subsidiaries. The following represents the net liability that exists from OEHL to SCL and its subsidiaries included in amounts owed to Sea Containers Ltd. (in thousands):

                                                       YEAR ENDED DECEMBER 31,
                                                    ------------------------------
                                                      1999       1998       1997
                                                    --------   --------   --------
Tax sharing agreement.............................  $(2,337)   $(1,619)   $(1,188)
                                                    =======    =======    =======

8. SUPPLEMENTAL CASH FLOW INFORMATION

                                                      YEAR ENDED DECEMBER 31,
                                                   ------------------------------
                                                     1999       1998       1997
                                                   --------   --------   --------
                                                           (IN THOUSANDS)
Cash paid for:
Interest.........................................  $19,454    $16,770    $13,409
Income taxes.....................................  $ 2,456    $ 2,581    $ 1,212

    Non-cash investing and financing activities:

    In conjunction with the acquisitions in 1999, 1998 and 1997 (see note 2(a)), liabilities were assumed as follows:

                                                     YEAR ENDED DECEMBER 31,
                                                  ------------------------------
                                                    1999       1998       1997
                                                  --------   --------   --------
                                                          (IN THOUSANDS)
Fair value of assets acquired...................  $ 27,319   $ 57,936    $8,562
Cash paid.......................................   (25,036)   (49,016)     (594)
                                                  --------   --------    ------
Liabilities assumed.............................  $  2,283   $  8,920    $7,968
                                                  ========   ========    ======

                  ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

9. SHAREHOLDERS' EQUITY

    (a)  RECAPITALIZATION

    In connection with the Company's contemplated initial public offering, the Company and its subsidiaries are in the process of completing a recapitalization and legal entity reorganization plan (the "Plan"). As part of this plan, the Company's Memorandum of Association and Bye-Laws are being amended, subject to final board approval, to recapitalize the Company's shares into class A and class B common shares to mirror substantially the existing share structure of SCL (see note 9(b) below). In addition, certain legal entities are being reorganized from an ownership perspective to prepare for the initial public offering. The Company has prepared these financial statements as if the recapitalization and legal entity reorganization had occurred in the earliest year presented.

    (b)  DUAL COMMON SHARE CAPITALIZATION

    As part of the foregoing plan, subject to final board approval, the Company is being capitalized with 16,730,918 class A common shares, of which there are 120,000,000 authorized and 14,672,525 class B common shares, of which there are 120,000,000 authorized, each convertible at any time into one class A common share. In general, holders of class A and class B common shares vote together as a single class, with holders of class B shares having one vote per share and holders of class A shares having one-tenth of one vote per share. In all other substantial respects, the class A and B common shares are the same. The class A shares to be offered and sold by the Company in the initial public offering will be newly issued class A shares in addition to the amounts of shares referred to above.

    (c)  SHAREHOLDER RIGHTS AGREEMENT

    As part of the foregoing plan, subject to final board approval, the Company is putting in place a shareholder rights agreement which will be implemented not earlier than the tenth day following the first to occur of (i) the public announcement of the acquisition by a person (other than a subsidiary of the Company, SCL or a subsidiary of SCL) of shares carrying 20% or more of the total voting rights which may be cast at any general meeting of the Company and
(ii) the commencement or announcement of a tender offer or exchange offer by a person for shares carrying 30% or more of the total voting rights which may be cast at any general meeting of the Company. At that time, the rights detach from the class A and class B common shares, and the holders of the rights will be entitled to purchase, for each right held, one one-hundredth of a series A junior participating preferred share of the Company at an exercise price of
$      (the "Purchase Price") for each one one-hundredth of such junior preferred share, subject to adjustment in certain events. From and after the date on which any person acquires beneficial ownership of shares carrying 20% or more of the total voting rights which may be cast at any general meeting of the Company, each holder of a right (other than the acquiring person) will be entitled upon exercise to receive, at the then current Purchase Price and in lieu of the junior preferred shares, that number of class A or class B common shares (depending on whether the right was previously attached to a class A or B share) having a market value of twice the Purchase Price. If the Company is acquired or 50% or more of its consolidated assets or earning power is sold, each holder of a right will be entitled to receive, upon exercise at the then current Purchase Price, that amount of common equity of the acquiring company which at the time of such transaction would have a market value of two times the Purchase Price. Also, the Company's board of directors may exchange all or some of the rights for class A and class B common shares (depending on whether the right was previously attached to a class A or B share) if any person acquires 20% beneficial ownership as described above, but less than 50% beneficial
ownership. The rights will expire on       , 2010 but may be redeemed at a price
of $0.05 per right at any time prior to the tenth day following the

                  ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

9. SHAREHOLDERS' EQUITY (CONTINUED)
date on which a person acquires beneficial ownership of shares carrying 20% or more of the total voting rights which may be cast at any general meeting of the Company.

    (d)  SHARE OWNING SUBSIDIARIES RESTRUCTURING AGREEMENT

    Following the recapitalization of the Company, SCL will own 16,730,918 of the Company's class A common shares and 14,730,918 of the Company's Class B common shares. The Company, SCL and certain subsidiaries of SCL will be parties to a Share Owning Subsidiaries Restructuring Agreement (the "SOS Restructuring Agreement"), which provides that (i) upon consummation of SCL's contemplated dividend of the Company's shares (the "spinoff"), a subsidiary of the Company will purchase 1,076,000 shares of the Company's class B common shares from a subsidiary of SCL for $10,760, and (ii) if the spinoff is not consummated prior to the second anniversary from the date of the agreement, then at any time on or prior to the fifth anniversary from the date of the agreement, the subsidiary of the Company has the right to purchase 12,900,000 class B common shares of the Company from SCL for $129,000, and if it has not previously done so, such subsidiary is required to exercise the option on that date.

    As a result of the recapitalization and legal entity reorganization of the Company, OEHL, through three wholly owned subsidiaries, is the beneficial owner of 11,824,000 class B common shares of SCI. The SOS Restructuring Agreement provides that (i) upon consummation of the spinoff, a subsidiary of SCL will purchase 11,824,000 SCL class B common shares from the three subsidiaries of the Company for $118,240, and (ii) if the spinoff is not consummated prior to the second anniversary from the date of the agreement, then at any time on or prior to the fifth anniversary from the date of the agreement, the SCL subsidiary has the right to purchase such 11,824,000 of SCL class B common shares from the three subsidiaries of the Company for $118,240, and if it has not previously done so, such subsidiary is required to exercise the options on that date. As part of the SOS Restructuring Agreement, OEHL has waived its right to receive dividends on, and has assigned its voting rights with respect, to the 11,824,000 class B common shares of SCL held by the Company's subsidiaries.

    (e)  ACQUIRED SHARES

    Included in shareholders equity is a reduction for the 12,900,000 class B common shares that the Company's three subsidiaries will acquire under the SOS Restructuring Agreement. Consistent with the overall presentation of the capital structure in the financial statements, the Company has given effect to the terms and conditions of the SOS Restructuring Agreement as if the agreement had been consummated from the earliest year presented. As a result a total of 12,900,000 class B common shares are deemed to be owned by Company subsidiaries at December 31, 1999. Under applicable law, these shares are outstanding and may be voted by the subsidiaries although in computing earnings per share these shares are treated as a reduction to outstanding shares.

    (f)  PREFERRED SHARES

    The Company anticipates having 30,000,000 authorized preferred shares, par value $0.01 each, as part of the foregoing plan, subject to final board approval, 300,000 of which to be reserved for issuance as series A junior participating preferred shares upon exercise of preferred share purchase rights held by class A and B common shareholders in connection with the shareholder rights agreement. See Note 9(c) above.

                  ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

10. ORIENT-EXPRESS HOTELS 2000 STOCK OPTION PLAN

    The Board of Directors of Orient-Express Hotels, and Sea Containers as the sole shareholder of Orient-Express Hotels, have adopted the Orient-Express Hotels 2000 Stock Option Plan. This option plan provides for the issue of options to purchase up to 500,000 Class A and Class B common shares of Orient-Express Hotels. To date, no option has been awarded under the option plan. The exercise price of the options will not be less than the fair market value at the date of grant. In general no option under the option plan may be exercised during the three years following its grant and options expire after ten years. The Company will apply the intrinsic value method of accounting for its stock options, as permitted under SFAS No. 123, "Accounting for Stock-Based Compensation." As a result, the option plan will be noncompensatory.

11. COMMITMENTS

    Outstanding contracts to purchase fixed assets were approximately $46,000,000 at December 31, 1999 (1998--$9,000,000).

    Future rental payments under operating leases in respect of equipment rentals and leased premises are payable as follows (in thousands):

Year ending December 31,
2000........................................................  $  721
2001........................................................     482
2002........................................................     170
2003........................................................     102
                                                              ------
                                                              $1,475
                                                              ======

    Rental expense for the year ended December 31, 1999 amounted to $1,157,000 (1998--$994,000, 1997--$1,167,000).

12. INFORMATION CONCERNING FINANCIAL REPORTING FOR SEGMENTS AND OPERATIONS IN DIFFERENT GEOGRAPHICAL AREAS

    OEHL's segments relate to hotels and restaurants and tourist trains and cruises and are grouped into various geographical segments. Hotels are located in the United States, the Caribbean, Europe, southern Africa, Brazil, Peru, Australia and the South Pacific, tourist trains operate in Europe, Southeast Asia, Australia and Peru, restaurants are located in London and New York, and a river cruiseship operates in Myanmar.

                  ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

12. INFORMATION CONCERNING FINANCIAL REPORTING FOR SEGMENTS AND OPERATIONS IN DIFFERENT GEOGRAPHICAL AREAS (CONTINUED)
    Financial information regarding these business segments is as follows (in thousands):

                                                   YEAR ENDED DECEMBER 31,
                                                ------------------------------
                                                  1999       1998       1997
                                                --------   --------   --------
Revenue:
  Hotels and restaurants......................  $202,915   $184,599   $159,756
  Tourist trains and cruises..................    39,159     41,232     34,930
                                                --------   --------   --------
                                                $242,074   $225,831   $194,686
                                                ========   ========   ========
Earnings from unconsolidated companies:
  Hotels and restaurants......................  $  5,974   $  5,265   $  4,141
  Tourist trains and cruises..................     1,034       (213)      (111)
                                                --------   --------   --------
                                                $  7,008   $  5,052   $  4,030
                                                ========   ========   ========
Gains on sale of assets:
  Hotels and restaurants......................  $  3,800   $     --   $  5,000
  Tourist trains and cruises..................        --         --         --
                                                --------   --------   --------
                                                $  3,800   $     --   $  5,000
                                                ========   ========   ========
Depreciation and amortization:
  Hotels and restaurants......................  $ 11,638   $ 12,430   $ 11,012
  Tourist trains and cruises..................     1,511      1,803      2,155
                                                --------   --------   --------
                                                $ 13,149   $ 14,233   $ 13,167
                                                ========   ========   ========
Earnings from operations before net finance
  costs:
  Hotels and restaurants......................  $ 66,604   $ 51,371   $ 50,303
  Tourist trains and cruises..................     4,496      4,626      1,577
                                                --------   --------   --------
                                                  71,100     55,997     51,890
Central selling, general and administrative
  costs.......................................    (8,913)    (9,140)    (8,328)
                                                --------   --------   --------
                                                  62,187     46,857     43,562
Net finance costs(1)..........................   (19,019)   (16,461)   (12,321)
                                                --------   --------   --------
Earnings before income taxes and cumulative
  effect of change in accounting principle....    43,168     30,396     31,241
Provision for income taxes....................     5,173      3,700      3,216
                                                --------   --------   --------
Earnings before cumulative effect of change in
  accounting principle........................  $ 37,995   $ 26,696   $ 28,025
                                                ========   ========   ========
Capital expenditures:
  Hotels and restaurants......................  $ 38,263   $ 38,535   $ 49,375
  Tourist trains and cruises..................     6,072      4,926        367
                                                --------   --------   --------
                                                $ 44,335   $ 43,461   $ 49,742
                                                ========   ========   ========

                                                   DECEMBER 31,
                                                -------------------
                                                  1999       1998
                                                --------   --------
Identifiable assets:
  Hotels and restaurants......................  $582,627   $527,434
  Tourist trains and cruises..................    79,239     75,053
                                                --------   --------
                                                $661,866   $602,487
                                                ========   ========

------------------------
(1) Net of capitalized interest and interest and related income.

                  ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

12. INFORMATION CONCERNING FINANCIAL REPORTING FOR SEGMENTS AND OPERATIONS IN DIFFERENT GEOGRAPHICAL AREAS (CONTINUED)
    Financial information regarding geographic areas based on the location of properties is as follows (in thousands):

                                                   YEAR ENDED DECEMBER 31,
                                                ------------------------------
                                                  1999       1998       1997
                                                --------   --------   --------
Revenue:
  Europe......................................  $115,551   $106,901   $ 79,264
  North America...............................    82,778     70,231     70,593
  Rest of the world...........................    43,745     48,699     44,829
                                                --------   --------   --------
                                                $242,074   $225,831   $194,686
                                                ========   ========   ========

                                                        DECEMBER 31,
                                                     -------------------
                                                       1999       1998
                                                     --------   --------
Long-lived assets at book value: (PP&E Investments)
  Europe........................................     $219,065   $217,317
  North America.................................      177,499    130,747
  Rest of the world.............................      166,236    151,661
                                                     --------   --------
                                                     $562,800   $499,725
                                                     ========   ========

13. RELATED PARTY TRANSACTIONS

    For the year ended December 31, 1999, OEHL paid subsidiaries of SCL $5,573,000 (1998--$5,107,000, 1997--$5,040,000) for the provision of various services, including financial, legal, accounting, corporate executive, public company, human resources administration, insurance, pension benefits, office facilities and system and computer services. These services are provided on the basis of a fee plus reimbursements equivalent to the direct and indirect costs of providing the services as detailed in the formal services agreement between OEHL and SCL. The services agreement will have an initial term of one year and will be automatically renewed annually unless it is terminated by SCL or OEHL.

    SCL has guaranteed an aggregate principal amount of $260,000,000 of bank loans to OEHL outstanding at December 31, 1999 (1998--$221,000,000) including a loan relating to the Windsor Court Hotel (see Note 5(a)) and a $7,500,000 bank loan to Charleston Center LLC, owner of Charleston Place Hotel, which is accounted for as an equity investment in OEHL.

14. SUBSEQUENT EVENT

    On March 24, 2000, OEHL acquired the Observatory and Lilianfels Hotels in Australia for an aggregate purchase price of approximately $42,000,000. The purchase has been substantially financed by a bank loan guaranteed by SCL.

                  ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              MARCH 31,   DECEMBER 31,
                                                                2000          1999
                                                              ---------   -------------
                                                                   (IN THOUSANDS)
                                        ASSETS

Cash........................................................  $ 10,060      $ 11,143
Accounts receivable, net of allowances of $363 and $371.....    46,155        41,002
Inventories.................................................    14,550        13,604
                                                              --------      --------
Total current assets........................................    70,765        65,749
                                                              --------      --------

Property, plant and equipment, less accumulated depreciation of $61,855
  and $60,051...............................................   538,115       499,307
Investments.................................................    63,286        63,493
Intangible assets...........................................    30,743        31,296
Other assets................................................     2,468         2,021
                                                              --------      --------
                                                              $705,377      $661,866
                                                              ========      ========

                         LIABILITIES AND SHAREHOLDERS' EQUITY

Working capital facilities..................................  $ 10,866      $  6,186
Accounts payable............................................    14,755        12,775
Accrued liabilities.........................................    24,550        21,822
Deferred revenue............................................    12,731         9,083
Minority interest...........................................     4,702         4,574
Current portion of long-term debt and capital leases........    45,847        38,378
                                                              --------      --------
Total current liabilities...................................   113,451        92,818
                                                              --------      --------
Long-term debt and obligations under capital leases.........   305,750       271,562
Due to Sea Containers Ltd...................................   159,663       172,030
Deferred income taxes.......................................     4,293         5,173
                                                              --------      --------
                                                               583,157       541,583
                                                              --------      --------
Shareholders' equity
  Class A common shares $0.01 par value (120,000,000 shares
    authorized):
    Issued--16,730,918 (1999-16,730,918)....................       167           167
  Class B common shares $0.01 par value (120,000,000 shares
    authorized):
    Issued--14,672,525 (1999-14,672,525)....................       147           147
Paid-in capital.............................................       129           129
Retained earnings...........................................   137,315       133,434
Accumulated other comprehensive income......................   (15,409)      (13,465)
Less: reduction due to class B common shares owned by a
  subsidiary-12,900,000.....................................      (129)         (129)
                                                              --------      --------
Total shareholders' equity..................................   122,220       120,283
                                                              ========      ========
Commitments.................................................        --            --
                                                              --------      --------
                                                              $705,377      $661,866
                                                              ========      ========

                See notes to consolidated financial statements.

                  ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED OPERATIONS

                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ---------------------
                                                                2000        1999
                                                              ---------   ---------
                                                              (IN THOUSANDS EXCEPT
                                                               PER SHARE AMOUNTS)
Revenue.....................................................   $51,287     $46,528
Earnings from unconsolidated companies......................     2,756       2,398
Gain on sale of asset.......................................        --       1,300
                                                               -------     -------
                                                                54,043      50,226
                                                               -------     -------
Expenses:
  Depreciation and amortization.............................     3,547       3,124
  Operating.................................................    22,796      21,885
  Selling, general and administrative.......................    18,044      16,002
                                                               -------     -------
Total expenses..............................................    44,387      41,011
                                                               -------     -------
Earnings from operations before net finance costs...........     9,656       9,215
Interest expense, net.......................................    (5,266)     (4,704)
Interest and related income.................................         6           1
                                                               -------     -------
Net finance costs...........................................    (5,260)     (4,703)
                                                               -------     -------
Earnings before income taxes and cumulative effect of change
  in accounting principle...................................     4,396       4,512
Provision for income taxes..................................       515         425
                                                               -------     -------
Earnings before cumulative effect of change in accounting
  principle.................................................     3,881       4,087
Cumulative effect of change in accounting principle.........        --      (2,987)
                                                               -------     -------
Net earnings................................................   $ 3,881     $ 1,100
                                                               =======     =======
Net earnings (losses) per class A and class B common share:
  Basic:
    Earnings before cumulative effect of change in
      accounting principle..................................   $  0.21     $  0.22
    Cumulative effect of change in accounting principle.....        --       (0.16)
                                                               -------     -------
    Net earnings per share..................................   $  0.21     $  0.06
                                                               =======     =======

                See notes to consolidated financial statements.

                  ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
Cash flows from operating activities:
  Net earnings..............................................  $  3,881   $  1,100
  Add non-cash effect of change in accounting principle.....        --      2,987
                                                              --------   --------
                                                                 3,881      4,087
                                                              --------   --------
  Adjustments to reconcile net losses to net cash provided
    by operating activities:
    Depreciation and amortization...........................     3,547      3,124
    Undistributed (earnings)/losses of affiliates and other
      non-cash items........................................      (820)    (1,969)
    Change in assets and liabilities net of effects from
      acquisition of subsidiaries:
      Increase in accounts receivable.......................    (1,482)   (10,151)
      Increase in inventories...............................      (859)      (315)
      Increase/(decrease) in accounts payable...............     4,400     (1,945)
                                                              --------   --------
  Total adjustments.........................................     4,786    (11,256)
                                                              --------   --------
Net cash provided by/(used in) operating activities.........     8,667     (7,169)
                                                              --------   --------
Cash flows from investing activities:
  Capital expenditures......................................   (10,680)   (11,926)
  Acquisitions and investments, net of cash acquired........   (42,992)   (17,610)
  Proceeds from sale of fixed assets........................        43      2,821
                                                              --------   --------
Net cash used in investing activities.......................   (53,629)   (26,715)
                                                              --------   --------
Cash flows from financing activities:
  Net proceeds from working capital facilities and
    redrawable loans........................................     5,098      5,137
  Issuance of long-term debt................................    53,243      4,063
  Principal payments under long-term debt...................    (5,840)    (2,948)
  Sea Containers Ltd. (repayments)/advances.................    (8,522)    26,917
Net cash provided by financing activities...................    43,979     33,169
                                                              --------   --------
Total cash flows............................................      (983)      (715)
Effect of exchange rate on cash.............................      (100)    (1,857)
                                                              --------   --------
Net decrease in cash........................................    (1,083)    (2,572)
Cash at beginning of period.................................    11,143     12,446
                                                              --------   --------
Cash at end of period.......................................  $ 10,060   $  9,874
                                                              ========   ========

                See notes to consolidated financial statements.

                  ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF FINANCIAL STATEMENT PRESENTATION

    (a)  ACCOUNTING POLICIES

    Orient-Express Hotels Ltd. (the "Company") is a wholly owned subsidiary of Sea Containers Ltd. ("SCL"). The Company and its subsidiaries are referred to collectively as "OEHL".

    For a description of significant accounting policies and basis of presentation, see Notes 1 and 9 to the 1999 Consolidated Financial Statements.

    In the opinion of management, all adjustments necessary to a fair statement of the results of the first three months of 2000 and 1999, which are all of a normally recurring nature, have been reflected in the information provided.

    (b)  CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE

    In the first quarter of 1999, OEHL adopted AICPA Statement of Position 98-5, Reporting on the Costs of Start-Up Activities, which requires that all start-up activities be expensed as incurred. The $2,987,000 cumulative effect of this change (after reduction for income taxes of $nil) is included in losses for the three months ended March 31, 1999.

    (c)  NET EARNINGS PER SHARE

    The number of shares used in computing basic net earnings per share was as follows (in thousands): 18,503,000, for the three months ended March 31, 2000 and 1999.

2. ACQUISITIONS AND INVESTMENTS

    On March 24, 2000, OEHL acquired the Observatory and Lilianfels Hotels in Australia for an aggregate purchase price of $40,000,000. The purchase has been substantially financed by a bank loan guaranteed by SCL. Management is still in the process of determining the fair value of the assets acquired.

3. PROPERTY, PLANT AND EQUIPMENT

    The major classes of real estate and other fixed assets are as follows (in thousands):

                                                        MARCH 31,   DECEMBER 31,
                                                          2000          1999
                                                        ---------   ------------
Freehold and leased land and buildings................  $428,761      $390,115
Machinery and equipment...............................    97,458        95,706
Fixtures, fittings and office equipment...............    57,633        57,408
River cruiseship......................................    16,118        16,129
                                                        --------      --------
                                                         599,970       559,358
Less: accumulated depreciation........................    61,855        60,051
                                                        --------      --------
                                                        $538,115      $499,307
                                                        ========      ========

    At March 31, 2000 and December 31, 1999, balances for machinery and equipment under capital lease were $1,613,000 and $1,650,000, respectively, and for fixtures and fittings under capital lease were $227,000 and $278,000, respectively. Accumulated depreciation related to assets under capital lease at March 31, 2000 and December 31, 1999 was $386,000 and $332,000, respectively.

                  ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

4. LONG-TERM DEBT AND OBLIGATIONS UNDER CAPITAL LEASES

    (a)  LONG-TERM DEBT

    Long-term debt consists of the following (in thousands):

                                                        MARCH 31,   DECEMBER 31,
                                                          2000          1999
                                                        ---------   ------------
Loans from banks secured by property, plant and
  equipment payable over periods of 2 to 14 years,
  with a weighted average interest rate of 6.70 and
  6.49 percent, respectively, primarily based on
  LIBOR...............................................  $348,158      $305,894
Loan secured by a river cruiseship payable over 5
  years, with a weighted average interest rate of 7.78
  and 7.97 percent, respectively, based on LIBOR......     2,656         3,188
Obligations under capital lease (see Note 4(b)).......       783           858
                                                        --------      --------
                                                         351,597       309,940
Less: current portion.................................    45,847        38,378
                                                        --------      --------
                                                        $305,750      $271,562
                                                        ========      ========

    Included in long-term debt is a revolving credit facility with a group of banks secured by the Windsor Court Hotel and marine cargo containers owned by SCL and its subsidiaries. Under this revolving facility, Windsor Court Hotel L.P., a subsidiary of the Company ("WCHLP") and the other parties to the facility, including SCL, may borrow up to $239,600,000. At March 31, 2000, $57,546,000 (December 31, 1999--$57,546,000) was drawn under this facility by WCHLP. WCHLP may, under certain circumstances, borrow additional amounts secured by collateral pledged by SCL. Borrowings may be made on a revolving basis until October 25, 2004 at which point the balance outstanding must be repaid. Interest on loans drawn on hotel collateral ranges from 1.75 percent to 2.20 percent over LIBOR. The agreement governing this revolving credit facility includes certain restrictive financial covenants that apply to SCL on a consolidated basis with its subsidiaries, including the Company. These financial covenants include, but are not limited to, a maximum leverage ratio, minimum net worth and debt service and interest coverage ratios. The Company was in compliance with those covenants as of March 31, 2000 and December 31, 1999.

    The following is a summary of the aggregate maturities of long-term debt at March 31, 2000 (in thousands):

2000........................................................  $ 45,555
2001........................................................    55,107
2002........................................................    30,767
2003........................................................    29,725
2004........................................................   138,302
2005 and thereafter.........................................    51,358
                                                              --------
                                                              $350,814
                                                              ========

                  ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

4. LONG-TERM DEBT AND OBLIGATIONS UNDER CAPITAL LEASES (CONTINUED)
    The interest rates on substantially all of OEHL's long-term debt are adjusted regularly to reflect current market rates. Accordingly, the carrying amounts of OEHL's long-term debt also approximate fair value.

    (b)  OBLIGATIONS UNDER CAPITAL LEASES

    The following is a schedule of future minimum lease payments under capital leases together with the present value of the minimum lease payments at March 31, 2000 (in thousands):

2000........................................................    $276
2001........................................................     267
2002........................................................     227
2003........................................................     105
                                                                ----
Minimum lease payments......................................     875
Less: amount of interest contained in above payments(1).....      92
                                                                ----
Present value of minimum lease payments.....................     783
Less: current portion.......................................     292
                                                                ----
                                                                $491
                                                                ====

------------------------

(1) The amount of interest deducted from minimum lease payments to arrive at the present value is the interest contained in each of the leases.

5. INCOME TAXES

    Income taxes provided by OEHL relate principally to its foreign subsidiaries as pre-tax income is primarily foreign. The provision for income taxes consisted of the following (in thousands):

THREE MONTHS ENDED MARCH 31, 2000                      CURRENT    DEFERRED    TOTAL
---------------------------------                      --------   --------   --------
United States........................................   $  342     $ 200       $542
Other................................................      963      (990)       (27)
                                                        ------     -----       ----
                                                        $1,305     $(790)      $515
                                                        ------     -----       ----
THREE MONTHS ENDED MARCH 31, 1999
-----------------------------------------------------
United States........................................   $  186     $ 200       $386
Other................................................      807      (768)        39
                                                        ------     -----       ----
                                                        $  993     $(568)      $425
                                                        ------     -----       ----

    The Company is incorporated in Bermuda which does not impose an income tax. OEHL's effective tax rate is entirely due to the income taxes imposed by jurisdictions in which OEHL conducts business other than Bermuda.

                  ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

5. INCOME TAXES (CONTINUED)
    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following represents OEHL's net deferred tax liabilities (in thousands):

                                                        MARCH 31,   DECEMBER 31,
                                                          2000          1999
                                                        ---------   ------------
Gross deferred tax assets (operating loss carry
  forwards)...........................................  $ 48,076      $ 47,075
Less: Valuation allowance.............................   (38,835)      (38,835)
                                                        --------      --------
Net deferred tax assets...............................     9,241         8,240
Deferred tax liabilities..............................   (13,534)      (13,413)
                                                        --------      --------
Net deferred tax liabilities..........................  $ (4,293)     $ (5,173)
                                                        ========      ========

    The deferred tax assets consist primarily of tax loss carryforwards. The deferred tax liabilities consist primarily of differences between the tax basis of depreciable assets versus the adjusted basis as reflected in the financial statements.

    OEHL has prepared these financial statements on the basis that a tax sharing agreement is in place with SCL and SCL's subsidiaries. In accordance with this presentation, OEHL utilized/ relinquished losses with certain SCL subsidiaries. The following represents the net liability from OEHL to SCL and its subsidiaries (in thousands):

                                                        MARCH 31,   DECEMBER 31,
                                                          2000          1999
                                                        ---------   ------------
Tax sharing agreement.................................   $(2,337)      $(2,337)

6. SUPPLEMENTAL CASH FLOW INFORMATION

                                                                 THREE MONTHS
                                                                ENDED MARCH 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
Cash paid for:
Interest....................................................   $4,646     $3,943
Income taxes................................................   $2,396     $  728

7. COMMITMENTS

    Outstanding contracts to purchase fixed assets were approximately $6,000,000 at March 31, 2000 (December 31, 1999--$46,000,000).

8. INFORMATION CONCERNING FINANCIAL REPORTING FOR SEGMENTS AND OPERATIONS IN DIFFERENT GEOGRAPHICAL AREAS

    OEHL's segments relate to hotels and restaurants and tourist trains and cruises and are located in the United States, the Caribbean, Europe, Southern Africa, Brazil, Peru, Australia and the South Pacific, tourist trains operate in Europe, Southeast Asia, Australia and Peru, restaurants are located in London and New York and a river cruiseship operates in Myanmar.

                  ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

8. INFORMATION CONCERNING FINANCIAL REPORTING FOR SEGMENTS AND OPERATIONS IN DIFFERENT GEOGRAPHICAL AREAS (CONTINUED)
    Financial information regarding these business segments is as follows (in thousands):

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Revenue:
  Hotels and restaurants....................................  $ 46,170   $ 40,884
  Tourist trains and cruises................................     5,117      5,644
                                                              --------   --------
                                                              $ 51,287   $ 46,528
                                                              ========   ========
Earnings from unconsolidated companies:
  Hotel and restaurants.....................................  $  2,320   $  2,398
  Tourist trains and cruises................................       436         --
                                                              --------   --------
                                                              $  2,756   $  2,398
                                                              ========   ========
Depreciation and amortization:
  Hotels and restaurants....................................  $  3,105   $  2,769
  Tourist trains and cruises................................       442        355
                                                              --------   --------
                                                              $  3,547   $  3,124
                                                              ========   ========
Gain on sale of asset:
  Hotels and restaurants....................................  $     --   $  1,300
  Tourist trains and cruises................................        --         --
                                                              --------   --------
                                                              $     --   $  1,300
                                                              ========   ========
Earnings from operations before net finance costs:
  Hotels and restaurants....................................  $ 13,143   $ 12,571
  Tourist trains and cruises................................    (1,230)    (1,199)
                                                              --------   --------
                                                                11,913     11,372
Central selling, general and administrative costs...........    (2,257)    (2,157)
                                                              --------   --------
                                                                 9,656      9,215
Net finance costs(1)........................................    (5,260)    (4,703)
                                                              --------   --------
Earnings before income taxes and cumulative effect of change
  in accounting principle...................................     4,396      4,512
Provision for income taxes..................................       515        425
                                                              --------   --------
Earnings before cumulative effect of change in accounting
  principle.................................................  $  3,881   $  4,087
                                                              ========   ========
Capital expenditures:
  Hotels and restaurants....................................  $  8,034   $ 10,184
  Tourist trains and cruises................................     2,646      1,742
                                                              --------   --------
                                                              $ 10,680   $ 11,926
                                                              ========   ========

------------------------

(1) Net of capitalized interest and interest and related income.

                  ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

8. INFORMATION CONCERNING FINANCIAL REPORTING FOR SEGMENTS AND OPERATIONS IN DIFFERENT GEOGRAPHICAL AREAS (CONTINUED)

                                                              MARCH 31,   DECEMBER 31,
                                                                2000          1999
                                                              ---------   ------------
Identifiable assets:
  Hotels and restaurants....................................  $621,844      $582,627
  Tourist trains and cruises................................    83,533        79,239
                                                              --------      --------
                                                              $705,377      $661,866
                                                              --------      --------

    Financial information regarding geographic areas based on the location of properties is as follows (in thousands):

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Geographic area information:
Revenue:(a)
  Europe....................................................  $12,533    $12,104
  North America.............................................   23,038     21,115
  Rest of the world.........................................   15,716     13,309
                                                              -------    -------
                                                              $51,287    $46,528
                                                              -------    -------

                                                              MARCH 31,   DECEMBER 31,
                                                                2000          1999
                                                              ---------   ------------
Long-lived assets at book value:
  Europe....................................................  $215,968      $219,065
  North America.............................................   179,378       177,499
  Rest of the world.........................................   206,055       166,236
                                                              --------      --------
                                                              $601,401      $562,800
                                                              --------      --------

------------------------

(a) Revenues are attributable to geographic areas based on the location of the operations.

9. RELATED PARTY TRANSACTIONS

    For the three months ended March 31, 2000, OEHL paid subsidiaries of SCL $1,374,000 (1999--$1,349,000) for the provision of various services including financial, legal, accounting, corporate executive, public company, human resources administration, insurance, pension benefits, office facilities and system and computer services. These services are provided on the basis of a fee plus reimbursements equivalent to the direct and indirect costs of providing the services. The services agreement will have an initial term of one year and will be automatically renewed annually unless it is terminated by SCL or OEHL.

    SCL has guaranteed an aggregate principal amount of $306,000,000 of bank loans to OEHL outstanding at March 31, 2000 (December 31, 1999--$260,000,000) including a loan relating to the Windsor Court Hotel (see Note 4(a)) and a $7,500,000 bank loan to Charleston Center LLC, owner of Charleston Place Hotel, which is accounted for as an equity investment in OEHL.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
    Through and including             , 2000 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                 [     ] SHARES

                                     [LOGO]

                           ORIENT-EXPRESS HOTELS LTD.

                             CLASS A COMMON SHARES

                                ----------------

                              P R O S P E C T U S

                                ----------------

                              MERRILL LYNCH & CO.
                                     LAZARD
                              SALOMON SMITH BARNEY
                         BANC OF AMERICA SECURITIES LLC

                                           , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              [ALTERNATE COVER PAGE FOR INTERNATIONAL PROSPECTUS]

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED MAY 26, 2000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

P_R_O_S_P_E_C_T_U_S

                                 CLASS A COMMON SHARES

                           ORIENT-EXPRESS HOTELS LTD.
                                    --------

    This is Orient-Express Hotels Ltd.'s initial public offering. Orient-Express
Hotels is selling     of the shares and Sea Containers is selling     of the
shares. The international managers are offering             shares outside the
U.S. and Canada, and the U.S. underwriters are offering   shares in the U.S. and
Canada.

    We expect the public offering price to be between $      and $      per
share. Currently, no public market exists for the shares. After pricing of this offering, we expect that the class A common shares will trade on the New York Stock Exchange under the symbol OEH.A.

    After completion of this offering, the outstanding capital stock of
Orient-Express Hotels will consist of       class A common shares and
class B common shares, All of the class B common shares are held directly or indirectly by Sea Containers Ltd. In general, holders of class A common shares and class B common shares vote together as a single class on all matters submitted to a vote of Orient-Express Hotels' shareholders, with holders of class B common shares having one vote per share and holders of class A common shares having one-tenth of one vote per share. In all other material respects, the class A common shares and class B common shares are identical and are treated as a single class of common shares. See "Description of Common Shares."

    INVESTING IN THE CLASS A COMMON SHARES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 10 OF THIS PROSPECTUS.
                                ----------------

                                                              PER SHARE               TOTAL
                                                              ---------               -----
Public offering price.......................................      $                     $
Underwriting discount.......................................      $                     $
Proceeds, before expenses, to Orient-Express Hotels.........      $                     $
Proceeds, before expenses, to Sea Containers................      $                     $

    The international managers may also purchase up to an additional shares from Orient-Express Hotels and Sea Containers at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The U.S. underwriters may similarly
purchase up to an additional       shares from Orient-Express Hotels and Sea
Containers.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the class A common shares being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares will be ready for delivery on or about            , 2000.

                               ------------------

                                CO-LEAD MANAGERS

MERRILL LYNCH INTERNATIONAL                                               LAZARD
                                  ------------

SALOMON SMITH BARNEY                              BANC OF AMERICA SECURITIES LLC
                                  ------------

               The date of this prospectus is            , 2000.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The expenses of the issuance and distribution of the securities being registered hereby, other than selling discounts and commissions, are estimated as follows:

Securities and Exchange Commission registration fee.........  $ 65,274

NASD filing fee.............................................    25,225

Stock exchange listing fees.................................     *

Printing and engraving......................................     *

Blue sky fees and expenses (including legal fees)...........     *

Legal fees and expenses.....................................     *

Accountants' fees and expenses..............................     *

Miscellaneous...............................................     *
                                                              --------

  Total.....................................................     *

------------------------

*   To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Bye-Laws 122-125 of the Registrant provides as follows (references therein to the Company are references to the Registrant and references to the Companies Acts mean Bermuda's Companies Act 1981 and such other statutory corporate enactments in Bermuda as are from time to time in force concerning companies insofar as the same applies to the Registrant):

        "122. Subject to the proviso below, every Director, officer of the Company and member of a committee constituted under Bye-Law 88 and any Resident Representative shall be indemnified out of the funds of the Company against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such Director, officer, committee member or Resident Representative and the indemnity contained in this Bye-Law shall extend to any person acting as a Director, officer, committee member or Resident Representative in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election; provided the indemnity contained in this Bye-Law shall not extend to any matter which would render it void pursuant to the Companies Acts.

        "123. Every Director, officer, member of a committee duly constituted under Bye-Law 88 or Resident Representative of the Company shall be indemnified out of the funds of the Company against all liabilities incurred by him as such Director, officer, committee member or Resident Representative in defending any proceedings, whether civil or criminal, in which judgement is given in his favour, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.

        "124. To the extent that any Director, officer, member of a committee duly constituted under Bye-Law 88 or Resident Representative is entitled to claim an indemnity pursuant to these Bye-Laws in respect of amounts paid or discharged by him, the relative indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

        "125. Expenses incurred in defending any civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Directors in the specific case upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified pursuant to Bye-Laws 122 and 123 or otherwise."

    Reference is made to Section 6 in each of the U.S. Purchase Agreement (Exhibit 1.1 to this Registration Statement) and the International Purchase Agreement (Exhibit 1.2 to this Registration Statement) for certain provisions as to the indemnification of directors, certain officers and controlling persons of the Registrant by the underwriters.

    The Registrant also maintains directors' and officers' liability and corporate reimbursement insurance. Such insurance, subject to annual renewal and certain rights of the insurer to terminate, provides an aggregate maximum of $25,000,000 of coverage to directors and officers of the Registrant and its subsidiaries, against claims made during the policy period.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The Registrant, a wholly-owned subsidiary of Sea Containers Ltd., has sold no securities within the past three years.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A) EXHIBITS

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
         1.1*           --Form of U.S. Purchase Agreement.

         1.2*           --Form of International Purchase Agreement.

         2.1            --Form of Services Agreement among Sea Containers Ltd., Sea
                            Containers Services Ltd. and the Registrant.

         2.2            --Form of Share Owning Subsidiaries Restructuring Agreement
                            by and among Sea Containers Ltd., Sea Containers
                            Holdings Ltd., Sea Containers House Ltd., The Marine
                            Containers Insurance Co. Ltd., Sea Containers Asia Ltd
                            and the Registrant.

         2.3            --Form of Tax Sharing Agreement between Sea Containers Ltd.
                            and the Registrant.

         2.4*           --Form of Restructuring Agreement.

         3.1            --Memorandum of Association and Certificate of Incorporation
                            of the Registrant.

         3.2            --Bye-Laws of the Registrant.

         4              --Note: The exhibits filed herewith do not include the
                            instruments with respect to long-term debt of the
                            Registrant and its subsidiaries, inasmuch as the total
                            amount of debt authorized under any such instrument does
                            not exceed 10% of the total assets of the Registrant and
                            its subsidiaries on a consolidated basis. The Registrant
                            agrees, pursuant to Item 601(b)(4)(iii) of
                            Regulation S-K, that it will furnish a copy of any such
                            instrument to the Securities and Exchange Commission
                            upon request.

         4.1            --Schedule 1 to the Bye-Laws of the Registrant (included in
                            Exhibit 3.2).

         4.2            --Form of Rights Agreement between the Registrant and Fleet
                            National Bank, as Rights Agent.

        5*              --Opinion of Appleby Spurling & Kempe.

------------------------

*   To be supplied by amendment.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
        10.1            --Orient-Express Hotels Ltd. 2000 Stock Option Plan.

        10.2            --Agreement Regarding Hotel Cipriani Interests dated
                            January 27, 1989, among James B. Sherwood,
                            Orient-Express Hotels Inc. and Hotel Cipriani S.p.A.,
                            filed as Exhibit 28(b) to Current Report on Form 8-K of
                            Orient-Express Hotels Inc. dated February 10, 1989
                            (Commission File No. 1-6066) and incorporated herein by
                            reference.

        10.3            --Right of First Refusal and Option Agreement Regarding
                            Indirectly Held Hotel Cipriani Interests dated August
                            22, 1989, among James B. Sherwood, Orient-Express Hotels
                            Inc., and Sea Containers America Inc., filed as Exhibit
                            10(e) to Sea Containers' Annual Report on Form 10-K for
                            the fiscal year ended December 31, 1989 (Commission File
                            No. 1-7560) and incorporated herein by reference.

        10.4            --Agreement dated February 18, 1982 between James B.
                            Sherwood and Hotel Cipriani S.p.A.

        21              --Subsidiaries of the Registrant.

        23.1            --Consent of Deloitte & Touche LLP and Report on Schedule.

        23.2            --Consent of Appleby Spurling & Kempe (included in Exhibit
                            5).

        24              --Powers of Attorney (included in the signature page of this
                            Registration Statement as originally filed on May 26,
                            2000).

        27**            --Financial Data Schedule.


------------------------


**  Not required because the Registrant is a foreign private issuer.


    (B) FINANCIAL STATEMENT SCHEDULE

                  ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

COLUMN A                                         COLUMN B             COLUMN C                 COLUMN D        COLUMN E
--------                                         --------             --------                 --------        --------
                                                                      ADDITIONS
                                                             ---------------------------
                                                BALANCE AT   CHARGED TO                                       BALANCE AT
                                                BEGINNING    COSTS AND      CHARGED TO                          END OF
DESCRIPTION                                     OF PERIOD     EXPENSES    OTHER ACCOUNTS      DEDUCTIONS        PERIOD
-----------                                     ----------   ----------   --------------      ----------      ----------
Year ended December 31, 1999:
Allowance for doubtful accounts...............   $397,000     $ 15,000       $(49,000)(2)      $ 23,000 (1)    $372,000
                                                 ========                                                      ========
                                                                               32,000 (3)

Year ended December 31, 1998:
Allowance for doubtful accounts...............   $370,000     $ 41,000       $ 18,000 (2)      $107,000 (1)    $397,000
                                                 ========                                                      ========
                                                                               75,000 (3)

Year ended December 31, 1997:
Allowance for doubtful accounts...............   $256,000     $202,000       $(17,000)(2)      $ 58,000 (1)    $370,000
                                                 ========                                                      ========
                                                                              (13,000)(4)

------------------------------

(1) Bad debts written off--net of recoveries.

(2) Foreign currency translation adjustments.

(3) Acquisition of subsidiary companies.

(4) Disposal of subsidiary.

ITEM 17. UNDERTAKINGS.

    (1) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (3) The undersigned registrant hereby undertakes that

        (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda on the 19th day of June, 2000.


                                          ORIENT-EXPRESS HOTELS LTD.

                                          By:     /s/ SIMON M.C. SHERWOOD
                                          --------------------------------------
                                                    Simon M.C. Sherwood
                                                         PRESIDENT


    Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed below by the following persons in the capacities indicated on June 19, 2000.


                      SIGNATURE                                            TITLE
                      ---------                                            -----
               /s/ SIMON M.C. SHERWOOD
     -------------------------------------------       President and Director (Principal Executive
                 Simon M.C. Sherwood                     Officer)

               /s/ JAMES G. STRUTHERS                  Vice President--Finance and Chief Financial
     -------------------------------------------         Officer (Principal Financial and Accounting
                 James G. Struthers                      Officer)

                          *
     -------------------------------------------       Director
                  John D. Campbell

                          *
     -------------------------------------------       Director
                  James B. Hurlock

              /s/ DANIEL J. O'SULLIVAN
     -------------------------------------------       Director
                Daniel J. O'Sullivan

                          *
     -------------------------------------------       Director and Authorized Representative in the
                  J. Robert Lovejoy                      United States

                          *
     -------------------------------------------       Director
                  James B. Sherwood

--------------------


*By: /s/ SIMON M.C. SHERWOOD
--------------------------------------
    Simon M.C. Sherwood
    Attorney-in-fact

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                           ORIENT-EXPRESS HOTELS LTD.

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                            ------------------------

                                    EXHIBITS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 EXHIBIT INDEX


 EXHIBIT
  NUMBER                                 DESCRIPTION
----------                               -----------
 1.1*       --   Form of U.S. Purchase Agreement

 1.2*       --   Form of International Purchase Agreement

 2.1        --   Form of Services Agreement among Sea Containers Ltd., Sea
                 Containers Services Ltd. and the Registrant

 2.2        --   Form of Share Owning Subsidiaries Restructuring Agreement by
                 and among Sea Containers Ltd., Sea Containers Holdings Ltd.,
                 Sea Containers House Ltd., The Marine Containers
                 Insurance Co. Ltd., Sea Containers Asia Ltd. and the
                 Registrant

 2.3        --   Form of Tax Sharing Agreement between Sea Containers Ltd.
                 and the Registrant

 2.4*       --   Form of Restructuring Agreement

 3.1        --   Memorandum of Association and Certificate of Incorporation
                 of the Registrant

 3.2        --   Bye-Laws of the Registrant

 4          --   Note: The exhibits filed herewith do not include the
                 instruments with respect to long-term debt of the Registrant and its subsidiaries, inasmuch as the total amount of debt authorized under any such instrument does not exceed 10% of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant agrees, pursuant to
                 Item 601(b)(4)(iii) of Regulation S-K, that it will furnish a copy of any such instrument to the Securities and Exchange
                 Commission upon request.

 4.1        --   Schedule 1 to the Bye-Laws of the Registrant (included in
                 Exhibit 3.2)

 4.2        --   Form of Rights Agreement between the Registrant and Fleet
                 National Bank, as Rights Agent

 5*         --   Opinion of Appleby Spurling & Kempe

 10.1       --   Orient-Express Hotels Ltd. 2000 Stock Option Plan

 10.2       --   Agreement Regarding Hotel Cipriani Interests dated
                 January 27, 1989, among James B. Sherwood, Orient-Express
                 Hotels Inc. and Hotel Cipriani S.p.A., filed as
                 Exhibit 28(b) to Current Report on Forum 8-K of
                 Orient-Express Hotels Inc. dated February 10, 1989
                 (Commission File No. 1-6066) and incorporated herein by reference.

 10.3       --   Right of First Refusal and Option Agreement Regarding
                 Indirectly Held Hotel Cipriani Interests dated August 22,
                 1989, among James B. Sherwood, Orient-Express Hotels Inc., and Sea Containers America Inc., filed as Exhibit 10(e) to
                 Sea Containers' Annual Report on Form 10-K for the fiscal year ended December 31, 1989 (Commission File No. 1-7560) and incorporated herein by reference.

 10.4       --   Agreement dated February 18, 1982 between James B. Sherwood and Hotel Cipriani S.p.A.

 21         --   Subsidiaries of the Registrant

 23.1       --   Consent of Deloitte & Touche LLP and Report on Schedule

 23.2       --   Consent of Appleby Spurling & Kempe (included in Exhibit 5)

 24         --   Powers of Attorney (included in the signature page of this
                 Registration Statement as originally filed on May 26, 2000)

 27**       --   Financial Data Schedule



------------------------

 *  To be supplied by amendment.


**  Not required because the Registrant is a foreign private issuer.